Exhibit 10.1

Execution Version

SENIOR SECURED DEBTOR-IN-POSSESSION CREDIT AGREEMENT

Dated December 9, 2020

Among

SESI, L.L.C.,

as Borrower,

SUPERIOR ENERGY SERVICES, INC.,

as Parent,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent,

AND

THE LENDERS PARTY HERETO

JPMORGAN CHASE BANK, N.A., and BANK OF AMERICA, N.A.

as Joint Lead Arrangers and Joint Bookrunners,

BANK OF AMERICA, N.A.

as Syndication Agent

i

ARTICLE IV
CONDITIONS PRECEDENT
4.1	Effectiveness; Conditions Precedent to Extensions of Credit	63
4.2	Each Extension of Credit	65

ARTICLE V
REPRESENTATIONS AND WARRANTIES

5.1	Existence and Standing	66
5.2	Authorization and Validity	66
5.3	No Conflict; Government Consent	67
5.4	Financial Statements	67
5.5	Material Adverse Change	67
5.6	Taxes	67
5.7	Litigation and Contingent Obligations	68
5.8	Subsidiaries	68
5.9	ERISA	68
5.10	Accuracy of Information	68
5.11	Material Agreements	69
5.12	Compliance With Laws	69
5.13	Ownership of Properties	69
5.14	Environmental Matters	69
5.15	Investment Company Act	69
5.16	Labor Matters	70
5.17	[Reserved]	70
5.18	Anti-Corruption Laws and Sanctions	70
5.19	Insurance	70
5.20	[Reserved]	70

ARTICLE VI
COVENANTS

6.1	Financial Reporting; Projections	70
6.2	Use of Proceeds	73
6.3	Notices of Material Events	73
6.4	Conduct of Business	74
6.5	Taxes	74
6.6	Insurance	74
6.7	Compliance with Laws; Environmental and ERISA Matters; Compliance with Material Contractual Obligations	75
6.8	Maintenance of Properties	75
6.9	Books and Records; Field Examinations and Appraisals	75
6.10	Restricted Payments	76
6.11	Funded Indebtedness; Rate Management Transactions	76
6.12	Merger	77
6.13	Sale of Assets	78
6.14	Liens	78
6.15	Fiscal Year	80
6.16	Transactions with Affiliates	80
6.17	Financial Covenant	80
6.18	Investments	80
6.19	Optional Payments and Modifications of Certain Debt Instruments	80
6.20	Negative Pledge Agreements	81
6.21	Capital Expenditures	81
6.22	Key Employee Plans	81
6.23	Superpriority Claims	81

ARTICLE VII
EVENTS OF DEFAULT

7.1	Events of Default	81

ARTICLE VIII
ACCELERATION AND REMEDIES

8.1	Acceleration	85
8.2	Preservation of Rights	85
8.3	Application of Proceeds	86

ARTICLE IX
GENERAL PROVISIONS

9.1	Survival of Representations	87
9.2	Governmental Regulation	87
9.3	Headings	87
9.4	Entire Agreement	87
9.5	Several Obligations; Benefits of this Agreement	87
9.6	Expenses; Indemnification	87
9.7	Usury Savings Clause	89
9.8	Severability of Provisions	89
9.9	Acknowledgements	89
9.10	Confidentiality	90
9.11	Amendments and Waivers	90
9.12	The PATRIOT Act	91
9.13	[Reserved]	92
9.14	Acknowledgement Regarding Any Supported QFCs	92

ARTICLE X
THE ADMINISTRATIVE AGENT

10.1	Appointment	92
10.2	Delegation of Duties	93
10.3	Exculpatory Provisions	93
10.4	Reliance by Administrative Agent	93
10.5	Notice of Default	93
10.6	Non-Reliance on Agents and Other Lenders	94
10.7	Indemnification	94
10.8	Rights as a Lender	94
10.9	Successor Administrative Agent	95
10.10	Arrangers and Syndication Agent	95
10.11	Releases of Guarantees and Liens	95
10.12	Credit Bidding	96
10.13	Certain ERISA Matters	97

ARTICLE XI
SETOFF; RATABLE PAYMENTS

11.1	Setoff	98
11.2	Ratable Payments	99

ARTICLE XII
BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

12.1	Successors and Assigns	99
12.2	Permitted Assignments and Participations	99
12.3	Dissemination of Information	103
12.4	Tax Treatment	103

ARTICLE XIII
NOTICES

13.1	Notices	103
13.2	Change of Address	103

ARTICLE XIV
COUNTERPARTS

14.1	Counterparts	103

ARTICLE XV
CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

15.1	GOVERNING LAW	104
15.2	SUBMISSION TO JURISDICTION; WAIVERS	104
15.3	WAIVER OF JURY TRIAL	105

ARTICLE XVI
ACKNOWLEDGEMENT AND CONSENT TO BAIL-IN

16.1	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	105

ARTICLE XVII
Guarantee

17.1	Guarantee of Payment	106
17.2	Guarantee Absolute	106
17.3	Reinstatement	106
17.4	Subrogation	106
17.5	Subordination	107
17.6	Payments Generally	107
17.7	Setoff	107
17.8	Formalities	107
17.9	Limitations on Guarantee	107
17.10	Survival	108

Schedules and Exhibits

Schedule 1	Commitment Amounts Of The Lenders
Schedule 1A	L/C Commitment Amounts Of The Issuing Lenders
Schedule 1B	Milestones
Schedule 1C	Maximum Premium Rental Drill Pipe Amount
Schedule 2	Pricing Schedule
Schedule 2.26	Exit Conversion Conditions
Schedule 3	List Of Borrower’s Subsidiaries
Schedule 4	Deposit Accounts
Schedule 5	Existing Letters of Credit
Schedule 6	Closing Date Investments

Exhibit A	Form Of Compliance Certificate
Exhibit B	Form Of Assignment And Assumption
Exhibit C	[Reserved]
Exhibit D-1:	Form Of U.S. Tax Compliance Certificate For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes
Exhibit D-2:	Form Of U.S. Tax Compliance Certificate For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes
Exhibit D-3:	Form Of U.S. Tax Compliance Certificate For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes
Exhibit D-4:	Form Of U.S. Tax Compliance Certificate For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes
Exhibit E	[Reserved]
Exhibit F	Form Of Borrowing Base Certificate
Exhibit G	Exit Facility Term Sheet
Exhibit H	Interim Order

v

SENIOR SECURED DEBTOR-IN-POSSESSION CREDIT AGREEMENT

THIS SENIOR SECURED DEBTOR-IN-POSSESSION CREDIT AGREEMENT, dated as of December 9, 2020, is among SESI, L.L.C., as the Borrower, which is a debtor and debtor-in-possession in a Chapter 11 Case (as defined below), SUPERIOR ENERGY SERVICES, INC., as the Parent, which is a debtor and debtor-in-possession in a Chapter 11 Case, JPMORGAN CHASE BANK, N.A., as the Administrative Agent, and the Lenders from time to time party hereto.

RECITALS

A. Reference is made to (a) that certain Fifth Amended and Restated Credit Agreement, dated as of October 20, 2017 (as amended, supplemented, restated or otherwise modified prior to the date hereof, the “Existing Credit Agreement”), among the Borrower, the Parent, the lenders from time to time party thereto (the “Existing Lenders”) and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Existing Agent”) and (b) that certain Restructuring Support Agreement, dated as of September 29, 2020, among the Parent, the Borrower, and certain of the direct and indirect wholly-owned, domestic subsidiaries of the Parent and the Consenting Noteholders (as defined therein) (the “RSA”).

B. The Parent and the parties hereto have agreed to a restructuring of the Parent and the other Loan Parties pursuant to the Approved Plan (as defined below).

C. In furtherance of the Approved Plan, on December 7, 2020 (the “Petition Date”), the Loan Parties filed voluntary petitions to commence cases (the “Chapter 11 Cases”) under title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) and continued in the possession of their assets and in the management of their businesses pursuant to Sections 1107 and 1108 of the Bankruptcy Code.

D. In connection with the Chapter 11 Cases and the Approved Plan, the Borrower has requested that (x) the Lenders provide a senior secured debtor-in-possession letter of credit revolving credit facility (the “DIP Facility”) which would, upon the satisfaction of certain conditions, convert into a senior secured exit asset-based credit facility (the “Exit Facility” and, together with the DIP Facility, the “Facilities”), in each case in an aggregate principal amount of $120,000,000.

E. The Lenders have agreed to provide the Facilities upon the terms and conditions set forth herein, including without limitation, (a) in the case of the DIP Facility, so long as all outstanding letters of credit under the Existing Credit Agreement are deemed issued under this Agreement and (b) in the case of the Exit Facility and the consummation of the Approved Plan, so long as all outstanding Letters of Credit under this Agreement are, pursuant to Section 2.26, deemed issued as Letters of Credit under, and as defined in, the Exit Facility Agreement.

F. To provide guarantees for the reimbursement of any draft drawn under the Letters of Credit and the payment of the other Secured Obligations of the Borrower hereunder and under the other Loan Documents, the Loan Parties are providing to the Administrative Agent and the Lenders, pursuant to this Agreement, the other Loan Documents and the DIP Order, a guarantee from each of the Guarantors of the due and punctual payment and performance of the Secured Obligations of the Borrower hereunder;

G. To provide security for the reimbursement of any draft drawn under the Letters of Credit and the payment of the other Secured Obligations of the Borrower hereunder and under the other Loan Documents, the Loan Parties are providing to the Administrative Agent and the Lenders, pursuant to this Agreement and the DIP Order, (i) the Liens granted hereby and thereby, having the priorities set forth in the DIP Order and (ii) the Superpriority Claims in respect of the Secured Obligations of the Loan Parties.

H. All of the claims and the Liens granted hereunder and pursuant to the DIP Order in the Chapter 11 Cases to the Administrative Agent, the Lenders and the other Secured Parties shall be subject to the Carve-Out, but in each case only to the extent provided in the DIP Order.

I. Pursuant to the terms of the DIP Order the Liens securing the Secured Obligations shall be valid and perfected Liens.

J. In consideration of the mutual covenants and agreements herein contained and of the extensions of credit and commitments hereinafter referred to, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:

“7.125% Senior Notes” has the meaning assigned to such term in Section 2.18(b).

“7.750% Senior Notes” means the Parent’s 7.750% Senior Notes due 2024.

“13-Week Forecast” has the meaning assigned to such term in Section 6.1(a)(xii).

“Account” has the meaning assigned to such term in the Uniform Commercial Code.

“Account Debtor” has the meaning assigned to such term in the Uniform Commercial Code.

“Acquisition” means any transaction, or series of related transactions, consummated on or after the Closing Date, by which the Borrower or any of its Subsidiaries (a) acquires any going business concern or all or substantially all of the assets of any Person or division thereof that is a going business concern, whether through purchase of assets, merger or otherwise, or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the Equity Interests (including any option, warrant or any right to acquire any of the foregoing) of any other Person or (c) acquires interests in mineral leases. “Acquisition” shall not include the formation of a Wholly-Owned Subsidiary of the Borrower or any Wholly-Owned Subsidiary of any Wholly-Owned Subsidiary of the Borrower or any merger or consolidation among the Borrower and its Wholly-Owned Subsidiaries.

“Adequate Protection Liens” has the meaning assigned to the term “Adequate Protection Liens” in the DIP Order.

“Adjusted Book Value” means as to any Person, at any time, in accordance with GAAP (except as otherwise specifically set forth below), the amount equal to (a) the aggregate “net book value” of all assets of such Person (excluding the value of patents, trademarks, tradenames, copyrights, licenses, goodwill and other intangible assets) minus (b) the aggregate amount of intercompany indebtedness of such Person. For purposes of this definition, “net book value” means the gross book value of all assets of such Person less all appropriate reserves in accordance with GAAP (including all reserves for doubtful receivables, obsolescence, depreciation and amortization).

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as contractual representative of the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article X.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Lender” has the meaning assigned to such term in Section 3.6.

“Affiliate” of any Person means any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person. A Person shall be deemed to Control another Person if the Controlling Person owns 20% or more of any class of voting securities (or other ownership interests) of the Controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the Controlled Person, whether through ownership of stock, by contract or otherwise.

“Agent Indemnitee” has the meaning assigned to such term in Section 10.7.

“Aggregate Commitment” means, at any time, the aggregate of the Commitments of all of the Lenders, as increased or reduced from time to time pursuant to the terms and conditions hereof. As of the Closing Date, the Aggregate Commitment is $120,000,000.

“Aggregate Exposure” means, at any time, the aggregate Credit Exposure of all of the Lenders at such time.

“Agreed Currency” has the meaning assigned to such term in Section 2.20.

“Agreement” means this Senior Secured Debtor-in-Possession Credit Agreement, as the same may be amended or supplemented from time to time.

“Alternate Base Rate” means, for any day, the rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50% and (c) the Eurodollar Base Rate applicable for an Eurodollar Interest Period of one month on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%; provided, however, that notwithstanding the rate calculated in accordance with the foregoing, at no time shall the Alternate Base Rate be less than 0.00% per annum; provided further that, the Eurodollar Base Rate for any day shall be based on the Eurodollar Base Rate at approximately 11:00 a.m. London time on such day, subject to the interest rate floors set forth therein. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Base Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Base Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 3.2 hereof, then the Alternate Base Rate shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement

“Alternate Currency” means, (a) with respect to any Letter of Credit issued by JPMorgan Chase Bank, N.A., Australian Dollars, Bahts, Dirhams, Euros, Indian Rupees, Kuwaiti Dinars, New Zealand Dollars, Norwegian Kroners, Pounds, Reais, Ringgits, Rupiah, Saudi Riyals and Singapore Dollars, (b) with respect to any Letter of Credit issued by Bank of America, N.A., Australian Dollars, Bahts, Dirhams, Euros, Indian Rupees, Kuwaiti Dinars, New Zealand Dollars, Norwegian Kroners, Pounds, Ringgits, Rupiah, Saudi Riyals and Singapore Dollars, and (c) with respect to any Letter of Credit issuing by any Issuing Lender, any other currency (other than U.S. Dollars) that has been designated by the Administrative Agent as an Alternate Currency at the request of the Borrower and with the consent of the applicable Issuing Lender.

“Alternate Currency Overnight Rate” means, with respect to a currency other than U.S. Dollars, the rate per annum determined by the Administrative Agent to represent its cost of overnight or short term funds in such currency (which determination shall be conclusive absent manifest error) plus the Applicable Margin then in effect with respect to Eurodollar Loans.

“Ancillary Document” has the meaning assigned to such term in Section 14.1.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Letter of Credit Fee Rate” means, at any time, with respect to Letters of Credit, the percentage rate per annum which is applicable at such time as set forth in the Pricing Schedule; provided that the “Applicable Letter of Credit Fee Rate” shall be the rate per annum set forth in Category 3 during the period from the Closing Date to, and including, the date on which the Administrative Agent receives the financial statements and Compliance Certificate required to be delivered pursuant to Sections 6.1(a)(ii) and (iii) with respect to the fiscal quarter of the Parent ending September 30, 2020.

“Application” means an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to open a Letter of Credit.

“Approved Fund” has the meaning assigned to such term in Section 12.2(a).

“Approved Plan” means (a) a plan of reorganization consistent with the restructuring term sheet attached to the RSA; provided that the Splitco Election (as defined in the RSA) has not been made or (b) any Cash Pay Plan, in each case, as such plan may be modified, amended, restated or supplemented from time to time; provided that the consent of the Administrative Agent and the Required Lenders shall be required in respect of any such modification, amendment, restatement or supplement solely to the extent that such modification, amendment, restatement or supplement: (i) adversely impacts the Administrative Agent’s or Lenders’ interests, economic recovery, rights or treatment in comparison to the Approved Plan (without giving effect to any such modification, amendment, restatement or supplement), (ii) alters the debt capital structure of the Loan Parties as set forth in the Approved Plan, (iii) allows for the incurrence of debt upon or in conjunction with the effective date of the Approved Plan not otherwise contemplated under the Approved Plan (without giving effect to any such modification, supplement or amendment) or (iv) changes the priority or treatment of any Debt from that set forth in the Approved Plan (without giving effect to any such modification, amendment, restatement or supplement).

“Arrangers” means JPMorgan Chase Bank, N.A. and Bank of America, N.A., in their respective capacities as joint lead arrangers and joint bookrunners under this Agreement.

“Article” means an article of this Agreement unless another document is specifically referenced.

“Asset Sale” means (a) any disposition of Property or series of related dispositions of Property of any Borrowing Base Party (excluding (i) any such disposition permitted by Section 6.13(a) and (ii) dispositions of Equity Interests of any Subsidiary) that yields Net Available Cash or (b) any disposition of Equity Interests of any Subsidiary Guarantor.

“Assignee” has the meaning assigned to such term in Section 12.2(a)(i).

“Assignment and Assumption” means any assignment agreement in the form of Exhibit B or in a form otherwise reasonably acceptable to the Administrative Agent.

“Australian Dollars” means the lawful currency of the Commonwealth of Australia.

“Authorized Officer” means any of the Chief Executive Officer, President, Chief Financial Officer, Treasurer or any Vice President of the Parent or Borrower, as applicable, acting singly.

“Availability” means, at any time, an amount equal to (a) the lesser of (i) the Aggregate Commitment and (ii) the Borrowing Base minus (b) the Aggregate Exposure.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Eurodollar Interest Period” pursuant to clause (f) of Section 3.2.

“Bahts” means the lawful currency of the Kingdom of Thailand.

“Bail-in Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Banking Services” means each and any of the following bank services provided to the Parent, the Borrower or any of its Subsidiaries by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (b) stored value cards, (c) merchant processing services, and (d) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts, cash pooling services, and interstate depository network services).

“Banking Services Reserves” means all Reserves which the Administrative Agent from time to time establishes in its Permitted Discretion for Banking Services then provided or outstanding, but in any event no greater than the amount of Specified Cash Management Obligations as reported to the Administrative Agent by each Lender or Affiliate thereof; provided that (i) any reserve with respect to Specified Cash Management Obligations relating to corporate credit card programs and purchase card programs shall not exceed an amount equal to the maximum amount charged to such card programs in any of the three months prior to such date of determination and (ii) any reserve with respect to any other Specified Cash Management Obligation shall not exceed the usual and customary charges for such Banking Services charged by the applicable Lender or Affiliate thereof.

“Bankruptcy Code” has the meaning assigned to such term in the recitals hereto.

“Bankruptcy Court” has the meaning assigned to such term in the recitals hereto.

“Bankruptcy Event” means with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or becomes the subject of a Bail-in Action, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a governmental or quasi-governmental authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such governmental or quasi-governmental authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benchmark” means, initially, Eurodollar Base Rate; provided that if a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to Eurodollar Base Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) or clause (c) of Section 3.2.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(a) the sum of: (i) Term SOFR and (ii) the related Benchmark Replacement Adjustment;

(b) the sum of: (i) Daily Simple SOFR and (ii) the related Benchmark Replacement Adjustment;

(c) the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time and (ii) the related Benchmark Replacement Adjustment; provided that, in the case of clause (a), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; provided further that, notwithstanding anything to the contrary in this Agreement or in any other Loan Document, upon the occurrence of a Term SOFR Transition Event, and the delivery of a Term SOFR Notice, on the applicable Benchmark Replacement Date the “Benchmark Replacement” shall revert to and shall be deemed to be the sum of (x) Term SOFR and (y) the related Benchmark Replacement Adjustment, as set forth in clause (a) of this definition (subject to the first proviso above).

If the Benchmark Replacement as determined pursuant to clause (a), (b) or (c) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(a) for purposes of clauses (a) and (b) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:

(i) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;

(ii) the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

(b) for purposes of clause (c) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities;

provided that, in the case of clause (a) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein; or

(c) in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the date a Term SOFR Notice is provided to the Lenders and the Borrower pursuant to Section 3.2(c); or

(d) in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

For the avoidance of doubt, (x) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (y) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.2 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.2.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. §1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Benefitted Lender” has the meaning assigned to such term in Section 11.1(a).

“BHC Act Affiliate” of a party shall mean an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Borrower” means SESI, L.L.C., a Delaware limited liability company, and its permitted successors and assigns.

“Borrowing Base” means the sum of the following determined as of the most recent date for which the Borrower has delivered a Borrowing Base Certificate:

(a) (i) 90% of the Borrowing Base Parties’ Investment Grade Accounts at such time, plus (ii) the lesser of (A) 90% of the Borrowing Base Parties’ Foreign Investment Grade Accounts and (B) $5,000,000, plus

(b) 85% of the Borrowing Base Parties’ Eligible Accounts that are not Investment Grade Accounts at such time, plus

(c) the lesser of (i) 75% of the Borrowing Base Parties’ Eligible Unbilled Accounts, and (ii) $25,000,000, plus

(d) the lesser of (i) 85% of the Net Orderly Liquidation Value identified in the most recent inventory appraisal received by the Administrative Agent multiplied by the Borrowing Base Parties’ Eligible Inventory, valued at the lower of cost or market value and (ii) $25,000,000, plus

(e) during the Premium Rental Pipe Test Period, the lesser of (i) 50% of the Net Orderly Liquidation Value identified in the most recent appraisal received by the Administrative Agent multiplied by the Borrowing Base Parties’ Eligible Premium Rental Drill Pipe, (ii) 65% of the net book value of the Borrowing Base Parties’ Eligible Premium Rental Drill Pipe and (iii) the Maximum Premium Rental Drill Pipe Amount applicable on the last day of the calendar month or, if a Weekly Reporting Period is then in effect, calendar week, preceding the delivery of the applicable Borrowing Base Certificate, plus

(f) the lesser of (i) 100% of Eligible Cash and (ii) $65,000,000, minus

(g) Reserves.

“Borrowing Base Certificate” means a certificate, signed by an Authorized Officer, in substantially the form of Exhibit F or another form which is reasonably acceptable to the Administrative Agent,.

“Borrowing Base Parties” means, collectively, the Borrower and the Subsidiary Guarantors.

“Budget” means the 13-Week Forecast delivered on the Thursday of the third full calendar week after the Closing Date, and on the Thursday of each four week anniversary thereafter, that reflects, for the periods covered thereby, on a line-item basis the Loan Parties’ projected cash receipts and cash disbursements, including, without limitation, disbursements on account of the reasonable and documented fees and expenses of advisors (including, without limitation, advisors of the Administrative Agent and the Lenders) and which budget shall be in form and substance reasonably acceptable to the Required Lenders and which budget shall be updated every four weeks in form and substance reasonably acceptable to the Required Lenders as required by Section 6.1(a)(xii). To the extent that any updated Budget is not reasonably acceptable to the Required Lenders, the then-existent approved budget will remain the “Budget” until replaced by an updated budget that is acceptable to the Required Lenders.

“Budget Certificate” has the meaning assigned to such term in Section 6.1(a)(xii).

“Business Day” means (a) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in New York City, Chicago and Houston for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in U.S. Dollars are carried on in the London interbank market and (b) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in New York City, Chicago and Houston for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

“Calculation Date” means, with respect to any Letter of Credit denominated in an Alternate Currency, each of the following: (a) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount) and (b) each date of any payment by the Issuing Lender of any Letter of Credit denominated in an Alternate Currency. The Administrative Agent will notify the Borrower of the applicable amounts recalculated on each Calculation Date.

“Capital Expenditures” means, without duplication, any expenditure in respect of the purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Parent and its consolidated subsidiaries prepared in accordance with GAAP (excluding expenses which are properly charged to income); GAAP; provided however, that Capital Expenditures shall not include any such expenditures which constitute (a) a Permitted Investment, (b) any such expenditure made to restore, replace, rebuild or purchase property, plant or equipment to the extent financed with insurance proceeds or condemnation awards and similar payments, and (c) the purchase price of property acquired in ordinary course trade-ins or concurrent sales of used or surplus property or otherwise in connection with a disposition permitted by Section 6.13(a)(v).

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP; provided, that obligations created prior to any recharacterization described below (or any refinancings thereof) that are recharacterized as Capitalized Lease Obligations due to a change in GAAP after January 1, 2011 shall not be treated as Capitalized Lease Obligations for any purpose under this Agreement but shall instead be treated as they would have been in accordance with GAAP as in effect on January 1, 2011.

“Carve-Out” has the meaning assigned to such term in the applicable DIP Order.

“Cash Dominion Trigger Period” has the meaning assigned to such term in Section 2.18(e).

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, euro time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank or trust company organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $250,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Cash Pay Plan” has the meaning assigned to such term in Section 7.1(o)(ii).

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the Closing Date), of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Parent; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Parent by Persons who were not (i) directors of the Parent on the Closing Date or (ii) nominated or appointed by the board of directors of the Parent; or (c) the acquisition of direct or indirect Control of the Parent by any Person or group.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any governmental authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any governmental authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Chapter 11 Cases” has the meaning assigned to such term in the recitals hereto.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Collateral Access Agreement” has the meaning assigned to such term in the Guaranty and Collateral Agreement dated as of the Closing Date executed by the Borrowing Base Parties in favor of the Administrative Agent.

“Collateral Documents” means, collectively, all guaranties and all security agreements, financing statements, assignments creating and perfecting security interests, liens, or encumbrances in the assets of the Borrower and its Subsidiaries in favor of the Administrative Agent to secure the Secured Obligations, including the DIP Order.

“Commitment” means, for each Lender, the obligation of such Lender to acquire L/C Participations not exceeding the amount set forth on Schedule 1 under the caption “Commitment” (as amended or replaced from time to time) or as set forth in any Assignment and Assumption relating to any assignment that has become effective pursuant to Section 12.3, as such amount may be modified from time to time pursuant to the terms hereof.

“Commitment Fee Rate” means at any time, the percentage rate per annum at which commitment fees are accruing on the unused portion of the Aggregate Commitment at such time as set forth in the Pricing Schedule.

“Commitment Period” means the period from and including the Closing Date to the Termination Date.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute, or any rule, regulation or order of the U.S. Commodity Futures Trading Commission (or the application or official interpretation of any thereof).

“Compliance Certificate” means the certificate of the Chief Financial Officer or other senior financial officer of the Parent in substantially the form of Exhibit A.

“Concentration Account” has the meaning assigned to such term in Section 2.18(e).

“Conduit Lender” means any special purpose corporation organized and administered by any Lender for the purpose of acquiring L/C Participations otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a L/C Participation under this Agreement if, for any reason, its Conduit Lender fails to fund any such L/C Participations, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 3.1 or 9.6 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Confirmation Order” means an order confirming the Approved Plan, the provisions of which that affect the economic treatment and rights of the Lenders are in form and substance reasonably satisfactory to the Administrative Agent and, solely to the extent such order adversely modifies the treatment described in the Approved Plan of the Prepetition Credit Agreement Claims or the DIP Super-Priority Claims (each as defined in the Approved Plan), the Required Lenders.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise; “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means an account control agreement (or similar agreement), in form and substance reasonably satisfactory to the Administrative Agent, executed by the applicable Loan Party, the Administrative Agent and the relevant depository institution, securities intermediary or commodity intermediary, as applicable, party thereto. Such agreement shall provide a first priority perfected Lien in favor of the Administrative Agent, for the benefit of the Secured Parties, in the applicable Loan Party’s Deposit Account, Securities Account or Commodity Account, as applicable.

“Controlled Account” means a Deposit Account, Securities Account or Commodity Account that is maintained either with the Administrative Agent or another Lender and subject to a Control Agreement.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” shall mean any of the following:

(a)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” shall have the meaning provided in Section 9.14.

“Credit Exposure” means, with respect to any Lender at any time, its L/C Exposure at such time.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute an Event of Default.

“Default Right” shall have the meeting provided in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means, subject to Section 2.19(f), any Lender that (a) has failed to pay to the Administrative Agent, any Issuing Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its L/C Participations) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any Issuing Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a governmental authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such governmental authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.19(f)) upon delivery of written notice of such determination to the Borrower, each Issuing Lender and each Lender.

“Deposit Account” has the meaning assigned to such term in the Uniform Commercial Code.

“DIP Collateral” has the meaning assigned to such term in the DIP Order.

“DIP Facility” has the meaning assigned to such term in the recitals hereto.

“DIP Order” means the Interim Order and/or the Final Order, as applicable.

“Dirhams” means the lawful currency of the United Arab Emirates.

“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable, in each case at the option of the holder thereof) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Funded

Indebtedness or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the Termination Date; provided that, if such Equity Interests are issued pursuant to, or in accordance with, a plan for the benefit of employees of the Parent or any of its subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by the Parent in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, resignation, death or disability and if any class of Equity Interest of such Person by its terms authorizes such Person to satisfy its obligations thereunder by delivery of an Equity Interest that is not Disqualified Equity Interests, such Equity Interests shall not be deemed to be Disqualified Equity Interests. Notwithstanding the preceding sentence, any Equity Interest that would constitute Disqualified Equity Interests solely because the holders thereof have the right to require the Parent or its Subsidiaries to repurchase such Equity Interest upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Equity Interests.

“Domestic Subsidiaries” means Subsidiaries of the Borrower incorporated or organized under the laws of any jurisdiction within the United States of America.

“Early Opt-in Election” means, if the then-current Benchmark is Eurodollar Base Rate, the occurrence of:

(a) a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(b) the joint election by the Administrative Agent and the Borrower to trigger a fallback from Eurodollar Base Rate and the provision by the Administrative Agent of written notice of such election to the Lenders.

“EBITDA” means Net Income plus, to the extent deducted in determining Net Income, (a) Interest Expense, (b) Income Taxes, (c) depreciation and depletion expense, (d) amortization expense, (e) non-cash charges, including cancellation of debt income, (f) extraordinary non-cash losses, (g) any costs, expenses and charges relating to severance, cost savings, operating expense reductions, facilities closing, consolidations, and integration costs, and other restructuring charges or reserves, provided that the aggregate amount included pursuant to this clause (g) shall not exceed $20,000,000 for the four fiscal quarters most recently ended as of such date of determination and (h) any non-cash losses or charges resulting from any Rate Management Transaction resulting from the requirements of ASC Section 815-10 (as successor to FASB Statement 133), minus, to the extent included in determining Net Income, extraordinary gains and other non-cash items (including cancellation of debt income) which would increase Net Income, all calculated on a consolidated basis in accordance with GAAP.

“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Accounts” means, at any time, the Accounts of the Borrowing Base Parties; provided that Eligible Accounts shall not include any Account:

(a) which is not subject to a first priority perfected Lien in favor of the Administrative Agent;

(b) which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent and (ii) a Permitted Lien which does not have priority over the Lien in favor of the Administrative Agent;

(c) (i) which is unpaid more than 90 days after the date of the original invoice therefor or more than 60 days after the original due date therefor, or (ii) which has been written off the books of the applicable Borrowing Base Party or otherwise designated as uncollectible;

(d) which is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor and its Affiliates are ineligible hereunder;

(e) (i) which is owing by an Account Debtor whose securities are rated (or whose parent is rated) BBB- or better by S&P or Baa3 or better by Moody’s to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to the Borrowing Base Parties exceeds 25% of the aggregate Eligible Accounts or (ii) which are owing by any other Account Debtor to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to the Borrowing Base Parties exceeds 15% of the aggregate Eligible Accounts, but, in each case, only to the extent of such excess;

(f) with respect to which any covenant, representation or warranty contained in the Loan Documents has been breached or is not true in any material respect;

(g) which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon any Borrowing Base Party’s completion of any further performance, (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis or (vi) relates to payments of interest, fees or late charges;

(h) for which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by the Borrowing Base Parties or if such Account was invoiced more than once;

(i) with respect to which any check or other instrument of payment has been returned uncollected for any reason;

(j) which is owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets, (ii) had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any Debtor Relief Laws, (iv) admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business;

(k) which is owed by an Account Debtor which (i) does not maintain its chief executive office in the U.S. or Canada or (ii) is not organized under applicable law of the U.S., any state of the U.S., or the District of Columbia, Canada, or any province of Canada unless, in any such case, such Account is backed by a Letter of Credit reasonably acceptable to the Administrative Agent;

(l) which is owed in any currency other than U.S. Dollars;

(m) which is owed by (i) any government (or any department, agency, public corporation, or instrumentality thereof) of any country other than the U.S. unless such Account is backed by a Letter of Credit reasonably acceptable to the Administrative Agent, or (ii) any government of the U.S., or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), and any other steps necessary to perfect the Lien of the Administrative Agent in such Account have been complied with to the Administrative Agent’s reasonable satisfaction;

(n) which is owed by any Affiliate of any Loan Party or any employee, officer, director, agent or stockholder of any Loan Party or any of its Affiliates;

(o) which is owed by an Account Debtor or any Affiliate of such Account Debtor to which any Loan Party is indebted, but only to the extent of such indebtedness, or is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof;

(p) which is subject to any counterclaim, deduction, defense, setoff or dispute (other than discounts and adjustments given in the ordinary course of business), but only to the extent thereof;

(q) which is owed by an Account Debtor (i) located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit the applicable Borrowing Base Party to seek judicial enforcement in such jurisdiction of payment of such Account, unless such Borrowing Base Party has filed such report or qualified to do business in such jurisdiction or (ii) which is a Sanctioned Person;

(r) which does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state or local;

(s) which was created on cash on delivery terms;

(t) for which the goods giving rise to such Account have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any person other than the applicable Borrowing Base Party has or has had an ownership interest in such goods, or which indicates any party other than the applicable Borrowing Base Party as payee or remittance party; or

(u) which the Administrative Agent determines in its Permitted Discretion are not eligible as the basis for the issuance of Letters of Credit; provided that the Administrative Agent shall have given the Borrower at least five (5) Business Days prior notice thereof prior to such Account (or a category of eligibility applicable to such Account) becoming ineligible.

In the event that an Account which was previously an Eligible Account ceases to be an Eligible Account hereunder, the Borrower shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate. In determining the amount of an Eligible Account, the face amount of an Account may, in the Administrative Agent’s Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such face amount, the aggregate amount of all cash received in respect of such Account but not yet applied by the applicable Borrowing Base Party to reduce the amount of such Account.

“Eligible Cash” means unrestricted cash of the Borrowing Base Parties that is (a) held in a segregated and fully-blocked Controlled Account with the Administrative Agent (i) from which funds cannot be withdrawn unless the requirements in Section 2.2.11 are satisfied and (ii) which exclusively contains such Eligible Cash and (b) not subject to Liens other than Liens in favor of the Administrative Agent for the benefit of the Secured Parties and Permitted Liens attaching by operation of law in favor of the applicable depository bank. For the avoidance of doubt, Eligible Cash does not include any amounts posted to cash collateralize Letters of Credit pursuant to Section 2.2.9.

“Eligible Inventory” means, at any time, the Inventory of the Borrowing Base Parties; provided that Eligible Inventory shall not include any Inventory:

(a) which is not subject to a first priority perfected Lien in favor of the Administrative Agent;

(b) which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent and (ii) a Permitted Lien which does not have priority over the Lien in favor of the Administrative Agent;

(c) which is, in the Administrative Agent’s Permitted Discretion, slow moving, obsolete, unmerchantable, defective, used, unfit for sale, not salable at prices approximating at least the cost of such Inventory in the ordinary course of business or unacceptable due to age, type, category and/or quantity;

(d) with respect to which any covenant, representation or warranty contained in the Loan Documents has been breached or is not true in any material respect;

(e) in which any Person other than the Borrowing Base Parties shall (i) have any direct or indirect ownership, interest or title or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein;

(f) which constitutes work-in-progress, raw materials, spare or replacement parts, packaging and shipping material, manufacturing supplies, samples, prototypes, displays or display items, bill-and-hold or ship-in-place goods, goods that are returned or marked for return, repossessed goods, defective or damaged goods, goods held on consignment, or goods which are not of a type held for sale in the ordinary course of business; provided that this clause (f) shall not exclude Inventory constituting work-in-progress, raw materials or spare or replacement parts that are intended to be utilized to directly provide finished goods or services to customers by the Borrowing Base Parties in the ordinary course of business;

(g) which is not located in the U.S. or is in transit;

(h) which is located in any location leased by the Parent, the Borrower or its Subsidiaries unless (i) the lessor has delivered to the Administrative Agent a Collateral Access Agreement or (ii) the Rent and Charges Reserve has been established by the Administrative Agent in its Permitted Discretion;

(i) which is located in any third party warehouse or is in the possession of a bailee (other than a third party processor), unless (i) such warehouseman or bailee has delivered to the Administrative Agent a Collateral Access Agreement or (ii) the Rent and Charges Reserve has been established by the Administrative Agent in its Permitted Discretion;

(j) which is the subject of a consignment by a Borrowing Base Party as consignor;

(k) which contains or bears any intellectual property rights licensed to a Borrowing Base Party unless a Secured Party may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement;

(l) which has been acquired from a Sanctioned Person;

(m) which does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state or local; or

(n) which the Administrative Agent determines in its Permitted Discretion are not eligible as the basis for the issuance of Letters of Credit; provided that the Administrative Agent shall have given the Borrower at least five (5) Business Days prior notice thereof prior to such Inventory (or a category of eligibility applicable to such Inventory) becoming ineligible.

In the event that Inventory which was previously Eligible Inventory ceases to be Eligible Inventory hereunder, the Borrower shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate.

“Eligible Premium Rental Drill Pipe” means, at any time, the Premium Rental Drill Pipe of the Borrowing Base Parties, provided that Eligible Premium Rental Drill Pipe shall not include any Premium Rental Drill Pipe:

(a) which is not subject to a first priority perfected Lien in favor of the Administrative Agent;

(b) which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent and (ii) a Permitted Lien which does not have priority over the Lien in favor of the Administrative Agent;

(c) with respect to which any covenant, representation or warranty contained in the Loan Documents has been breached or is not true in any material respects;

(d) which the Administrative Agent determines, in its Permitted Discretion, is not (i) in good working order and marketable condition, ordinary wear and tear excepted, and (ii) of a type used or held for use by a Borrowing Base Party in the ordinary course of business;

(e) in which any Person other than the Borrowing Base Parties shall (i) have any direct or indirect ownership, interest or title or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein;

(f) which is not located in the U.S.;

(g) which is located in any location leased by a the Parent, the Borrower or its Subsidiaries unless (i) the lessor has delivered to the Administrative Agent a Collateral Access Agreement or (ii) the Rent and Charges Reserve has been established by the Administrative Agent in its Permitted Discretion;

(h) which is located in any third party warehouse or is in the possession of a bailee (other than a third party processor), unless (i) such warehouseman or bailee has delivered to the Administrative Agent a Collateral Access Agreement or (ii) the Rent and Charges Reserve has been established by the Administrative Agent in its Permitted Discretion;

(i) which contains or bears any intellectual property rights licensed to a Borrowing Base Party unless a Secured Party may sell or otherwise dispose of such Premium Rental Drill Pipe without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Premium Rental Drill Pipe under the current licensing agreement;

(j) which is the subject of a consignment by a Borrowing Base Party as consignor;

(k) which has been acquired from a Sanctioned Person;

(l) which constitutes work-in-process, raw materials or spare or replacement parts; provided that this clause (l) shall not exclude Premium Rental Drill Pipe constituting work-in-progress, raw materials or spare or replacement parts that are intended to be rented or sold to customers by the Borrowing Base Parties in the ordinary course of business; or

(m) which the Administrative Agent determines in its Permitted Discretion is not eligible as the basis for the issuance of Letters of Credit; provided that the Administrative Agent shall have given the Borrower at least five (5) Business Days prior notice thereof prior to such Premium Rental Drill Pipe (or a category of eligibility applicable to such Premium Rental Drill Pipe) becoming ineligible.

In the event that Inventory which was previously Eligible Inventory ceases to be Eligible Inventory hereunder, the Borrower shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate.

“Eligible Unbilled Accounts” means, at any time, the Accounts of the Borrowing Base Parties which would qualify as an Eligible Account except that the invoice with respect thereto has not yet been submitted to the Account Debtor, so long as the applicable Borrowing Base Party shall have made arrangements for an invoice to be sent to such Account Debtor within 30 days after the end of the following calendar month of any date of determination.

“Engagement Letter” means that certain engagement letter, dated as of October 27, 2020, between SESI, L.L.C. and JPMorgan Chase Bank, N.A., as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (a) the protection of the environment, (b) the effect of the environment on human health, (c) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (d) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equipment” has the meaning assigned to such term in the UCC.

“Equity Interest” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest; provided that debt securities which are convertible shall not be Equity Interests merely by virtue of the right of any Person to convert such securities into Equity Interests of the issuer of such debt securities.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“ERISA Affiliate” means any Person that, together with any Loan Party, is treated as a single employer, or otherwise aggregated, under Section 414 of the Code or Section 4001 of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Base Rate” means, with respect to any Eurodollar Advance and relative to any Eurodollar Interest Period, the London interbank offered rate administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for U.S. Dollars) for a one (1) month period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as shall be selected by the Administrative Agent in its reasonable discretion; in each case the “LIBO Screen Rate”) at approximately 11:00 a.m., London time, two Business Days prior to the first Business Day of each month, adjusted monthly on the first Business Day of each month; provided that, (x) if the LIBO Screen Rate shall be less than 1.00%, the LIBO Screen Rate shall be deemed to be 1.00% for purposes of this Agreement and (y) if the LIBO Screen Rate shall not be available at such time for such a period, then the Eurodollar Base Rate shall be equal to the Interpolated Rate. Any change in the Eurodollar Base Rate shall be effective from and include the effective date of such change.

“Eurodollar Interest Period” means, with respect to a Eurodollar Advance, a period of one, two, three or six months (or other period acceptable to all of the Lenders) commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Eurodollar Interest Period shall end on the day which corresponds numerically to such date one, two, three or six months (or other period acceptable to all of the Lenders) thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Eurodollar Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If a Eurodollar Interest Period would otherwise end on a day which is not a Business Day, such Eurodollar Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Eurodollar Interest Period shall end on the immediately preceding Business Day.

“Eurodollar Rate” means, with respect to a Eurodollar Advance for the relevant Eurodollar Interest Period, the sum of (a) the quotient of (i) the Eurodollar Base Rate applicable to such Eurodollar Interest Period, divided by (ii) one minus the Reserve Requirement (expressed as a decimal) applicable to such Eurodollar Interest Period, plus (b) the Applicable Margin.

“Euros” means the single currency of participating member states of the European Monetary Union introduced in accordance with the provisions of Article 109(1)4 of the Treaty of Rome of March 25, 1957 (as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed at Maastricht on February 7, 1992 and came into force on November 1, 1993) as amended from time to time) and as referred to in legislative measures of the European Union for the introduction of, changeover to or operating of the euro in one or more member states.

“Event of Default” means an event described in Article VII.

“Excluded Swap Obligation” means, with respect to any Person, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Person of, or the grant by such Person of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Person’s failure for any reason to constitute an ECP at the time the guarantee of such Person or the grant of such security interest becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Commitment (other than pursuant to an assignment request by the Borrower under Section 3.6) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.4, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.4(d) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.

“Existing Agent” has the meaning assigned to such term in the recitals hereto.

“Existing Credit Agreement” has the meaning assigned to such term in the recitals hereto.

“Existing Lenders” has the meaning assigned to such term in the recitals hereto.

“Existing Letters of Credit” means each letter of credit listed on Schedule 5, which in each case were previously issued for the account of, or guaranteed by, the Borrower pursuant to the Existing Credit Agreement that is outstanding on the Closing Date.

“Exit Facility” has the meaning assigned to such term in the recitals hereto.

“Exit Facility Agreement” means the Credit Agreement governing the Exit Facility which shall be substantially consistent with the term sheet attached hereto as Exhibit G.

“Exit Fee Letter” means that certain senior secured exit credit facility administrative agent fee letter, dated as of December 9, 2020, between SESI, L.L.C. and JPMorgan Chase Bank, N.A.

“Facilities” has the meaning assigned to such term in the recitals hereto.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the NYFRB, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it; provided, that, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any of its successors.

“Final” means, with respect to an order of the Bankruptcy Court, an order as to which the time to appeal, or seek certiorari or move for a new trial, reargument, or rehearing has expired and no appeal or petition for certiorari or other proceedings for a new trial, reargument, or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be timely filed has been withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, reargument, or rehearing shall have been denied, resulted in no stay pending appeal of such order, or has otherwise been dismissed with prejudice; provided, however, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the bankruptcy rules, may be filed with respect to such order shall not preclude such order from being Final.

“Final Order” means the order or judgment of the Bankruptcy Court in substantially in the form of the Interim Order with such changes as are acceptable to the Administrative Agent and the Required Lenders.

“Final Order Entry Deadline” means, as to the Final Order, entry thereof by the Bankruptcy Court on or before the date that is forty-five (45) days following the Petition Date.

“Fixed Charge Coverage Ratio” means, with respect to the Parent on a consolidated basis, as of the last day of the most recently ended fiscal quarter for which financial statements have been, or were required to be, delivered pursuant to Sections 6.1(a) or (b), the ratio, determined on a Pro Forma Basis, of (a) EBITDA minus Unfinanced Capital Expenditures to (b) Fixed Charges, all calculated for the period of four consecutive fiscal quarters ended on such date.

“Fixed Charges” means, for any period, without duplication, cash Interest Expense, plus prepayments and scheduled principal payments on Funded Indebtedness actually made or required to be made in such period, plus Income Taxes paid in cash in such period, plus Restricted Payments paid in cash in such period, plus Capitalized Lease Obligation payments made in such period, plus cash contributions to any Plan made in such period, all calculated for the Parent and its subsidiaries on a consolidated basis in accordance with GAAP.

“Floating Rate” means, for any day, a rate per annum equal to (a) the Alternate Base Rate for such day plus (b) the Applicable Letter of Credit Fee Rate, minus 1.00%.

“Flood Laws” means the National Flood Insurance Act of 1968, Flood Disaster Protection Act of 1973, and related laws, rules and regulations, including any amendments or successor provisions.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to Eurodollar Base Rate.

“Foreign Investment Grade Accounts” means Accounts of the Borrowing Base Parties that would constitute Investment Grade Accounts if they were not deemed ineligible solely as a result of such Accounts not meeting the requirements of clause (k) of the definition of Eligible Accounts.

“Foreign Subsidiaries” means direct or indirect Subsidiaries of the Borrower incorporated or organized under the laws of a country other than the United States of America.

“FTI Consulting” mean FTI Consulting, Inc.

“Funded Indebtedness” of a Person means, without duplication, such Person’s (a) obligations for borrowed money, (b) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (c) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (d) obligations which are evidenced by notes, bonds, debentures, acceptances, or other instruments, (e) obligations to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property, (f) Capitalized Lease Obligations, (g) indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (h) liquidation value of all mandatorily redeemable preferred Equity Interests, (i) any other obligation for borrowed money or other financial accommodation which in accordance with GAAP would be shown as a liability on the consolidated balance sheet of such Person, (j) obligations, contingent or otherwise, as an account party or applicant under or in respect of acceptances, performance bonds, letters of credit or similar arrangements, and (k) Guarantee Obligations in respect of obligations of the kind referred to in clauses (a) through (e) above. Funded Indebtedness of any Person shall include Funded Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such Person, except to the extent the terms of such Funded Indebtedness expressly provide that such Person is not liable therefor. In the case of the Parent’s Senior Notes, Funded Indebtedness shall include the total outstanding principal amounts payable to the holders thereof.

“Funding Office” means the office of the Administrative Agent specified in Section 13.1 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 6.17, GAAP shall be determined on the basis of such principles in effect on the Closing Date and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 5.4. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” shall mean the guarantee made by any Guarantor in favor of the Administrative Agent for the benefit of the Secured Parties pursuant to this Agreement.

“Guaranteed Liabilities” has the meaning assigned to such term in Section 17.1.

“Guarantee Obligation” means as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Funded Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (A) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (B) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantor” means the Parent, the Borrower and each Person executing this Agreement as “Subsidiary Guarantor” or who executes a joinder hereto as a “Subsidiary Guarantor” or “Guarantor”.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Income Taxes” means, with reference to any period, all federal, state and local income tax expense of the Parent and its consolidated subsidiaries, calculated on a consolidated basis for such period.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.6(b).

“Indian Rupees” means the lawful currency of India.

“Information” has the meaning assigned to such term in Section 5.10.

“Initial Projections” has the meaning assigned to such term in Section 5.10.

“Interest Expense” means, with reference to any period, the interest expense of the Parent and its consolidated subsidiaries calculated on a consolidated basis for such period.

“Interim Order” means the order or judgment of the Bankruptcy Court as entered on the docket of the Bankruptcy Court in the Chapter 11 Cases substantially in the form of Exhibit H and otherwise acceptable to the Administrative Agent.

“Interpolated Rate” means, at any time, for any Eurodollar Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available) that is shorter than the Eurodollar Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which that LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

“Inventory” has the meaning assigned to such term in the UCC.

“Investment” means (a) the purchase, holding or acquisition (including pursuant to any merger) of any Equity Interests in or evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of any other Person in a transaction which does not constitute an Acquisition, (b) the making of (or permitting to exist) any capital contribution or loans or advances to, guaranteeing the obligations of, or the making of (or permitting to exist) any investment in, any other Person, and (c) the purchase or acquisition (in one transaction or a series of transactions) of any assets of any other Person constituting a business unit.

“Investment Grade Accounts” means any Eligible Accounts owed by an Account Debtor whose securities (or such Account Debtor’s parent company’s securities) are rated BBB- or better by S&P or Baa3 or better by Moody’s.

“IRS” means the United States Internal Revenue Service.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Issuing Lender” means, as the context may require, (a) each of the Administrative Agent and any other Lender approved by the Administrative Agent and the Borrower that has agreed in its sole discretion to act as an “Issuing Lender” hereunder, in each case in its capacity as issuer of any Letter of Credit, and (b) with respect to each Existing Letter of Credit, the Lender that issued such Existing Letter of Credit, as applicable. An Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by affiliates of such Issuing Lender. Each reference herein to the “Issuing Lender” shall be deemed to be a reference to the relevant Issuing Lender.

“Kuwaiti Dinars” means the lawful currency of the State of Kuwait.

“L/C Commitment” means with respect to any Issuing Lender, the obligation of such Issuing Lender to issue Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “L/C Commitment” opposite such Issuing Lender’s name on Schedule 1A, or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.

“L/C Disbursements” means any payment made by an Issuing Lender pursuant to a Letter of Credit.

“L/C Exposure” means at any time, the total L/C Obligations. The L/C Exposure of any Lender at any time shall be its Pro Rata Share of the total L/C Exposure at such time.

“L/C Obligations” means at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 2.2.5 (in each case based on the U.S. Dollar Equivalent thereof with respect to Letters of Credit denominated in an Alternate Currency).

“L/C Participation” has the meaning assigned to such team in Section 2.2.4(a).

“L/C Participants” means the collective reference to all the Lenders other than the Issuing Lender with respect to the applicable Letter of Credit.

“Legal Requirement” means any law, statute, ordinance, decree, requirement, order, judgment, rule, regulation (or official interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority, including, but not limited to, Regulations T, U and X.

“Lender Parent” means with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a Subsidiary.

“Lenders” means the lending institutions listed on Schedule 1 hereto and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless otherwise specified herein, the term “Lenders” includes the Administrative Agent in its capacity as a lender, and the Issuing Lenders.

“Lending Installation” means, with respect to a Lender, Issuing Lender or the Administrative Agent, the office, branch, subsidiary or affiliate of such Lender, Issuing Lender or the Administrative Agent set forth in its Administrative Questionnaire or otherwise selected by such Lender, Issuing Lender or the Administrative Agent pursuant to Section 2.16.

“Letter of Credit” means any letter of credit issued (or, in the case of Existing Letters of Credit, deemed issued) pursuant to this Agreement.

“Liabilities” has the meaning assigned to such team in Section 9.6(b).

“LIBO Screen Rate” is defined in the definition of “Eurodollar Base Rate.”

“Lien” means, with respect to any asset, any lien (statutory or other), mortgage, deed of trust, pledge, hypothecation, encumbrance or charge or security interest in, on or of such asset (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Liquidity” means, as of any date of determination, the sum of (without duplication) (a) Availability and (b) the aggregate amount of unrestricted cash and cash equivalents of the Parent and its Wholly-Owned Subsidiaries at such time (it being understood that unrestricted cash and cash equivalents shall exclude (i) any cash or cash equivalents of Loan Parties not held in a Controlled Account, (ii) any cash and cash equivalents which are pledged to secure any Loan Party’s obligations under any letter of credit or other obligations (including Letters of Credit) and (iii) Eligible Cash).

“Liquidity Report” means a report in form reasonably satisfactory to the Required Lenders (a) certifying as to whether a Default has occurred since the last date on which a Liquidity Report was delivered and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (b) certifying that the Borrower has been in compliance with Section 6.17(a) and Section 6.17(b) as required therein since the last date on which a Liquidity Report was delivered.

“Loan Documents” means this Agreement, the Collateral Documents, the Engagement Letter and each other agreement, document or instrument delivered by Borrower or any other Loan Party in connection with this Agreement, all as amended, supplemented, restated or otherwise modified from time to time.

“Loan Parties” means each of the Parent, the Borrower and the Subsidiary Guarantors.

“Local Time” means, with respect to (a) fundings, continuations, payments and prepayments of Letters of Credit for the account of the Borrower in U.S. Dollars or Canadian dollars, Chicago, Illinois time, and (b) fundings, continuations, payments and prepayments of Letters of Credit for the account of the Borrower in Alternate Currencies (other than Canadian dollars), the local time zone of the country where the applicable Alternate Currency is the lawful currency, provided that if such country has multiple time zones in the mainland area, than a local time zone of that country as selected by the Issuing Lender.

“Material Adverse Effect” means any event, development or circumstance that has had or is reasonable expected to have a material adverse effect on (a) the business, Property, condition (financial or otherwise) or results of operations of the Parent, Borrower and Borrower’s Subsidiaries taken as a whole, (b) the ability of the Parent, the Borrower and the other Loan Parties taken as a whole to perform fully and on a timely basis their obligations under any of the Loan Documents to which they are parties or (c) the validity or enforceability in any material respect of any of the Loan Documents or the rights and remedies of the Administrative Agent or the Lenders under the Loan Documents (in each case other than in the case of the Loan Parties (i)(A) any matters disclosed in any “first day” pleadings or declarations and (B) the effect of filing the Chapter 11 Cases, the events and conditions related to, resulting from and/or leading up thereto and the effects thereon and any action required to be taken under the Loan Documents or the DIP Order and (ii) taking into account the effect of the automatic stay under the Bankruptcy Code).

“Material Indebtedness” has the meaning assigned to such term in Section 7.1(f).

“Maximum Liability” has the meaning assigned to such term in Section 17.9.

“Maximum Premium Rental Drill Pipe Amount” means amount listed on Schedule 1C for the applicable calendar month.

“Milestones” means the milestones set forth on Schedule 1B, to be completed in each case in accordance with the applicable timing referred to therein (or such later dates as may be agreed by the Required Lenders).

“Moody’s” means Moody’s Investors Service, Inc. or its successor.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Available Cash” means:

(a) in connection with any disposition, the proceeds thereof in the form of cash (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Funded Indebtedness or other obligations relating to such properties or assets or received in any other noncash form), in each case net of: (i) all accounting, engineering, investment banking, brokerage, legal, title and recording tax expenses, commission and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such disposition; (ii) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangement; (iii) all payments made on any Funded Indebtedness which is secured by any assets subject to such disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such disposition, or by applicable law, be repaid out of the proceeds from such disposition; (iv) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such disposition; and (v) any required escrow against indemnification liabilities (until such amounts are released from escrow) and the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such disposition and retained by the Parent, the Borrower or any Subsidiary after such disposition;

(b) in the case of a casualty, insurance proceeds, and in the case of a condemnation or similar event, condemnation awards and similar payments, minus, in each case, without duplication, the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) the amount of all payments required to be made as a result of such event to repay indebtedness secured by such asset or otherwise subject to mandatory prepayment as a result of such event, including accrued but unpaid interest thereof and any premiums payable with respect thereto, (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any escrows or reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by an Authorized Officer) and (iv) amounts provided as a reserve in accordance with GAAP against any liabilities under any indemnification obligation or purchase price adjustment associated with such Prepayment Event (as determined reasonably and in good faith by an Authorized Officer); and

(c) with respect to any issuance or sale of Equity Interests or indebtedness, the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’, placement agents’ or other investment banking fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net taxes paid or payable as a result thereof.

“Net Income” means, for any period, the consolidated net income (or loss) of the Parent and its subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or requirement of law applicable to such Subsidiary.

“Net Orderly Liquidation Value” means, with respect to Inventory or Premium Rental Drill Pipe of any Borrowing Base Party, the orderly liquidation value thereof, expressed as a percentage, expected to be realized at an orderly, negotiated sale held within a reasonable period of time, as determined from the most recent appraisal of the applicable Inventory or Premium Rental Drill Pipe, in a manner reasonably acceptable to the Administrative Agent by an appraiser reasonably acceptable to the Administrative Agent, net of all costs of liquidation thereof.

“New Zealand Dollars” means the lawful currency of New Zealand.

“Non-U.S. Lender” means a Lender that is not a U.S. Person.

“Norwegian Kroners” means the lawful currency of the Kingdom of Norway.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” means (a) all obligations of the Loan Parties to the Lenders, from time to time, arising under the Loan Documents, including without limitation, all reimbursement obligations and other obligations with respect to commercial and standby letters of credit and bankers acceptances issued by any Lender hereunder, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Loan Parties to the Lenders or to any Lender, the Administrative Agent or any indemnified party arising under the Loan Documents, (b) all Rate Management Obligations and (c) all Specified Cash Management Obligations.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any L/C Participation or Loan Document).

“Other Currency” has the meaning assigned to such term in Section 2.20.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.6).

“Parent” means Superior Energy Services, Inc., a Delaware corporation and the sole member of the Borrower.

“Participant” has the meaning assigned to such term in Section 12.2(b)(i).

“Participant Register” has the meaning assigned to such term in Section 12.2(b)(i).

“PATRIOT Act” has the meaning assigned to such term in Section 9.12.

“Payment Currency” has the meaning assigned to such term in Section 17.6.

“Payment Date” means the first Business Day following the last day of each calendar month.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Pension Plan” means any Plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Investments” means:

(a) Investments reflected in the audited and quarterly financial statements of the Parent and its consolidated subsidiaries publicly available before the Petition Date;

(b) accounts receivable arising in the ordinary course of business;

(c) Investments in Cash Equivalents;

(d) Investments made (i) among the Loan Parties (including any new Subsidiary that becomes a Loan Party) and (ii) by any Subsidiary that is not a Loan Party in any other Subsidiary that is also not a Loan Party;

(e) [reserved];

(f) (i) Investments in stock, obligations or securities received in settlement of debts as a result of a bankruptcy or other insolvency proceeding of the obligor in respect of such debts or upon the enforcement of any Lien; (ii) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business (including, but not limited to, advances made to distributors consistent with past practice), and (iii) Investments consisting of prepayments and deposits to suppliers in the ordinary course of business;

(g) [reserved];

(h) Investments in the ordinary course of business consisting of endorsements for collection or deposit;

(i) [reserved];

(j) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case, in the ordinary course of business;

(k) [reserved];

(l) Rate Management Transactions and Guarantee Obligations permitted by Section 6.11;

(m) lease, utility and other similar deposits or any other advance or deposit permitted by this Agreement in the ordinary course of business;

(n) [reserved];

(o) [reserved]; and

(p) [reserved].

The amount of any Investment shall be the original cost of such Investment, plus the cost of any addition thereto that otherwise constitutes an Investment (but excluding any increase in the form of payment in kind interest or dividends), without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect thereto, but giving effect to any repayments of principal in the case of any Investment in the form of a loan and any return of capital or return on Investment in the case of any equity Investment (whether as a distribution, dividend, redemption or sale but not in excess of the amount of the relevant initial Investment).

“Permitted Liens” means (a) with respect to the Borrower and its Subsidiaries, Liens permitted by the terms of Section 6.14(a) and (b) with respect to the Parent, Liens permitted by the terms of Section 6.14(b).

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Petition Date” has the meaning assigned to such term in the recitals hereto.

“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code or Section 302 of ERISA as to which the Borrower may have (or, if such Plan were terminated, could have) any liability.

“Plan Asset Regulations” shall mean 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERIS, as amended from time to time.

“Pounds” means the lawful currency of the United Kingdom.

“Preferred Equity Interest” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Premium Rental Drill Pipe” means downhole rental drill pipe, including landing strings, heavy wall drill pipe and heavy weight drill pipe, drill collar and completion tubulars.

“Premium Rental Drill Pipe Test Period” means that period from the Closing Date until the earlier of (a) December 9, 2022 or (b) the date that unrestricted cash of the Parent and its Wholly-Owned Subsidiaries is less than $75,000,000, tested upon the delivery of each Borrowing Base Certificate (it being understood that unrestricted cash shall exclude (i) any cash of Loan Parties not held in a Controlled Account, (ii) any cash which is pledged to secure any Loan Party’s obligations under any letter of credit or other obligations (including Letters of Credit) and (iii) Eligible Cash).

“Prepayment Event” means:

(a) any Asset Sale; or

(b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any Property of any Borrowing Base Party which results in Net Available Cash.

“Pricing Schedule” is the pricing schedule set forth on Schedule 2.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Pro Rata Share” means, with respect to any Lender, at any time, the percentage obtained by dividing (a) the Lender’s Commitment at such time (as adjusted from time to time in accordance with the provisions of this Agreement) by (b) the amount of the Aggregate Commitment at such time; provided, however, that if the Aggregate Commitment is terminated pursuant to the terms of this Agreement, then “Pro Rata Share” means, with respect to any Lender at any time, the percentage obtained by dividing (x) the principal amount of its L/C Participations outstanding at such time by (y) the aggregate principal amount of L/C Participations outstanding hereunder at such time.

“Proceeding” means any claim, litigation, investigation, action, suit, arbitration or administrative, judicial or regulatory action or proceeding in any jurisdiction.

“Professional Fees” means “Allowed Professional Fees” (as defined in the DIP Order).

“Projections” has the meaning assigned to such term in Section 6.1.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC” shall have the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” shall have the meaning provided in Section 9.14.

“Rate Management Obligations” means any and all obligations of the Borrower or any Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Rate Management Transactions with any Lender or affiliate thereof, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Transactions with any Lender or affiliate thereof.

“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into by the Borrower or any Subsidiaries which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Reais” means the lawful currency of Brazil.

“Recipient” means (a) the Administrative Agent, (b) any Lender or (c) any Issuing Lender, as applicable.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is Eurodollar Base Rate, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not Eurodollar Base Rate, the time determined by the Administrative Agent in its reasonable discretion.

“Register” has the meaning assigned to such term in Section 12.2(a)(iv).

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, members, trustees, employees, agents, administrators, managers, representatives and advisors of such Person and such Person’s Affiliates.

“Relevant Governmental Body” means the Federal Reserve Board or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board or the NYFRB, or any successor thereto.

“Rent and Charges Reserve” means the aggregate of (a) all past due rent and other amounts owing by any Borrowing Base Party to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any DIP Collateral or could assert a Lien on any DIP Collateral and (b) a reserve no greater than three months’ rent and other charges that could be payable to any such Person, unless it has executed a Collateral Access Agreement.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Pension Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

“Required Lenders” means, at any time, Lenders whose Pro Rata Shares, in the aggregate, are greater than 50%. The Pro Rata Shares of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Reserve Requirement” means, with respect to a Eurodollar Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurodollar liabilities.

“Reserves” means any and all reserves which the Administrative Agent deems necessary, in its Permitted Discretion (including, without limitation, an availability reserve, reserves for accrued and unpaid interest on the Obligations, Banking Services Reserves, Rent and Charges Reserve, reserves for dilution of Accounts, reserves for Inventory shrinkage, reserves for Rate Management Obligations, reserves for contingent liabilities of any Loan Party for which a claim or demand has been made or which are quantifiable at such time, reserves for uninsured losses of any Loan Party as they relate to the assets comprising the Borrowing Base, reserves for uninsured, underinsured, un-indemnified or under-indemnified liabilities or potential liabilities with respect to any litigation and reserves for taxes, fees, assessments, and other governmental charges) (i) to reflect items that would reasonably be expected to adversely affect the value of the applicable Eligible Accounts, Eligible Unbilled Accounts, Eligible Inventory or Eligible Premium Rental Drill Pipe or (ii) to reflect items that would reasonably be expected to adversely affect the enforceability or priority of the Administrative Agent’s Liens on the DIP Collateral; provided that, no Reserve may be taken after the Closing Date based on circumstances, conditions, events or contingencies known to the Administrative Agent as of the Closing Date and for which no Reserve was imposed on the Closing Date, unless such circumstances, conditions, events or contingencies have changed in any material adverse respect since the Closing Date.

The Administrative Agent may, in its Permitted Discretion, (a) establish additional standards of eligibility and (b) establish additional categories of Reserves and adjust the amount of existing categories of Reserves; provided that such new standards of eligibility and additional categories of Reserves shall not affect the calculation of the Borrowing Base until the 5th Business Day following the Borrower’s receipt of written notice thereof. During such five Business Day period, (x) there shall be no issuance or renewal of Letters of Credit that would result in excess Availability being less than the amount by which the Borrowing Base would be reduced after the imposition of such eligibility criteria or the amount of such Reserve and (y) the Administrative Agent shall, if requested, discuss any such new standards or additional Reserve with the Borrower and, to the extent applicable, the Borrower may take such action as may be required so that the event, condition or matter that is the basis for such Reserve no longer exists or exists in a manner that would result in the establishment of a lower Reserve, in each case, in a manner and to the extent reasonably satisfactory to the Administrative Agent.

Notwithstanding anything to the contrary herein, (a) the amount of any such Reserve or change shall have a reasonable relationship to the event, condition or other matter that is the basis for such Reserve or such change and (b) no Reserve or change shall be duplicative of any Reserve or change already accounted for through eligibility criteria (including collection/advance rates).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Payments” means any dividend or other distribution (whether in cash, securities or other property except Equity Interests issued by the Parent or its subsidiaries) with respect to any Equity Interests in the Parent or its subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Parent or its subsidiaries or any option, warrant or other right to acquire any such Equity Interests in the Parent or its subsidiaries.

“Restricted Subsidiaries” shall have the meaning set forth under the indenture relating to the 7.125% Senior Notes, as in effect on the Closing Date without giving effect to any amendment or termination thereof.

“Ringgits” means the lawful currency of Malaysia.

“Rupiah” means the lawful currency of the Republic of Indonesia.

“S&P” means Standard & Poor’s Ratings Group, Inc. or its successor.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or Controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom or (c) any other relevant sanctions authority.

“Saudi Riyals” means the lawful currency of the Kingdom of Saudi Arabia.

“Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.

“SEC” means the Securities and Exchange Commission, any successor thereto and any analogous governmental authority.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Secured Obligations” means the amount of the Obligations secured by the DIP Collateral; provided, that the definition of “Secured Obligations” shall not create any guarantee by any Person of (or grant of security interest by any Person to support, as applicable) any Excluded Swap Obligations of such Person for purposes of determining any obligations of any Person.

“Secured Parties” means the collective reference to the Administrative Agent, the Lenders and any affiliate of any Lender to which Secured Obligations are owed.

“Securities Account” has the meaning assigned to such term in the Uniform Commercial Code.

“Senior Note Indenture” means the indentures referenced in Section 2.18(b), together with all instruments and other agreements entered into by the Parent, the Borrower, or any of its Subsidiaries in connection therewith.

“Senior Notes” means the 7.125% Senior Notes, the 7.750% Senior Notes, any other Funded Indebtedness issued under Section 6.11(a)(v) or (vi) having an aggregate face amount in excess of $20,000,000.

“Singapore Dollars” means the lawful currency of the Republic of Singapore.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website at approximately 8:00 a.m. (New York City time) on the immediately succeeding Business Day.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Specified Cash Management Obligations” means any and all obligations of the Parent, the Borrower or its Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Spot Exchange Rate” means, on any day with respect to any Alternate Currency, the spot rate at which U.S. Dollars are offered on such day by the applicable Issuing Lender, in the market where its foreign currency exchange operations are then being conducted for such foreign currency, at approximately 11:00 A.M. Local Time, for delivery two Business Days later; provided, if at the time of any such determination, for any reason no such spot rate is being quoted, the applicable Issuing Lender may use reasonable methods it deems appropriate to determine such rate.

“Subsidiary” means, with respect to any Person, (a) any corporation, partnership, association or other business entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) are, at the time any determination is being made, owned, held or Controlled, in each case, directly or indirectly, by the Borrower or by one or more of its Subsidiaries or by the Borrower and one or more of its Subsidiaries and (b) any other Person the accounts of which are consolidated with those of the Parent in the Parent’s consolidated financial statements.

“Subsidiary Guarantor” means each Domestic Subsidiary which has executed and delivered a guarantee of the Obligations under Section 2.18 until such time as such Person is released of its guarantee obligations under Section 10.11.

“Substantial Portion” means, with respect to the Property of the Borrower and its Subsidiaries, Property which (a) represents more than 10% of the gross book value of the assets of the Borrower and its Subsidiaries as are shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the beginning of the four fiscal quarter period ending with the fiscal quarter in which such determination is made, or (b) is responsible for more than 10% of the consolidated net sales or of the Net Income of the Borrower and its Subsidiaries as reflected in the financial statements referred to in clause (a) above.

“Superpriority Claim” means a claim against a Loan Party in any of the Chapter 11 Cases that is a superpriority administrative expense claim having priority over any or all administrative expenses and other claims of the kind specified in, or otherwise arising or ordered under, any sections of the Bankruptcy Code (including, without limitation, sections 105, 326, 328, 330, 331, 503(b), 507(a), 507(b), 546(c) and/or 726 thereof), whether or not such claim or expenses may become secured by a judgment Lien or other non-consensual Lien, levy or attachment.

“Supported QFC” shall have the meaning provided in Section 9.14.

“Swap Obligation” means, with respect to any Person, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.

“Syndication Agent” means Bank of America, N.A.

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes.

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Notice” means a notification by the Administrative Agent to the Lenders and the Borrower of the occurrence of a Term SOFR Transition Event.

“Term SOFR Transition Event” means the determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event or an Early Opt-in Election, as applicable, has previously occurred resulting in a Benchmark Replacement in accordance with Section 3.2 that is not Term SOFR.

“Termination Date” means the earlier of (a) six (6) months following the Closing Date, (b) the date on which the Approved Plan becomes effective, (c) the date of the closing of a sale of all or substantially all of the assets of the Loan Parties under section 363 of the Bankruptcy Code or otherwise and (d) any date upon which the Aggregate Commitment is reduced to zero or otherwise terminated pursuant to the terms of Section 2.4.

“Testing Date” has the meaning assigned to such term in Section 6.17(b).

“Testing Period” has the meaning assigned to such term in Section 6.17(b).

“Transferee” has the meaning assigned to such term in Section 12.3.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Uncontrolled Account” means (a) Deposit Accounts the balance of which consists exclusively of (i) withheld income taxes and federal, state or local employment taxes required to be paid to the Internal Revenue Service or state or local government agencies with respect to employees of the Borrower or any Subsidiary, (ii) amounts required to be paid over to an employee benefit plan (as defined in Section 3(3) of ERISA) on behalf of or for the benefit of employees of the Borrower or any Subsidiary and (iii) amounts set aside for payroll and the payment of accrued employee benefits, medical, dental and employee benefits claims to employees of the Borrower or any Subsidiary, in each case, then due and owing (or to be due and owing within ninety (90) days), (b) Deposit Accounts which are used as escrow accounts or as a fiduciary or trust accounts, in each case, for the benefit of unaffiliated third parties (c) other Deposit Accounts, Securities Accounts and Commodities Accounts of the Borrower and its Domestic Subsidiaries that are not Controlled Accounts which, in the aggregate, do not have an average monthly balance exceeding $15,000,000 and (d) Fourth Amendment Credit Support Cash Collateral Accounts (as defined in the Existing Credit Agreement).

“Unfinanced Capital Expenditures” means, for any period, Capital Expenditures made during such period which are not financed from the proceeds of any indebtedness.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York; provided, however, that, in the event that, by reason of mandatory provisions of law, any of the attachment, perfection or priority of the Administrative Agent’s Lien in any DIP Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof or of any security instrument relating to such attachment, perfection, the effect thereof or priority and for purposes of definitions related to such provisions.

“United States” or “U.S.” means the United States of America.

“U.S. Dollars” and “$” means dollars in lawful currency of the United States.

“U.S. Dollar Equivalent” means on any date, with respect to any amount denominated in any Alternate Currency, the equivalent in U.S. Dollars that may be purchased with such currency at the Spot Exchange Rate (determined as of the most recent Calculation Date) with respect to such currency at such date.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning assigned to such term in Section 9.14.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 3.4(g)(ii)(B)(3).

“Variance Report” means a line-by-line report, in .pdf and excel formats and in a form reasonably satisfactory to the Required Lenders detailing any variance (whether plus or minus and expressed as a percentage) (a) between the actual aggregate cash disbursements other than Professional Fees related to the Chapter 11 Cases made during the relevant Testing Period by the Loan Parties against the projected aggregate cash disbursements other than Professional Fees related to the Chapter 11 Cases set forth in the Budget for the relevant Testing Period and (b) the actual total cash receipts received during the relevant Testing Period by the Borrower and its Subsidiaries against the projected total cash receipts set forth in the Budget for the relevant Testing Period and (c) the actual aggregate amount of operating disbursements (including Capital Expenditures) made during the relevant Testing Period by the Loan Parties against the projected aggregate amount of operating disbursements (including Capital Expenditures) set forth in the Budget for the relevant Testing Period; provided that Professional Fees related to the Chapter 11 Cases made during the relevant Testing Period should be included on the line-by-line report even though excluded for purpose of variance testing.

“Weekly Reporting Period” means any period during which one or more of the Loan Parties is required to deliver certain certificates, documents and other information on a weekly basis in accordance with the terms of this Agreement. A Weekly Reporting Period shall be triggered upon (a) the occurrence an Event of Default, (b) Availability on any date being less than the greater of (i) $25,000,000 and (ii) 17.5% of the lesser of the Aggregate Commitment and the Borrowing Base or (c) the sum of (i) excess Availability and (ii) unrestricted cash of the Loan Parties is less than $50,000,000 (it being understood that unrestricted cash shall exclude (A) any cash of Loan Parties not held in a Controlled Account, (B) any cash which is pledged to secure any Loan Party’s obligations under any letter of credit or other obligations (including Letters of Credit) and (C) Eligible Cash). Once triggered, a Weekly Reporting Period shall remain in effect at all times thereafter until (x) with respect to any period triggered under the foregoing clause (a), such Event of Default has been cured or waived in accordance with the Loan Documents, (y) with respect to any period triggered under the foregoing clause (b), Availability remains in excess of the applicable threshold set forth therein for 30 consecutive days or (z) with respect to any period triggered under the foregoing clause (c), the sum of (i) excess Availability and (ii) unrestricted cash of the Loan Parties remains in excess of $50,000,000 for 30 consecutive days (it being understood that unrestricted cash shall exclude (A) any cash of Loan Parties not held in a Controlled Account, (B) any cash which is pledged to secure any Loan Party’s obligations under any letter of credit or other obligations (including Letters of Credit) and (C) Eligible Cash).

“Wholly-Owned Subsidiary” of a Person means (a) any Subsidiary all of the outstanding voting securities (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Borrower or its Subsidiaries) of which shall at the time be owned or Controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (b) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or Controlled.

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2 Other Definitional Provisions.

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (a) accounting terms relating to the Parent or any of its subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP (provided that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any indebtedness or other liabilities of the Parent or any subsidiary at “fair value”, as defined therein and (ii) any treatment of indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect)) to value any such indebtedness in a reduced or bifurcated manner as described therein, and such indebtedness shall at all times be valued at the full stated principal amount thereof, (b) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (c) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (d) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Equity Interest, securities, revenues, accounts, leasehold interests and contract rights, and (e) references to agreements shall, unless otherwise specified, be deemed to refer to such agreements as amended, supplemented, restated or otherwise modified from time to time.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e) For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

1.3 Interest Rates, LIBOR Notifications. Upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, Section 3.2(b) and (c) provide the mechanism for determining an alternative rate of interest. The Administrative Agent will promptly notify the Borrower, pursuant to Section 3.2(e), of any change to the reference rate upon which the interest rate on Eurodollar Advances is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “Eurodollar Base Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Section 3.2(b) or (c), whether upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 3.2(d)), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the Eurodollar Base Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

1.4 Letters of Credit. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the amount of such Letter of Credit available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms related thereto, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time) or Rule 3.13 or Rule 3.14 of the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time) or similar terms of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Borrower and the Lenders to the Secured Parties shall remain in full force and effect until the Issuing Lender shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.

ARTICLE II

THE CREDITS

2.1 [Reserved].

2.2 Letters of Credit.

2.2.1 L/C Commitments.

(a) Subject to the terms and conditions hereof, including, without limitation, entry of the DIP Order, the Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 2.2.4(a), agrees (i) that the Existing Letters of Credit set forth on Schedule 5 shall be deemed issued under this Agreement on and after the Closing Date and shall constitute Letters of Credit for all purposes hereunder and under the Loan Documents, (ii) from time to time on any Business Day on and after the Closing Date but prior to the entry of the Final Order, to renew or extend Existing Letters of Credit or replace an Existing Letter of Credit that has expired or terminated without being drawn, and (iii) agrees to issue Letters of Credit for the account of the Borrower or any of its Subsidiaries on any Business Day from the beginning of the date of the entry of the Final Order until the end of the Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed $120,000,000, (ii) the L/C Exposure of any Issuing Lender would exceed such Issuing Lender’s L/C Commitment, (iii) the Credit Exposure of any Lender would exceed such Lender’s Commitment, (iv) 105% of the U.S. Dollar Equivalent of the L/C Obligations attributable to Letters of Credit denominated in Alternate Currencies would exceed the lesser of (A) $40,000,000 and (B) the Availability or (v) the Aggregate Exposure would exceed the lesser of (A) the Aggregate Commitment and (B) the Borrowing Base. Without limiting the foregoing (i) each such Existing Letter of Credit shall be included in the calculation of the L/C Exposure, (ii) all liabilities of the Borrower and the other Loan Parties with respect to such Existing Letters of Credit shall constitute Obligations and (iii) each Lender shall have reimbursement obligations with respect to such Existing Letters of Credit as provided in Section 2.2.4.

(b) Each Letter of Credit shall (i) be denominated in U.S. Dollars or, if agreed by the Issuing Lender, any Alternate Currency and (ii) expire no later than the Termination Date. Notwithstanding the foregoing, any Letter of Credit issued or deemed issues pursuant to Section 2.2.1(a) hereunder (including Existing Letters of Credit) may, in the sole discretion of the Issuing Lender with respect to Letters of Credit other than Existing Letters of Credit, expire after the Termination Date, provided that the Borrower shall provide cash collateral in an amount equal to 105% of the L/C Obligations (or, as applicable, the U.S. Dollar Equivalent of such L/C Obligations with respect to Letters of Credit issued in Alternative Currencies) in respect of any such outstanding Letter of Credit to the Issuing Lender at least 30 days prior to the Termination Date and enter into a reimbursement agreement on terms acceptable to the applicable Issuing Lender, which such amount shall be (A) deposited by the Borrower in an account with and in the name of the Issuing Lender and (B) held by such Issuing Lender for the satisfaction of the Borrower’s reimbursement obligations in respect of such Letter of Credit until the expiration of such Letter of Credit.

(c) The Issuing Lender shall not at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable requirement of law.

2.2.2 Procedure for Issuance of Letter of Credit. The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request. Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof). Following receipt of such notice and prior to the issuance of a requested Letter of Credit, the Administrative Agent shall calculate the U.S. Dollar Equivalent of such Letter of Credit if it is to be denominated in an Alternate Currency and shall notify the Borrower and the Issuing Lender of the Aggregate Exposure after giving effect to (a) the issuance of such Letter of Credit and (b) the issuance or expiration of any other Letter of Credit that is to be issued or will expire prior to the requested date of issuance of such Letter of Credit. A Letter of Credit shall be issued only if (and upon delivery of an Application therefor and the issuance thereof the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the L/C Obligations shall not exceed $120,000,000, (ii) 105% of the U.S. Dollar Equivalent of the L/C Obligations applicable to Letters of Credit denominated in Alternate Currencies shall not exceed the lesser of (A) $40,000,000 and (B) the Availability and (iii) the Aggregate Exposure shall not exceed the lesser of (A) the Aggregate Commitment and (B) the Borrowing Base.

2.2.3 Letter of Credit Fees.

(a) The Borrower agrees to pay the Issuing Lender a fronting fee in U.S. Dollars in an amount agreed between the Borrower and the Issuing Lender (but not less than 0.25% per annum on the U.S. Dollar Equivalent of the face amount of the Letter of Credit), payable monthly in arrears on each Payment Date, for the term of the Letter of Credit, together with the Issuing Lender’s customary letter of credit issuance and processing fees. The fronting fee and customary letter of credit issuance and processing fees shall be retained by the Issuing Lender, which fee shall not be shared with the other Lenders.

(b) In addition, the Borrower agrees to pay the Administrative Agent a fee in U.S. Dollars equal to the Applicable Letter of Credit Fee Rate (on a per annum basis) shown on the Pricing Schedule times the U.S. Dollar Equivalent of the aggregate face amount of all outstanding Letters of Credit (as reduced from time to time), payable monthly in arrears on each Payment Date, for the term of the Letter of Credit and shall be shared by the Issuing Lender and the other Lenders on the basis of each Lender’s Pro Rata Share.

2.2.4 L/C Participations.

(a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Pro Rata Share in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by the Issuing Lender thereunder (each such grant and purchase, an “L/C Participation”). Each L/C Participant agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement (or in the event that any reimbursement received by the Issuing Lender shall be required to be returned by it at any time), such L/C Participant shall pay in U.S. Dollars to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Pro Rata Share of the U.S. Dollar Equivalent of the amount that is not so reimbursed (or is so returned). Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against the Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Article IV, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(b) If any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 2.2.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 2.2.4(a) is not made available to the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum equal to the Floating Rate in effect from time to time. A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its Pro Rata Share of such payment in accordance with Section 2.2.4(a) or (b), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its Pro Rata Share thereof; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

2.2.5 Reimbursement Obligation of the Borrower. If any draft is paid under any Letter of Credit, the Borrower shall reimburse the Issuing Lender for the amount of (a) the draft so paid in the currency in which such Letter of Credit was issued and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment, not later than 11:00 a.m., Chicago time, on (i) the Business Day that the Borrower receives notice of such draft, if such notice is received on such day prior to 10:00 a.m., Chicago time if such Letter of Credit is denominated in U.S. Dollars or Canadian dollars, or (ii) if clause (i) above does not apply, the Business Day immediately following the day that the Borrower receives such notice. Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in the currency in which such draft is payable (except that, in the case of any Letter of Credit denominated in any currency other than U.S. Dollars, upon notice by the Issuing Lender to the Borrower, such payment shall be made in U.S. Dollars from and after the date on which the amount of such payment shall have been converted into U.S. Dollars at the Spot Exchange Rate on such date of conversion, which date of conversion shall be selected by the Issuing Lender and may be any Business Day after the date on which such payment is due) and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at (x) until the Business Day next succeeding the date of the relevant notice, the Floating Rate and (y) thereafter, the rate set forth in Section 2.10; provided, that if any such amount is denominated in a currency other than U.S. Dollars for any period, such interest shall be payable for such period at the Alternate Currency Overnight Rate. If, as a result of fluctuations in the exchange rate between the U.S. Dollar and any Alternate Currency, the amount of the L/C Obligations exceeds 105% of the L/C Commitment, then the Borrower shall deposit within three Business Days of demand by the Administrative Agent as cash collateral, an amount in U.S. Dollars equal to such excess. The obligation to deposit amounts shall be absolute and unconditional, without regard to whether any beneficiary of any such Letter of Credit has attempted to draw down all or a portion of such amount under the under the terms of a Letter of Credit. If (1) the Borrower was required to provide an amount of cash collateral hereunder as a result of the L/C Obligations exceeding the L/C Commitment due to fluctuations in the exchange rate between the U.S. Dollar and any applicable Alternate Currency (2) the L/C Obligations no longer exceed the L/C Commitment and (3) the Borrower is not otherwise required to post cash collateral in respect of the Letters of Credit hereunder which has not been posted, then the amount of such excess shall be returned to such Borrower within five Business Days upon request of the Borrower.

2.2.6 Obligations Absolute. The Borrower’s obligations under this Section 2.2 shall be absolute, unconditional and irrevocable under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower’s reimbursement obligations under Section 2.2.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender. The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower.

2.2.7 Letter of Credit Payments. The Issuing Lender shall, within the period stipulated by terms and conditions of the applicable Letter of Credit following its receipt thereof, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. After such examination, the Issuing Lender shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by facsimile) of such demand for payment and whether the Issuing Lender has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Lender and the Lenders with respect to any such L/C Disbursement. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

2.2.8 Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 2.2, the provisions of this Section 2.2 shall apply.

2.2.9 Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall (a) deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders (the “L/C Collateral Account”), an amount in cash equal to 105% of the amount of the L/C Exposure as of such date plus accrued and unpaid interest thereon and (b) execute any documents and agreements, including the Administrative Agent’s standard form assignment of deposit accounts, that the Administrative Agent requests in connection therewith to establish the L/C Collateral Account and grant the Administrative Agent a security interest in such account and the funds therein; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 7.7 or Section 7.8. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the L/C Collateral Account and the Borrower hereby grants the Administrative Agent a security interest in the L/C Collateral Account and all money or other assets on deposit therein or credited thereto. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the L/C Collateral Account. Moneys in the L/C Collateral Account shall be applied by the Administrative Agent to reimburse the Issuing Lender for L/C Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the L/C Exposure at such time and, following an Event of Default if there is no L/C Exposure at such time, at the direction of the Required Lenders and each Issuing Lender with a Letter of Credit then outstanding, to satisfy other Secured Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all such Events of Defaults have been cured or waived as confirmed in writing by the Administrative Agent. The Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in the L/C Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords its own property, it being understood that the Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds.

2.2.10 Replacement of an Issuing Lender.

(a) An Issuing Lender may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Lender and the successor Issuing Lender. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Lender. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Lender pursuant to Section 2.2.3. From and after the effective date of any such replacement, (i) the successor Issuing Lender shall have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit to be issued by such Issuing Lender thereafter and (ii) references herein to the term “Issuing Lender” shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context shall require. After the replacement of an Issuing Lender hereunder, the replaced Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(b) Subject to the appointment and acceptance of a successor Issuing Lender, the Issuing Lender may resign as an Issuing Lender at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrower and the Lenders, in which case, such Issuing Lender shall be replaced in accordance with Section 2.2.10(a) above.

2.2.11 Eligible Cash Account. Notwithstanding the foregoing or anything to the contrary contained herein, so long as (a) no Default or Event of Default has occurred and is continuing and (b) either (i) Availability exceeds $25,000,000 for the immediately preceding twenty-eight (28) consecutive days or (ii) all of the outstanding Letters of Credit are cash collateralized in an amount equal to 105% of the L/C Exposure for such Letters of Credit, then subject to Borrower’s delivery of a pro forma Borrowing Base Certificate, Borrower may request that (x) in the case of clause (b)(i) above Eligible Cash in an amount equal to the lowest amount by which Availability exceeded $25,000,000 in the immediately preceding twenty-eight (28) consecutive days and (y) in the case of clause (b)(ii) above, all Eligible Cash, be transferred to another Controlled Account of the Loan Parties that is not fully-blocked, it being understood that upon such transfer, Eligible Cash shall be reduced by the amount of such transferred cash. Upon such request, the Administrative Agent shall promptly transfer such cash as directed by the Borrower.

2.3 Mandatory Repayments.

(a) On the Termination Date, subject to Section 2.26, the Borrower hereby unconditionally promises to (i) cash collateralize all outstanding Letters of Credit in an amount equal to 105% of the L/C Exposure for such Letters of Credit and subject to documentation reasonably satisfactory to the Issuing Lenders on the Termination Date and (ii) pay to the Administrative Agent or the applicable Issuing Lender all other Obligations then outstanding. Upon the Termination Date, subject to Section 2.26, the Lenders shall be entitled to immediate payment and cash collateralization of the Secured Obligations without further application to or order of the Bankruptcy Court.

(b) In the event and on such occasion that the Aggregate Exposure exceeds the lesser of (i) the Aggregate Commitment and (ii) the Borrowing Base, the Borrower shall prepay L/C Exposure or cash collateralize L/C Exposure pursuant to Section 2.2.9, in an aggregate amount equal to such excess; provided that any outstanding reimbursement obligations in respect of L/C Obligations shall be prepaid prior to any cash collateralization.

(c) At all times during any Cash Dominion Trigger Period, on each Business Day, the Administrative Agent shall apply all funds credited to the Concentration Account on such Business Day or the immediately preceding Business Day (at the discretion of the Administrative Agent, whether or not immediately available), to cash collateralize the L/C Exposure in accordance with Section 2.2.9. Notwithstanding the foregoing, to the extent any funds credited to the Concentration Account constitute Net Available Cash, the application of such Net Available Cash shall be subject to Section 2.3(d).

(d) If an Event of Default or Cash Dominion Trigger Period is in effect and any Borrowing Base Party receives any Net Available Cash in respect of any Prepayment Event, then (i) the Borrower shall within five (5) Business Days following its receipt of such Net Available Cash cash collateralize the L/C Exposure in accordance with Section 2.2.9 and (ii) if such Prepayment Event occurs with respect to assets or property included Borrowing Base, within five (5) Business Days following its receipt of such Net Available Cash, the Borrower shall deliver a of a pro forma Borrowing Base Certificate.

(e) All such amounts pursuant to Section 2.3(d) shall be applied, only if an Event of Default has occurred and is continuing, to cash collateralize the L/C Exposure in accordance with Section 2.2.9.

(f) [reserved].

2.4 Commitment Fee; Reductions in Aggregate Commitment; Other Fees.

(a) The Borrower agrees to pay to the Administrative Agent, to be shared by the Lenders on the basis of each Lender’s Pro Rata Share, a commitment fee at a per annum rate equal to the Commitment Fee Rate on the daily unused portion of the Aggregate Commitment during the Commitment Period, payable monthly in arrears on each Payment Date and on the Termination Date. For the purposes hereof, “unused portion” means the Aggregate Commitment, minus the aggregate face amount of all outstanding Letters of Credit.

(b) The Borrower may permanently reduce the Aggregate Commitment in whole or in part ratably among the Lenders in integral multiples of $1,000,000, upon at least five Business Days’ written notice to the Administrative Agent, which notice shall specify the amount of any such reduction, provided, however, that the amount of the Aggregate Commitment may not be reduced below the aggregate face amount of all outstanding Letters of Credit.

(c) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent and to perform any other obligations contained therein.

2.5 [Reserved].

2.6 [Reserved].

2.7 [Reserved].

2.8 [Reserved].

2.9 [Reserved].

2.10 Rates Applicable After Default. During the continuance of an Event of Default under Section 7.1(b), the Applicable Letter of Credit Fee Rate applicable to each outstanding Letter of Credit with respect to which such Event of Default shall exist, shall increase at a rate equal to 2% per annum, and all interest, fees and other amounts outstanding hereunder shall bear interest at a rate per annum equal to the Floating Rate in effect from time to time plus 2% per annum.

2.11 Method of Payment.

(a) Each payment by the Borrower on account of any fees (except as set forth in any agreement governing the payment thereof) and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Pro Rata Shares of the Lenders.

(b) [reserved].

(c) All payments of the Obligations (other than with respect to Rate Management Obligations and Specified Cash Management Obligations) hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent at the Administrative Agent’s address specified pursuant to Article XIII, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Borrower, by 12:00 p.m., Chicago time, on the date when due. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at the Funding Office or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender. The Administrative Agent is hereby authorized to charge the account of the Borrower maintained with the Administrative Agent for each payment of principal, interest and bank fees as they become due hereunder; all other fees due hereunder shall be paid by Borrower upon the receipt of an invoice at Borrower’s address.

2.12 [Reserved].

2.13 [Reserved].

2.14 [Reserved].

2.15 Notification of Commitment Reductions. Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice received by it hereunder. The Administrative Agent will give each Lender prompt notice of each change in the Alternate Base Rate.

2.16 Lending Installations. Each Lender may book its L/C Participations and each Issuing Lender may issue Letters of Credit at any Lending Installation of its choosing and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and Letters of Credit issued hereunder of participations therein shall be deemed held by each Lender or Issuing Lender, as applicable, for the benefit of any such Lending Installation. Each Lender and Issuing Lender may, by written notice to the Administrative Agent and the Borrower in accordance with Article XIII, designate replacement or additional Lending Installations through which Letters of Credit will be issued or participated in by it and for whose account payments are to be made.

2.17 [Reserved].

2.18 Collateral and Guarantees.

(a) On the Closing Date, the Secured Obligations shall be secured by the DIP Order.

(b) [reserved].

(c) [reserved].

(d) On any date, in the case of any Domestic Subsidiary that is not previously subject to the collateral requirements set forth in Section 2.18(a) but which has a total Adjusted Book Value exceeding $25,000,000 at the end of any fiscal quarter after the Closing Date, the Borrower covenants and agrees to cause such Subsidiary to become a Subsidiary Guarantor and to execute or cause to be executed, within 30 days (or such later date as may be reasonably agreed to by the Administrative Agent) after the end of such fiscal quarter, Collateral Documents reasonably required by the Administrative Agent in order to subject such Domestic Subsidiary to the collateral requirements set forth in Section 2.18(a). In addition, if any Domestic Subsidiary incurs or otherwise becomes liable for any Funded Indebtedness or Guarantee Obligation, such Subsidiary shall contemporaneously become a Guarantor pursuant to documentation reasonably satisfactory to the Administrative Agent. The Borrower shall also, if requested by the Administrative Agent, deliver to the Administrative Agent certificates and legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent. Once a Domestic Subsidiary has executed Collateral Documents, the Collateral Documents for that Domestic Subsidiary shall remain in effect irrespective of its total Adjusted Book Value. Notwithstanding the foregoing, the aggregate Adjusted Book Value of all Domestic Subsidiaries not subject to the guaranty and collateral requirements of this Section 2.18 shall at no time exceed $200,000,000.

(e) The Parent, the Borrower and its Domestic Subsidiaries shall be subject to cash dominion at all times from the Closing Date through the Termination Date. All Deposit Accounts, Securities Accounts and Commodities Accounts (other than any Uncontrolled Account for so long as it is an Uncontrolled Account) of the Parent, the Borrower and its Domestic Subsidiaries shall be Controlled Accounts. The Parent and the Borrower will, and will cause each of the Borrower’s Domestic Subsidiaries to, in connection with any Deposit Account, Securities Account or Commodity Account (other than any Uncontrolled Account for so long as it is an Uncontrolled Account), enter into and deliver to the Administrative Agent a Control Agreement, in form and substance reasonably satisfactory to the Administrative Agent, on the following dates (or, in each case, such later date as the Administrative Agent may agree in its sole discretion): (i) the Closing Date or (ii) with respect to Deposit Accounts, Securities Accounts and Commodities Accounts of the Borrower and its Domestic Subsidiaries (other than any Uncontrolled Account for so long as it is an Uncontrolled Account) established on or after the Closing Date, promptly but in any event within thirty (30) days of the date such account is established. During a Cash Dominion Trigger Period (defined below), cash on hand and collections which are received into any Controlled Account shall be swept on a daily basis and to the extent necessary any securities held in any Securities Account shall be liquidated and the cash proceeds swept into a blocked account maintained with the Administrative Agent (the “Concentration Account”). As used herein, a “Cash Dominion Trigger Period” shall mean a period which commences immediately upon (a) the occurrence of any Event of Default or (b) on any date when Availability is less than the greater of (i) $20,000,000 and (ii) 15% of the lesser of (A) the Aggregate Commitment and (B) the Borrowing Base. Once triggered, a Cash Dominion Trigger Period shall remain in effect at all times thereafter until (x) any period triggered under clause (a) of the foregoing sentence shall cease upon the cure or waiver of such Event of Default in accordance with the Loan Documents, (y) any period triggered under clause (b) of the foregoing sentence shall cease on the date Availability exceeds the threshold set forth therein for at least 30 consecutive days or (z) all of the outstanding Letters of Credit are cash collateralized in an amount equal to 105% of the L/C Exposure for such Letters of Credit.

(f) The Parent and the Borrower will, and will cause each of the Borrower’s Domestic Subsidiaries to notify the Administrative Agent of any Deposit Account, Securities Account or Commodity Account (other than any Uncontrolled Account for so long as such account remains an Uncontrolled Account) that is established, held or maintained such Person that is not otherwise listed on Schedule 4. Notice under this Section 2.18(f) shall be delivered to the Administrative Agent in writing promptly but, in any event, not more than 5 Business Days (or such later date as may be reasonably agreed to by the Administrative Agent) following the establishment of any such account.

(g) Each Loan Party will, and will cause each of its subsidiaries that is a Loan Party to, execute and deliver, or cause to be executed or delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements and other documents and such other actions or deliveries of the type required by Section 4.1(c), as applicable), which may be required by any requirement of law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all in form and substance reasonably satisfactory to the Administrative Agent and all at the expense of the Loan Parties.

(h) In no event shall (i) perfection (except to the extent perfected through the filing of Uniform Commercial Code financing statements or analogous filings in the jurisdiction of formation of the applicable Guarantor) be required with respect to letter of credit rights, commercial tort claims, motor vehicles or any other assets subject to certificates of title, (ii) any mortgages be required to be delivered with respect to any real property interests or (iii) Collateral Documents governed by the laws of a jurisdiction other than the United States or any state thereof be required.

2.19 Defaulting Lender. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) Fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender.

(b) The Commitment amounts outstanding on the L/C Participations of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.11); provided that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of any waiver, amendment or modification (i) requiring the consent of all Lenders or (ii) described in clause (i) or (ii) of the first proviso in Section 9.11.

(c) If any L/C Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the L/C Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent the sum of all non-Defaulting Lenders’ Credit Exposure plus such Defaulting Lender’s L/C Exposure does not exceed the total of all non-Defaulting Lenders’ Commitment. Subject to Section 16.1, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent, cash collateralize for the benefit of the Issuing Lender only the Borrower’s obligations corresponding to such Defaulting Lender’s L/C Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in 2.2.9 for so long as such L/C Exposure is outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s L/C Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender with respect to such Defaulting Lender’s L/C Exposure during the period such Defaulting Lender’s L/C Exposure is cash collateralized;

(iv) if the L/C Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders shall be adjusted in accordance with such non-Defaulting Lenders’ Pro Rata Shares; and

(v) if all or any portion of such Defaulting Lender’s L/C Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Lender or any other Lender hereunder, all fees payable under Section 3.3(a) with respect to such Defaulting Lender’s L/C Exposure shall be payable to the Issuing Lender until and to the extent that such L/C Exposure is reallocated and/or cash collateralized.

(d) So long as any Lender is a Defaulting Lender, no Issuing Lenders shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower.

(e) Any amount payable to such Defaulting Lender under this Agreement (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to this Agreement), shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, to the payment of any amounts owing by such Defaulting Lender to any Issuing Lender hereunder, (iii) third, to the cash collateralization of any L/C Participations (in which case any cash collateral posted by the Borrower pursuant to this Section 2.19 shall be released to the Borrower in an equal amount), (iv) fourth, [reserved], (v) fifth, if so determined by the Administrative Agent, held in such account as cash collateral and released pro rata in order to cash collateralization of the Issuing Lenders’ future L/C Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, (vi) sixth, to the payment of any amounts owing to the Lenders or the Issuing Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, (vii) seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and (viii) eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such related Letters of Credit were issued at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the L/C Participations owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any L/C Participations owed to, such Defaulting Lender until such time as all funded and unfunded L/C Participations are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.19(c)(i). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post as cash collateral pursuant to this Section 2.19(e) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(f) In the event that the Administrative Agent, the Borrower and the Issuing Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the L/C Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Pro Rata Share; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(g) The Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require that the Defaulting Lender assign without recourse (in accordance with and subject to the restrictions set forth in Article XII of this Agreement in the case of voluntary assignments by a Lender) all of its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender); provided, that (i) such assignee shall have received the prior written approval of the Borrower and the Administrative Agent, which consent shall not be unreasonably withheld, and (ii) such Defaulting Lender shall have received payment of an amount equal to the outstanding principal amount of all Obligations owed to it, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (in the case of such outstanding principal and accrued interest) and from the Borrower (in the case of all other amounts).

(h) If (i) a Bankruptcy Event with respect to a Lender Parent of any Lender shall occur following the Closing Date and for so long as such event shall continue or (ii) the Issuing Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless the Issuing Lender shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Issuing Lender to defease any risk to it in respect of such Lender hereunder.

2.20 Currency Indemnity. The Borrower shall, and shall cause the other Loan Parties to, make payment relative to any Obligation (including with respect to Letters of Credit) in the currency in which such Obligation was effected (the “Agreed Currency”). If any payment is received on account of any Obligation in any currency other than the Agreed Currency (the “Other Currency”) (whether voluntarily or pursuant to an order or judgment or the enforcement thereof or the realization of any collateral under the Collateral Documents or the liquidation of a Loan Party or otherwise), such payment shall constitute a discharge of the liability of the Loan Parties hereunder and under the other Loan Documents in respect of such obligation only to the extent of the amount of the Agreed Currency which the relevant Lender or Agent, as the case may be, is able to purchase with the amount of the Other Currency received by it on the Business Day next following such receipt in accordance with its normal banking procedures in the relevant jurisdiction and applicable law after deducting any costs of exchange. To the fullest extent permitted by applicable law, if the amount of the Other Currency received is insufficient to satisfy the obligation in the Agreed Currency in full, then the Borrower shall on demand indemnify the Issuing Lenders, Lenders and the Administrative Agent from and against any loss or cost arising out of or in connection with such deficiency; provided that if the amount of the Agreed Currency so purchased is greater than the amount of the Agreed Currency due in respect of such liability immediately prior to such judgment or order, voluntary prepayment, realization of collateral, liquidation of a Loan Party or otherwise, then the Agents or the Lenders, as the case may be, agree to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law). To the fullest extent permitted by applicable law, the foregoing indemnity and agreement by each party shall constitute an obligation separate and independent from all other obligations contained in this Agreement and shall give rise to a separate and independent cause of action.

2.21 [Reserved].

2.22 Banking Services and Rate Management Transactions. Each Lender or Affiliate thereof (other than any Lender who is also the Administrative Agent or is an Affiliate of the Administrative Agent who shall have been deemed to have provided such notice) providing Banking Services for, or having Rate Management Transactions with, any Loan Party or any Subsidiary of a Loan Party shall deliver to the Administrative Agent, promptly after entering into such Banking Services arrangements or Rate Management Transactions, written notice setting forth the aggregate amount of all Specified Cash Management Obligations and Rate Management Obligations of such Loan Party or Subsidiary or thereof to such Lender or Affiliate (whether matured or unmatured, absolute or contingent). In addition, each such Lender or Affiliate thereof (other than any Lender who is also the Administrative Agent or is an Affiliate of the Administrative Agent who shall have been deemed to have provided such notice) shall deliver to the Administrative Agent, from time to time after a significant change therein or upon a request therefor, a summary of the amounts due or to become due in respect of such Specified Cash Management Obligations and Rate Management Obligations. The most recent information provided to the Administrative Agent shall be used in determining the amounts to be applied in respect of such Specified Cash Management Obligations and/or Rate Management Obligations pursuant to Section 8.3(f). It is understood and agreed that Lenders who were also Lenders under the Existing Credit Agreement that, prior to the Closing Date, provided notices to the Existing Agent in respect of Banking Services for, or Rate Management Transactions with, any Loan Party or any Subsidiary of a Loan Party shall have been deemed to have provided such notices under this Agreement.

2.23 [Reserved].

2.24 Priority and Liens. The Loan Parties hereby covenant, represent and warrant that, upon entry of the DIP Order, the Secured Obligations of the Loan Parties hereunder and under the other Loan Documents and the DIP Order, shall have the priority and liens set forth in the DIP Order, subject to the Carve-Out as described therein.

2.25 No Discharge, Survival of Claims. Subject to Section 2.26, the Borrower and each other Guarantor agrees that (a) any Confirmation Order entered in the Chapter 11 Cases shall not discharge or otherwise affect in any way any of the Secured Obligations of the Loan Parties to the Secured Parties under this Agreement and the related Loan Documents, other than after the payment in full in cash to the Secured Parties of all Secured Obligations under the DIP Facility (and the cash collateralization of all outstanding Letters of Credit in an amount equal to 105% of the L/C Exposure for such Letters of Credit and subject to documentation reasonably satisfactory to the Issuing Lenders) and the related Loan Documents on or before the effective date of a plan of reorganization and termination of the Commitments and (b) to the extent its Secured Obligations hereunder and under the other Loan Documents are not satisfied in full, (i) its Secured Obligations arising hereunder shall not be discharged by the entry of a Confirmation Order (and each Loan Party, pursuant to Section 1141(d)(4) of the Bankruptcy Code, hereby waives any such discharge) and (ii) the Superpriority Claim granted to the Administrative Agent, the Lenders pursuant to the DIP Order and the Liens granted to the Administrative Agent pursuant to the DIP Order shall not be affected in any manner by the entry of a Confirmation Order.

2.26 Conversion to Exit Facility Agreement. Upon the satisfaction or waiver of the Exit Conversion Conditions set forth on Schedule 2.26, automatically and without any further consent or action required by the Administrative Agent or any Lender, (a) each Letter of Credit hereunder shall be deemed refinanced, replaced and issued as a Letter of Credit, as applicable, under the Exit Facility Agreement, (b)

in connection therewith the Borrower, in its capacity as reorganized SESI, L.L.C., and each Guarantor, in its capacity as a reorganized debtor, to the extent such Person is required under the Exit Facility Agreement to continue to be a guarantor in respect thereof, shall assume all obligations in respect of the Letters of Credit hereunder and all other obligations in respect hereof, (c) each Lender hereunder shall be a Lender under the Exit Facility Agreement and (d) this Agreement shall terminate and be superseded, refunded, refinanced and replaced by, and deemed amended and restated in its entirety substantially in the form of, the Exit Facility Agreement (with such changes and insertions reasonably satisfactory to the Administrative Agent, the Lenders and the Borrower thereto incorporated as necessary to make such technical changes necessary to effectuate the intent of this Section 2.26 or otherwise), and the Commitments hereunder shall terminate. Notwithstanding the foregoing, all obligations of the Borrower and the other Loan Parties to the Administrative Agent, the Issuing Lenders and the Lenders under this Agreement and any other Loan Document (except, for the avoidance of doubt, the Exit Facility Agreement) which are expressly stated in this Agreement or such other Loan Document as surviving such agreement’s termination shall, as so specified, survive without prejudice and remain in full force and effect. Each of the Loan Parties, the Administrative Agent, the Lenders and the Issuing Lenders shall take such actions and execute and deliver such agreements, instruments or other documents as the Administrative Agent may reasonably request to give effect to the provisions of this Section 2.26 and as are required to complete the Schedules to the Exit Facility Agreement.

ARTICLE III

YIELD PROTECTION; TAXES

3.1 Yield Protection; Changes in Capital Adequacy and Liquidity Regulations.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate) or any Issuing Lender;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or any Issuing Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender, such Issuing Lender or such other Recipient of participation in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, Issuing Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Issuing Lender or other Recipient, the Borrower will pay to such Lender, Issuing Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or Issuing Lender determines that any Change in Law affecting such Lender or Issuing Lender or any Lending Installation of such Lender or Issuing Lender or such Lender’s or Issuing Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or Issuing Lender’s capital or on the capital of such Lender’s or Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by any Issuing Lender, to a level below that which such Lender or Issuing Lender or such Lender’s or Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Lender’s policies and the policies of such Lender’s or Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Lender or such Lender’s or Issuing Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or Issuing Lender or its holding company, as the case may be, as specified in Section 3.1(a) or (b) and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender or Issuing Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.2 Alternate Rate of Interest; Illegality.

(a) Subject to clauses (b), (c), (d), (e), (f) and (g) of this Section 3.2:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Eurodollar Base Rate or the Eurodollar Rate, as applicable (including because the LIBO Screen Rate is not available or published on a current basis), for such Interest Period; provided that no Benchmark Transition Event shall have occurred at such time; or

(ii) the Administrative Agent is advised by the Required Lenders that the Adjusted Eurodollar Base Rate or the Eurodollar Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any Conversion/Continuation Notice that requests the conversion of any Advance to, or continuation of any Advance as, a Eurodollar Advance shall be ineffective and (B) if any Borrowing Notice requests a Eurodollar Advance, such Borrowing shall be made as an Floating Rate Advance.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document (and any Rate Management Transaction shall be deemed not to be a “Loan Document” for purposes of this Section 3.2), if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (i) if a Benchmark Replacement is determined in accordance with clause (a) or (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (ii) if a Benchmark Replacement is determined in accordance with clause (c) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c) Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that, this clause (c) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrower a Term SOFR Notice.

(d) In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(e) The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (d) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.2, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.2.

(f) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or Eurodollar Base Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Eurodollar Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Eurodollar Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(g) Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Eurodollar Advance of, conversion to or continuation of Eurodollar Advances to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Floating Rate Advances. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Floating Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Floating Rate.

3.3 [Reserved].

3.4 Taxes.

(a) Defined Terms. For purposes of this Section 3.4, the term “Lender” includes any Issuing Lender and the term “applicable law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant governmental authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant governmental authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Borrower. The Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant governmental authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.2(b) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant governmental authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a governmental authority pursuant to this Section 3.4, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such governmental authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.4(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of EXHIBIT D-1 to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4) to the extent a Non-U.S. Lender is not the beneficial owner of the L/C Participations, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of EXHIBIT D-2 or EXHIBIT D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of EXHIBIT D-4 on behalf of each such direct and indirect partner;

(C) any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Closing Date.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.4 (including by the payment of additional amounts pursuant to this Section 3.4), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant governmental authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant governmental authority) in the event that such indemnified party is required to repay such refund to such governmental authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section 3.4 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under the Loan Documents.

(j) [Reserved].

3.5 [Reserved].

3.6 Replacement of Lender. If (a) the Borrower is required pursuant to Section 3.1, 3.2 or 3.4 to make any additional payment to any Lender, (b) any Lender becomes a Defaulting Lender, or (c) any Lender does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of all of the Lenders or each of the Lenders affected thereby (so long as the consent of the Required Lenders has been obtained), then the Borrower may elect upon notice to such Lender and the Administrative Agent, to replace such Lender (the “Affected Lender”) as a Lender party to this Agreement, provided that no Event of Default or Default shall have occurred and be continuing at the time of such replacement, and provided further that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Administrative Agent shall agree, as of such date, to purchase for cash the Obligations due to the Affected Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Affected Lender to be terminated as of such date and to comply with the requirements of Section 12.2 applicable to assignments, and (ii) the Borrower shall pay to such Affected Lender in same day funds on the day of such replacement (A) all interest, fees and other amounts then accrued but unpaid to such Affected Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Affected Lender under Sections 3.1, 3.2 and 3.4, and (B) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 3.3 had the Obligations of such Affected Lender been prepaid on such date rather than sold to the replacement Lender. Any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

ARTICLE IV

CONDITIONS PRECEDENT

4.1 Effectiveness; Conditions Precedent to Extensions of Credit. The effectiveness of this Agreement and the agreement of each Lender to make the initial extension of credit requested to be made by it (or deemed to be made on the Closing Date) subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a) Credit Agreement. The Administrative Agent shall have received this Agreement, executed and delivered by the Administrative Agent, the Parent, the Borrower, the Lenders and the Issuing Lenders.

(b) [reserved].

(c) [reserved].

(d) Financial Statements and Projections. The Lenders shall have received (i) audited financial statements of the Parent and its consolidated subsidiaries for the 2018 and 2019 fiscal years, (ii) unaudited interim financial statements of the Parent and its consolidated subsidiaries for each fiscal quarter ended after the date of the latest applicable financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are publicly available; provided that the Lenders hereby acknowledge receipt of such audited and unaudited financial statements pursuant to the foregoing clauses (i) and (ii) and (iii) the most recent projected income statement, balance sheet and cash flows of the Parent and its consolidated subsidiaries for the period beginning with January 1, 2021 and ending with December 31, 2023, on a quarterly basis through December 31, 2021 and annually thereafter.

(e) [reserved].

(f) Entity Documents. Copies of the certificate of incorporation and bylaws of the Parent, articles of organization (or certificate of formation) and operating agreement (or limited liability company agreement) of Borrower, and the corresponding organization documents of all of Borrower’s Domestic Subsidiaries who are party to a Loan Document, together with all amendments, each certified by the Secretary or Assistant Secretary of the Parent or Borrower, and a certificate of good standing or existence for the Parent, Borrower and Borrower’s Domestic Subsidiaries who are party to a Loan Document, each certified by the appropriate governmental officer in its jurisdiction of incorporation, and copies of the articles of incorporation of any foreign Subsidiary who is party to a Loan Document, together with all amendments certified by the secretary of said Subsidiary.

(g) Closing Certificates. Closing certificates by the Secretary or Assistant Secretary of the Parent, Borrower and the authorized person for each Subsidiary, of its Board of Directors’ resolutions or consent of members or partners, and of resolutions or actions of any other body authorizing the execution of the Loan Documents to which the Parent, Borrower or any of Borrower’s Subsidiaries is a party, including an incumbency certificate, executed by the Secretary or Assistant Secretary of the Borrower, which shall identify by name and title of the Authorized Officers and any other officers of the Borrower authorized to sign the Loan Documents to which the Borrower is a party, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower.

(h) Fees. The Administrative Agent and the Lenders shall have received all fees required to be paid, and all expenses (including the reasonable fees and expenses of legal counsel) for which invoices have been presented (so long as such invoices have been presented at least one Business Day prior to the Closing Date).

(i) [reserved].

(j) Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received (to the extent not currently held by the Administrative Agent pursuant to the collateral documents under the Existing Credit Agreement) (i) the certificates representing the shares of Equity Interest pledged pursuant to the Collateral Documents, together with an undated stock power for each such certificate executed in blank by a duly authorized Authorized Officer of the pledgor thereof (except for certificates which cannot be delivered after the Borrower’s use of commercially reasonable efforts without undue burden or expense) and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Collateral Documents endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(k) [Reserved].

(l) [Reserved].

(m) No Other Debt. The Administrative Agent shall have received a certificate of the Chief Financial Officer of the Parent in form and substance reasonably satisfactory to the Administrative Agent certifying that the Loan Parties will have no debt outstanding for borrowed money other than the Obligations under this Agreement or other Funded Indebtedness permitted by Section 6.11.

(n) [Reserved].

(o) USA Patriot Act. To the extent requested by the Administrative Agent at least 10 Business Days prior to the Closing Date, the Administrative Agent shall have received at least five days prior to the Closing Date all documentation and other information as is reasonably requested in writing by the Administrative Agent about the Borrower and the Subsidiaries and required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

(p) No Material Adverse Effect. Since the effective date of the RSA, there has been no development or event that has or could reasonably be expected to have a Material Adverse Effect, other than as a result of those events leading up to and following commencement of the Chapter 11 Cases.

(q) Minimum Availability. Availability as of the date of the Borrowing Base Certificate delivered pursuant to Section 4.1(s), adjusted pro forma for the definition of Borrowing Base as of the Closing Date under this Agreement, shall equal or exceed $25,000,000.

(r) [Reserved].

(s) Borrowing Base Certificate. The Administrative Agent shall have received a Borrowing Base Certificate under the Existing Credit Agreement, updated for the definition of “Borrowing Base” in this Agreement, for the most recent calendar month ending October 31, 2020, together with such supporting documentation and supplemental reporting information as the Administrative Agent may reasonably request.

(t) [Reserved].

(u) [Reserved].

(v) [Reserved].

(w) Minimum Liquidity. Liquidity shall equal or exceed $175,000,000.

(x) Chapter 11 Cases. The Chapter 11 Cases shall have been commenced and the motion to approve the Interim Order, and all “first day motions” filed by the Debtors at the time of commencement of the Chapter 11 Cases shall be satisfactory in form and substance to the Required Lenders in their reasonable discretion.

(y) Interim Order. The Administrative Agent shall have received a signed copy of the Interim Order which shall have been entered by the Bankruptcy Court on or before the third Business Day after the Petition Date and shall be satisfactory in form and substance to the Required Lenders in their sole discretion, and such Interim Order shall not have been vacated, reversed, modified amended or stayed; provided that the Administrative Agent, in its sole discretion, may waive this Section 4.1(y) so long as the Final Order has been entered into and in full force and effect and has not been vacated, reversed, modified, amended or stayed in any respect without the consent of the Administrative Agent.

(z) Initial Budget. The Administrative Agent shall have received the initial Budget, which shall be in a form and substance satisfactory to the Required Lenders, together with the Budget Certificate.

The Administrative Agent shall notify the Borrower, the Lenders and the Issuing Lender of the Closing Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to fund participations in Letters of Credit and of the Issuing Lender to issue, renew or amend Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.11) at or prior to 2:00 p.m., Chicago time, on December 9, 2020 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

4.2 Each Extension of Credit. The Issuing Lender shall not be required to issue, amend, renew or extend any Letter of Credit, unless:

(a) At the time of and immediately after giving effect to such extension of credit:

(i) there exists no Event of Default or Default; and

(ii) the representations and warranties contained in Article V or in any other Loan Documents are true and correct in all material respects as of the date of such extension of credit except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date (provided that such materiality qualifier shall not be applicable to any representation or warranty that already is qualified or modified by materiality in the text thereof).

(b) The Administrative Agent shall have received a certificate from an Authorized Officer in form and substance reasonably satisfactory to the Administrative Agent which demonstrates that, at the time of and immediately after giving effect to such extension of credit, the Aggregate Exposure shall not exceed an amount equal to the lesser of (i) the Aggregate Commitment and (ii) the Borrowing Base.

(c) The Administrative Agent and/or the Issuing Lender shall have received an Application in accordance with Section 2.2, as applicable.

(d) Other than in connection with (i) the extension or renewal of an Existing Letter of Credit or (ii) the replacement of an Existing Letter of Credit that has expired or terminated without being drawn, the Final Order shall have been entered and shall be in full force and effect and shall not have been vacated, reversed, modified, amended or stayed in any respect without the consent of the Required Lenders.

(e) The issuance, increase, renewal or extension of such Letter of Credit would not contravene any law and shall not be enjoined, temporarily, preliminarily or permanently.

(f) In connection with (i) an extension or renewal of an Existing Letter of Credit or (ii) the replacement of an Existing Letter of Credit that has expired or terminated without being drawn, the Interim Order shall have been entered and shall be in full force and effect and shall not have been vacated, reversed, modified, amended or stayed in any respect without the consent of the Required Lenders in their reasonable discretion (provided that, for the avoidance of doubt, entry of the Final Order shall not be a vacation, reversal, amendment or stay of the Interim Order).

(g) The Loan Parties are in compliance with Section 6.17.

Each Application with respect to each such issuance, increase, renewal, amendment or extension of a Letter of Credit shall constitute a representation and warranty by the Parent and Borrower that the conditions contained in Section 4.2(a) have been satisfied.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Parent and Borrower represent and warrant to the Lenders that:

5.1 Existence and Standing. Subject to any restrictions arising on account of any Loan Party’s status as a “debtor” under the Bankruptcy Code and the entry of the DIP Order, the Parent is a corporation, the Borrower is a limited liability company, and each of the Borrower’s Subsidiaries is a corporation, partnership or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where such failure could not reasonably be expected to have a Material Adverse Effect.

As of the date, if any, that the Beneficial Ownership Certification was most recently provided to Lenders, the information included in such Beneficial Ownership Certification was true and correct in all respects.

5.2 Authorization and Validity. Subject to any restrictions arising on account of any Loan Party’s status as a “debtor” under the Bankruptcy Code and the entry of the DIP Order, each of the Parent, the Borrower and the Borrower’s Subsidiaries has the power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by the Parent, the Borrower, and the Borrower’s Subsidiaries of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate or company proceedings, and the Loan Documents to which the Parent, the Borrower, and the Borrower’s Subsidiaries is a party, upon entry of the applicable DIP Order, constitute legal, valid and binding obligations of the Parent, the Borrower, and the Borrower’s Subsidiaries enforceable against the Parent, the Borrower, and the Borrower’s Subsidiaries in accordance with their terms, except as enforceability may be limited by the DIP Order and subject to any restrictions arising on account of any Loan Party’s status as a “debtor” under the Bankruptcy Code, and further subject to other applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

5.3 No Conflict; Government Consent. Subject to entry of the DIP Order and subject to any restrictions arising on account of the Loan Parties’ status as “debtors” under the Bankruptcy Code, neither the execution and delivery by the Parent, the Borrower, and the Borrower’s Subsidiaries of the Loan Documents to which it is a party, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (a) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Parent, the Borrower, or any of the Borrower’s Subsidiaries or (b) the Parent’s, the Borrower’s, or any Subsidiary’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by laws, or operating or other management agreement, as the case may be, or (c) the provisions of any indenture, instrument or agreement to which the Parent, the Borrower, or any of the Borrower’s Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of the Parent, the Borrower, or the Borrower’s Subsidiaries pursuant to the terms of any such indenture, instrument or agreement, except where such failure could not reasonably be expected to have a Material Adverse Effect. Subject to entry of the DIP Order and subject to any restrictions arising on account of the Debtors’ status as “debtors” under the Bankruptcy Code, and upon entry of the applicable DIP Order, no order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the Parent, the Borrower, or any of the Borrower’s Subsidiaries, is required to be obtained by the Parent, the Borrower, or any of the Borrower’s Subsidiaries in connection with the execution and delivery of the Loan Documents, the payment and performance by the Borrower of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.

5.4 Financial Statements. The audited December 31, 2019 and the unaudited March 31, 2020 and June 30, 2020 consolidated financial statements of the Parent and its consolidated subsidiaries heretofore delivered to the lenders under the Existing Credit Agreement fairly present, in all material respects, the consolidated financial condition and consolidated results operations of the Parent and its consolidated subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end adjustments and the absence of footnotes in the case of the unaudited statements.

5.5 Material Adverse Change. Since the Petition Date there has been no change in the business, Property, condition (financial or otherwise) or results of operations of the Parent, the Borrower and its Subsidiaries, taken as a whole, which could reasonably be expected to have a Material Adverse Effect.

5.6 Taxes. The Parent, the Borrower, and the Borrower’s Subsidiaries have filed or caused to be filed all United States federal tax returns or extensions relating thereto and all other tax returns which are required to be filed and, except to the extent such payment is excluded by, or is otherwise prohibited by the provisions of the Bankruptcy Code or order of the Bankruptcy Court, have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Parent, the Borrower, or any of the Borrower’s Subsidiaries, except (a) such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP, or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. Adequate charges, accruals and reserves in respect of any taxes or other governmental charges have been provided on the books of the Parent, the Borrower and the Borrower’s Subsidiaries in accordance with GAAP.

5.7 Litigation and Contingent Obligations. Subject to any restrictions arising on account of any Loan Party’s status as a “debtor” under the Bankruptcy Code and the Chapter 11 Cases, (a) there is no unstayed litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of the officers of the Parent or Borrower, threatened against or affecting the Parent, the Borrower or the Borrower’s Subsidiaries which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the issuance, amendment or extensions of any Letter of Credit, and (b) other than any liability incident to any litigation, arbitration or proceeding which could not reasonably be expected to have a Material Adverse Effect, none of the Parent, the Borrower or the Borrower’s Subsidiaries has any unstayed material contingent obligations not provided for or disclosed in the financial statements referred to in Section 5.4.

5.8 Subsidiaries. The Borrower is the sole Subsidiary of the Parent, and the Parent owns all of the membership interest of the Borrower. Schedule 3 contains an accurate list of all Subsidiaries of the Parent and the Borrower (as of the Closing Date), setting forth their respective jurisdictions of organization and the percentage of their respective capital stock or other ownership interests owned by the Borrower or other Subsidiaries. All of the issued and outstanding shares of capital stock or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.

5.9 ERISA. Except to the extent excused by the Bankruptcy Code or as a result of the filing of the Chapter 11 Cases, (a) each Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan, neither the Borrower nor any ERISA Affiliate has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to terminate any Plan (b) neither the Parent nor the Borrower is an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and neither the execution of this Agreement nor the issuance, amendment, renewal or extensions of Letters of Credit hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code. No Plan is in at risk, endangered, or critical status (within the meaning of Sections 303 or 305 of ERISA) or insolvent (within the meaning of Section 4245 of ERISA) and (c) neither the Borrower nor any ERISA Affiliate has failed to pay when due (after expiration of any applicable grace period) any installment with respect to liability imposed in connection with a withdrawal under Section 4201 of ERISA.

5.10 Accuracy of Information. All written or formally presented information, other than the Projections and information of a general economic or industry specific nature (the “Information”), that has been or will be made available to the Lenders by the Parent or the Borrower or any of their respective representatives in connection with the transactions contemplated hereby, when taken as a whole, does not or will not, when furnished to the Lenders and taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (giving effect to all supplements and updates thereto). The financial projections and other forward-looking information (the “Initial Projections”) and the Projections that have been or will be made available to the Lenders by the Parent or the Borrower or any of their respective representatives in connection with the transactions contemplated hereby have been or will be prepared in good faith based upon assumptions believed by the Parent and the Borrower to be reasonable at the time furnished (it being recognized by the Lenders that such Initial Projections and Projections are not to be viewed as facts and that actual results during the period or periods covered by any such Initial Projections and Projections may differ from the projected results, and such differences may be material and such Initial Projections and Projections should not be regarded as a representation that the projected results will be achieved).

5.11 Material Agreements. Subject to any restrictions arising on account of such Debtor’s status as a “debtor” under the Bankruptcy Code, on account of any Debtor’s insolvency, on account of the pendency of the Chapter 11 Cases, on account of entry of the DIP Order, in accordance with the consummation of an Approved Plan, or with the Administrative Agent’s consent none of the Parent, the Borrower or any of the Borrower’s Subsidiaries is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect if the Parent, the Borrower or the Borrower’s Subsidiaries complies with the terms thereof. Subject to any restrictions arising on account of any Loan Party’s status as a “debtor” under the Bankruptcy Code and the entry of the DIP Order, none of the Parent, the Borrower or any of the Borrower’s Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (a) any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect or (b) any agreement or instrument evidencing or governing Material Indebtedness.

5.12 Compliance With Laws. Subject to any restrictions arising on account of any Loan Party’s status as a “debtor” under the Bankruptcy Code and the entry of the DIP Order, the Parent, the Borrower and the Borrower’s Subsidiaries have complied with all laws, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property, including, without limitation, Regulation U, T and X of the Board of Governors of the Federal Reserve System, and all Environmental Laws, except for any failure to comply with any of the foregoing which could not reasonably be expected to have a Material Adverse Effect. Margin Stock (as defined in Regulation U) constitutes less than 25% of the value of those assets of the Parent, the Borrower and the Borrower’s Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.

5.13 Ownership of Properties. On the Closing Date, other than as a result of the Chapter 11 Cases and subject to any necessary order or authorization of the Bankruptcy Court, the Parent, the Borrower and the Borrower’s Subsidiaries will have good title, free of all Liens other than Permitted Liens, to all of the Property and assets reflected in the Parent’s most recent consolidated financial statements provided to the Administrative Agent as owned by the Parent, the Borrower and the Borrower’s Subsidiaries, excluding sales permitted by Section 6.13.

5.14 Environmental Matters. Subject to any restrictions arising on account of any Loan Party’s status as a “debtor” under the Bankruptcy Code and the Chapter 11 Cases, in the ordinary course of its business, the officers of the Borrower consider the effect of Environmental Laws on the business of the Parent, the Borrower and the Borrower’s Subsidiaries, in the course of which they identify and evaluate potential risks and liabilities accruing due to Environmental Laws. On the basis of this consideration, the Parent and the Borrower have concluded that they are aware of no non-compliance with the Environmental Laws that could reasonably be expected to have a Material Adverse Effect. None of the Parent, the Borrower or any of the Borrower’s Subsidiaries has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which noncompliance or remedial action could reasonably be expected to have a Material Adverse Effect.

5.15 Investment Company Act. None of the Parent, the Borrower or any of the Borrower’s Subsidiaries is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

5.16 Labor Matters. Subject to any restrictions arising on account of any Loan Party’s status as a “debtor” under the Bankruptcy Code and the Chapter 11 Cases and, except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Loan Party pending or, to the knowledge of the Parent or the Borrower, threatened; (b) hours worked by and payment made to employees of each Loan Party have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters; and (c) all payments due from any Loan Party on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Loan Party.

5.17 [Reserved].

5.18 Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintain in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of the Borrower, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary or to the knowledge of the Borrower or such Subsidiary any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

5.19 Insurance. As of the Closing Date, all premiums in respect of insurance maintained by or on behalf of the Loan Parties and their Subsidiaries that are due and payable have been paid, except to the extent such payment is excluded by, or is otherwise prohibited by the provisions of the Bankruptcy Code or order of the Bankruptcy Court, and the Borrower maintains, and has caused each Subsidiary to maintain, with financially sound and reputable insurance companies, insurance on all their real and personal property in such amounts, subject to such deductibles and self-insurance retentions and covering such properties and risks as are adequate and customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

5.20 [Reserved].

ARTICLE VI

COVENANTS

So long as the Commitments remain in effect, any Letter of Credit remains outstanding or other amount is owing to any Lender or the Administrative Agent hereunder:

6.1 Financial Reporting; Projections.

(a) The Parent and Borrower will maintain, for themselves and for each Subsidiary, a system of accounting established and administered in accordance with GAAP, and furnish to the Lenders:

(i) within 90 days after the close of each of the Parent’s fiscal years, or earlier if required pursuant to the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date thereof, an unqualified audit report certified by an independent certified public accounting firm of national standing, prepared in accordance with GAAP on a consolidated basis for the Parent and its consolidated subsidiaries, including balance sheets as of the end of such period, related profit and loss statement, statement of changes in shareholders equity and statement of cash flows (but excluding any work papers relating thereto), accompanied by a certificate of said accountants that, in connection with their audit, nothing came to their attention that caused them to believe that the Parent and its Subsidiaries failed to comply with the terms, covenants, provisions or conditions of Articles V, VI or VII of this Agreement insofar as they relate to accounting matters;

(ii) within 45 days after the close of each of the first three fiscal quarters of each fiscal year of the Parent, or earlier if required pursuant to the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date thereof, commencing with the fiscal quarter ending September 30, 2020, consolidated unaudited balance sheets of the Parent and its consolidated subsidiaries as at the close of each fiscal quarter and consolidated profit and loss statements for the period from the beginning of such fiscal year to the end of such quarter, all certified by the Chief Financial Officer of the Parent;

(iii) simultaneously with the furnishing of the financial statements required under Sections 6.1(a)(i), 6.1(a)(ii) and 6.1(a)(x) a Compliance Certificate (A) certifying, in the case of the financial statements delivered under Section 6.1(a)(ii), as presenting fairly in all material respects the financial condition and results of operations of the Parent and its subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, (B) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (C) [reserved], (D) unless disclosed in the financial statements accompanying such certificate, stating whether any change in GAAP or in the application thereof that impacts such financial statements has occurred since the date of the audited financial statements referred to in Section 5.4 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate and (E) setting forth reasonably detailed calculations showing the calculation of the Fixed Charge Coverage Ratio;

(iv) within 60 days after the close of each of the Parent’s fiscal years, a copy of the consolidated budget (including a projected consolidated balance sheet, income statement and cash flow statement) of the Parent and its consolidated subsidiaries on a quarterly basis of such fiscal year (the “Projections”) in form reasonably satisfactory to the Administrative Agent;

(v) as soon as available but in any event (A) if a Weekly Reporting Period is not in effect, within 30 days of the end of each calendar month, commencing with the calendar month ending November 30, 2020 and (B) during a Weekly Reporting Period, within 3 Business Days of the end of each calendar week, as applicable, as of the last Business Day of the applicable period then ended, a Borrowing Base Certificate;

(vi) as soon as available but in any event (A) if a Weekly Reporting Period is not in effect, within 30 days after of the end of each calendar month, commencing with the calendar month ending November 30, 2020 and (B) during a Weekly Reporting Period, within 3 Business Days after of the end of each calendar week, as applicable, as of the last Business Day of the applicable period then ended, all delivered electronically in a text formatted file reasonably acceptable to the Administrative Agent:

(A) a detailed aging of the Borrowing Base Parties’ Accounts, prepared in a manner reasonably acceptable to the Administrative Agent;

(B) a schedule detailing the Borrowing Base Parties’ Inventory and Premium Rental Drill Pipe, in form satisfactory to the Administrative Agent; and

(C) a worksheet of calculations prepared by the Borrower to determine Eligible Accounts, Eligible Unbilled Accounts, Eligible Inventory and Eligible Premium Rental Drill Pipe, such worksheets detailing the Accounts, Inventory and Premium Rental Drill Pipe excluded from Eligible Accounts, Eligible Unbilled Accounts, Eligible Inventory and Eligible Premium Rental Drill Pipe and the reason for such exclusion.

(vii) as soon as available but in any event (A) if a Weekly Reporting Period is not in effect, within 30 days of the end of each calendar month, commencing with the calendar month ending November 30, 2020 and (B) during a Weekly Reporting Period, within 3 Business Days of the end of each calendar week, as applicable, as of the period then ended, an aggregate schedule of the Borrowing Base Parties’ accounts payable, including a detailed aging of such accounts payable and identifying any accounts payable that may result in reductions of accounts receivable due to the imposition of materialman’s liens or otherwise, delivered electronically in a text formatted file reasonably acceptable to the Administrative Agent;

(viii) upon the Administrative Agent’s request (x) if a Weekly Reporting Period is not in effect, within 30 days of the end of each calendar month, commencing with the calendar month ending November 30, 2020 and (y) during a Weekly Reporting Period, within 3 Business Days of the end of each calendar week, as applicable, as of the last Business Day of the applicable period then ended, all delivered electronically in a text formatted file reasonably acceptable to the Administrative Agent:

(A) copies of invoices issued by the Borrowing Base Parties in connection with any Accounts included in the Borrowing Base;

(B) copies of invoices in connection with any Inventory or Premium Rental Drill Pipe included in the Borrowing Base; and

(C) an updated customer list for the Borrowing Base Parties, which list shall state the customer’s name and contact information;

(ix) as soon as possible and in any event within 10 days after receipt by the Parent or Borrower, a copy of any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Parent, Borrower or any of Borrower’s Subsidiaries, which, in either case, could reasonably be expected to have a Material Adverse Effect;

(x) within 30 days after the end of each calendar month (other than the last calendar month of any fiscal quarter), commencing with the calendar month ending November 30, 2020 (i) consolidated unaudited balance sheets of the Parent and its consolidated subsidiaries as at the close of end of such period, (ii) consolidated profit and loss statements of the Parent and its consolidated subsidiaries and (iii) cash flow statements of the Parent and its consolidated subsidiaries, in each case, for such month and the period from the beginning of such fiscal year to the end of such month and certified by the Chief Financial Officer of the Parent;

(xi) beginning with the Thursday of the second full calendar week after the Petition Date and on each Thursday thereafter, the Borrower shall provide to the Administrative Agent and FTI Consulting a Variance Report and Liquidity Report;

(xii) beginning with the Thursday of the second full calendar week after the Closing Date and on each Thursday thereafter, the Borrower shall provide to the Administrative Agent and FTI Consulting (A) a 13-week cash flow forecast in .pdf and excel formats and in form and substance reasonably satisfactory to the Administrative Agent (the “13-Week Forecast”), which 13-Week Forecast and any amendments thereto shall reflect, for the periods covered thereby, projected weekly disbursements, cash receipts, and ending cash for each week covered by the 13-Week Forecast, and (B) with respect to each 13-Week Forecast that is also an updated Budget, a certificate of a financial officer of the Borrower stating that such Budget has been prepared on a reasonable basis and in good faith and is based on assumptions believed by the Borrower to be reasonable at the time made and from the best information then available to the Borrower in connection therewith (such certificate a “Budget Certificate”); and

(xiii) such other information (including non-financial information) as the Administrative Agent or any Lender may from time to time reasonably request.

(b) Reports and financial statements required to be delivered by the Parent and the Borrower pursuant to Sections 6.1(a)(i) and (a)(ii) shall be deemed to have been delivered on the date on which the Parent posts such reports, or reports containing such financial statements, on its website on the Internet at www.superiorenergy.com, at www.sec.gov or at such other website identified by the Parent in a notice to the Administrative Agent and that is accessible by the Lenders without charge; provided that the Parent shall deliver paper copies of such information to any Lender promptly upon request of such Lender through the Administrative Agent and provided further that the Lenders shall be deemed to have received the information specified in Sections 6.1(a)(i) and (a)(ii) on the date (x) the information is posted on a website identified from time to time by the Administrative Agent to the Lenders and the Parent and such website is accessible by the Lenders without charge, and (y) such posting is notified to the Lenders (it being understood that the Parent shall have satisfied the timing obligations imposed by those clauses as of the date such information is delivered to the Administrative Agent).

6.2 Use of Proceeds. The Borrower will, and will cause each Subsidiary to use the Letters of Credit for general corporate purposes of the Borrower and its subsidiaries. The Borrower will not request any Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States, (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto (iv) in a manner inconsistent with the Budget, (v) to challenge the validity, perfection, priority, extent or enforceability of the obligations under the DIP Facility, the Exit Facility or the facility under the Existing Credit Agreement, (vi) to investigate or assert any other claims or causes of action against the Administrative Agent, the Arrangers, any other agent or any Lender with respect to any holder of any such obligations, except as agreed by the Administrative Agent and provided in the DIP Order with respect to any investigation regarding the facility under the Existing Credit Agreement or (viii) for any act which has the effect of materially or adversely modifying or compromising the rights and remedies of the Administrative Agent or the Lenders or any such party with respect to the DIP Facility, the Exit Facility or any Loan Document (as defined in the Existing Credit Agreement).

6.3 Notices of Material Events. The Parent and the Borrower will furnish to the Administrative Agent and each Lender prompt (but in any event within any time period that may be specified below) written notice of the following:

(a) the occurrence of any Event of Default or Default and of any other development (financial or otherwise) that results, or could reasonably be expected to result, in a Material Adverse Effect, in each case, of which any member of executive management has actual knowledge;

(b) the occurrence of any casualty or other insured damage to any assets of a Borrowing Base Party or the commencement of any action or proceeding for the taking of any material assets of a Borrowing Base Party or interest therein under power of eminent domain or by condemnation or similar proceeding which would reasonably be expected to result in a Prepayment Event;

(c) to the extent any such matter has resulted or would reasonably be expected to result in a Material Adverse Effect, receipt of any notice of any investigation by a Governmental Authority or any litigation or proceeding commenced or threatened against any Loan Party or any Subsidiary;

(d) upon any Authorized Officer’s knowledge thereof, any Lien (other than Permitted Liens) or claim made or asserted against any of the DIP Collateral; and

(e) to the extent reasonably practicable at least two (2) days prior to filing (or such shorter period as the Administrative Agent may agree), the Borrower shall use commercially reasonable efforts to provide the Administrative Agent copies of all material pleadings and motions (other than “first day” motions and proposed orders, and other than emergency pleadings or motions where, despite such Borrower’s commercially reasonable efforts, such two (2) day notice is not possible) to be filed by or on behalf of the Borrower or any of the other Loan Parties with the Bankruptcy Court in the Chapter 11 Cases, or to be distributed by or on behalf of the Borrower or any of the other Loan Parties to any official committee appointed in the Chapter 11 Cases, which such pleadings shall include the Administrative Agent as a notice party.

Each notice delivered under this Section shall be accompanied by a statement of an Authorized Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

6.4 Conduct of Business. Subject to any necessary order or authorization of the Bankruptcy Court, the Parent and the Borrower will, and will cause each of the Borrower’s Subsidiaries to, carry on and conduct its business in substantially the same manner and in the same general fields of enterprise as it is presently conducted and do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, in each case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect. The Parent will continue to be the sole member of the Borrower, and the Borrower shall continue to be the sole Subsidiary of the Parent.

6.5 Taxes. Except where such payment is excused by, or is otherwise prohibited by the provisions of the Bankruptcy Code or order of the Bankruptcy Court, the Parent and the Borrower will, and will cause each of the Borrower’s Subsidiaries to, timely file complete and to the best of the Parent’s and the Borrower’s knowledge, correct United States federal and applicable foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, taking into account any extensions relating thereto, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.6 Insurance. The Parent and the Borrower will, and will cause each of the Borrower’s Subsidiaries to, maintain with financially sound and reputable insurance companies insurance on a material portion of their Property in such amounts and covering such risks as is consistent with sound business practice, or as otherwise provided in the Collateral Documents, and the Borrower will furnish to any Lender upon request full information as to the insurance carried. The loss payable clauses or provisions in the applicable insurance policy or policies insuring any of the DIP Collateral shall be endorsed in favor of and made payable to the Administrative Agent as a “loss payee” and such liability policies shall name the Administrative Agent and the Lenders as “additional insureds”. To the extent that the insurer will agree to do so, such policies shall also provide that the insurer will endeavor to give at least 30 days prior notice of any cancellation to the Administrative Agent and at least 10 days prior notice of any non-payment of any insurance premium. Borrower shall maintain flood insurance on all real property constituting DIP Collateral, from such providers, in amounts and on terms in accordance with the Flood Laws or as otherwise satisfactory to all Lenders.

6.7 Compliance with Laws; Environmental and ERISA Matters; Compliance with Material Contractual Obligations.

(a) Other than violations arising as a result of the Chapter 11 Cases and except as otherwise excused by the Bankruptcy Court, the Parent and the Borrower will, and will cause each of the Parent’s Subsidiaries to, comply in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it or its Property may be subject including, without limitation, Regulations U, T, and X of the Board of Governors of the Federal Reserve System, and also including, without limitation, ERISA and Environmental Laws.

(b) The Parent and Borrower will furnish to the Lenders, promptly following receipt thereof, copies of any documents described in Section 101(f), (j), (k), and (l) of ERISA that any Loan Party or any ERISA Affiliate may request and/or receive with respect to any Plan; provided, that if the Loan Parties or any ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Plan, then, upon reasonable request of the Lenders, the Loan Parties and/or their ERISA Affiliates shall promptly make such request and the Borrower shall provide copies of such documents and notices to the Lenders promptly after receipt thereof.

(c) The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

(d) Other than violations arising as a result of the Chapter 11 Cases and except as otherwise excused by the Bankruptcy Court, the Parent and the Borrower will, and will cause each of the Parent’s Subsidiaries to, perform in all material respects their respective obligations under material agreements to which each such entity is a party.

6.8 Maintenance of Properties. Except where compliance is excluded by, or is otherwise prohibited by the provisions of the Bankruptcy Code or order of the Bankruptcy Court, the Parent and the Borrower will, and will cause each of the Borrower’s Subsidiaries to, do all things reasonably necessary to maintain, preserve, protect and keep its Property material to its business in good repair, working order and condition in light of the uses for such Property, ordinary wear and tear excepted, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times.

6.9 Books and Records; Field Examinations and Appraisals.

(a) The Parent and the Borrower will, and will cause each of the Borrower’s Subsidiaries to, (i) keep proper books of record and account in which full, true and correct entries in conformity with GAAP in all material respects consistently applied shall be made of all material financial transactions and (ii) permit any representatives designated by the Administrative Agent, upon reasonable prior notice, to visit and inspect its Properties, to conduct at such Loan Party’s premises field examinations of such Loan Party’s Properties, liabilities, books and records, including examining and making extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants (and hereby authorizes the Administrative Agent to contact its independent accountants directly) and to provide contact information for each bank where each Loan Party has a depository and/or securities account and each such Loan Party hereby authorizes the Administrative Agent to contact the bank(s) in order to request bank statements and/or balances, all at such reasonable times during normal business hours upon reasonable advance notice to the Borrower, all at the reasonable and documented expense of the Borrower; provided, that the Administrative Agent has the right to conduct only two (2) field examination during any 12-month period and one (1) additional field examination (for the total of three (3) such field examinations during any 12-month period) conducted at any time (i) after Availability falls below the greater of (A) $35,000,000 and (B) 30% of the lesser of (1) the Aggregate Commitment and (2) the Borrowing Base or (ii) the sum of (A) excess Availability and (B) unrestricted cash of the Loan Parties is less than $50,000,000 (it being understood that unrestricted cash shall exclude (x) any cash of Loan Parties not held in a Controlled Account, (y) any cash which is pledged to secure any Loan Party’s obligations under any letter of credit or other obligations (including Letters of Credit) and (z) Eligible Cash); provided, further, if an Event of Default has occurred and is continuing, the Administrative Agent may conduct unlimited field examinations during any 12-month period.

(b) The Parent and the Borrower will, and will cause each of the Borrowing Base Parties to, provide the Administrative Agent with appraisals or updates thereof of their Inventory and Premium Rental Drill Pipe from an appraiser reasonably satisfactory the Administrative Agent, and prepared on a basis reasonably satisfactory to the Administrative Agent; provided, that the Administrative Agent may only request one (1) Inventory and Premium Rental Drill Pipe appraisal during any 12-month period and one (1) additional Inventory and Premium Rental Drill Pipe appraisal (for the total of two (2) such Inventory and Premium Rental Drill Pipe appraisals during any 12-month period) conducted at any time after (i) Availability falls below the greater of (A) $35,000,000 and (B) 30% of the lesser of (1) the Aggregate Commitment and (2) the Borrowing Base or (ii) the sum of (A) excess Availability and (B) unrestricted cash of the Loan Parties is less than $50,000,000 (it being understood that unrestricted cash shall exclude (x) any cash of Loan Parties not held in a Controlled Account, (y) any cash which is pledged to secure any Loan Party’s obligations under any letter of credit or other obligations (including Letters of Credit) and (z) Eligible Cash); provided, further, if an Event of Default has occurred and is continuing, the Administrative Agent may request unlimited Inventory and Premium Rental Drill Pipe appraisals during any 12-month period.

6.10 Restricted Payments.

(a) The Parent will not, and will not permit any Subsidiary to declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests.

(b) The Parent will not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so.

6.11 Funded Indebtedness; Rate Management Transactions.

(a) The Borrower will not, nor will it permit any of its Subsidiaries to, create, incur or suffer to exist any Funded Indebtedness or Rate Management Transaction, except:

(i) The Letters of Credit.

(ii) Rate Management Transactions (A) related to Funded Indebtedness permitted pursuant to this Section 6.11 or (B) entered into in the ordinary course of business to hedge or mitigate risk to which the Borrower or any Subsidiary has actual exposure, including without limitation, oil and gas production, foreign exchange transactions, sales and related activities and, in each case, outstanding on the Petition Date.

(iii) Unsecured Funded Indebtedness of the Borrower owed to the Parent or one or more of its Subsidiaries or unsecured Funded Indebtedness of one or more of its Subsidiaries owed to the Parent or the Borrower or Funded Indebtedness of one or more of the Subsidiaries owed to one or more of the other Subsidiaries.

(iv) Funded Indebtedness pursuant to the Senior Notes outstanding on the Petition Date.

(v) Obligations in respect of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory or regulatory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including (i) those to secure human health, workplace safety and environmental protection obligations and (ii) letters of credit and bank guarantees required or requested by any Governmental Authority in connection with any contract or applicable l aw) incurred in the ordinary course of business.

(vi) [Reserved].

(vii) Any Permitted Refinancing Debt in respect of any Funded Indebtedness described in the foregoing Section 6.11(a)(i) through (iv).

(viii) Funded Indebtedness arising from the Fourth Amendment Credit Support Obligations (as defined in the Existing Credit Agreement) secured solely by Liens permitted under Section 6.14(a)(ix).

(b) The Parent will not create, incur or suffer to exist any Funded Indebtedness, except Funded Indebtedness owed to the Borrower or a Subsidiary and Guarantee Obligations in respect of:

(i) The Letters of Credit.

(ii) The Borrower’s Obligations arising under Rate Management Transactions.

(iii) Any other Funded Indebtedness or Rate Management Transactions of the Borrower or its Subsidiaries permitted by Section 6.11(a).

(c) The Parent and Borrower will not, and will not permit any Subsidiary to, issue any Preferred Equity Interests.

6.12 Merger. The Borrower will not, nor will it permit any of its Subsidiaries to, merge or consolidate with or into any other Person. The Parent will not merge or consolidate with or into any other Person.

6.13 Sale of Assets.

(a) The Borrower will not, nor will it permit any of its Subsidiaries to, sell, lease, transfer or otherwise dispose of its Property to any other Person, except:

(i) Sales of inventory, used or surplus equipment and Investments in the ordinary course of business; provided, that 100% of the consideration received in respect of sales of Property included in the Borrowing Base shall be cash.

(ii) [Reserved].

(iii) [Reserved].

(iv) Transfers of Property among the Borrower and its Subsidiaries; provided such transfer constitutes a Permitted Investment or if such transfer is not an Investment, if it was treated as an Investment, would constitute a Permitted Investment.

(v) A sale of assets in the ordinary course of business which are promptly replaced thereafter by assets of a similar type and value, or otherwise useful in the business of the Borrower or one of the Subsidiaries.

(vi) [Reserved].

(vii) [Reserved].

(viii) Dispositions of cash and cash equivalents to Fourth Amendment Credit Support Cash Collateral Accounts.

(b) The Parent will not lease, sell, transfer or otherwise dispose of any of its membership interest in the Borrower to any other Person.

6.14 Liens.

(a) The Borrower will not, nor will it permit any of its Subsidiaries to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Subsidiaries, except for the following:

(i) Liens for taxes, assessments or governmental charges or levies on its Property (A) if the same are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books or (B) the nonpayment of which is permitted or required by the Bankruptcy Code or order of the Bankruptcy Court.

(ii) Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, maritime, and oil and gas well liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 90 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books.

(iii) Inchoate and contractual Liens arising in the ordinary course of the oil and gas business under joint operating agreements, leases, farm outs, division orders and similar agreements.

(iv) Liens arising out of pledges or deposits (A) under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation and (B) under Funded Indebtedness of the type permitted by Section 6.11(a)(v), which with respect to this clause (B) is limited to securing obligations in the aggregate amount not to exceed $10,000,000.

(v) Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or its Subsidiaries.

(vi) Liens in favor of the Administrative Agent to secure the Secured Obligations.

(vii) Attachment, judgment and other similar, non-tax Liens in connection with court proceedings, but only if and for so long as the execution or other enforcement of such Liens is and continues to be effectively stayed and bonded on appeal in a manner reasonably satisfactory to Lenders for the full amount of such Liens, the validity and amount of the claims secured thereby are being actively contested in good faith and by appropriate lawful proceedings, such Liens do not, in the aggregate, materially detract from the value of the Property of the Borrower or any of its Subsidiaries or materially impair the use thereof in the operation of the Borrower’s or any of its Subsidiaries’ business and such Liens are and remain junior in priority to the Liens in favor of the Administrative Agent.

(viii) Adequate Protection Liens.

(ix) Liens in existence on the Petition Date on one or more cash collateral accounts and any cash contained therein, held with an issuer of any Fourth Amendment Credit Support Obligation with respect to such issuer’s Fourth Amendment Credit Support Obligations.

(x) Financing statement filings in respect of operating leases intended by the parties to be true leases in existence on the Petition Date.

(xi) Liens of a collecting bank arising in the ordinary course of business under Section 4 208 of the UCC in effect in the relevant jurisdiction covering only the items being collected upon.

(b) The Parent will not create, incur, or suffer to exist any Lien in, of or on the Property of the Parent, except for the following:

(i) Liens for taxes, assessments or governmental charges or levies on its Property if the same are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

(ii) Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

(iii) Liens in favor of the Administrative Agent to secure the Secured Obligations.

(iv) Attachment, judgment and other similar, non-tax Liens in connection with court proceedings, but only if and for so long as the execution or other enforcement of such Liens is and continues to be effectively stayed and bonded on appeal in a manner reasonably satisfactory to Lenders for the full amount of such Liens, the validity and amount of the claims secured thereby are being actively contested in good faith and by appropriate lawful proceedings, such Liens do not, in the aggregate, materially detract from the value of the Property of the Borrower or any of its Subsidiaries or materially impair the use thereof in the operation of the Borrower’s or any of its Subsidiaries’ business and such Liens are and remain junior in priority to the Liens in favor of the Administrative Agent.

(v) Liens securing Capitalized Lease Obligations or purchase money obligations; provided that such Liens only attach to the property (a) acquired with the proceeds of such indebtedness or (b) which is the subject of such Capitalized Lease Obligations.

(vi) Financing statement filings in respect of operating leases intended by the parties to be true leases.

6.15 Fiscal Year. No Loan Party will, nor will it permit any Subsidiary to, change its fiscal year from the basis in effect on the Petition Date.

6.16 Transactions with Affiliates. The Borrower and the Parent will not, and will not permit any of the Borrower’s Subsidiaries to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except (a) in the ordinary course of business and pursuant to the reasonable requirements of the Borrower’s or the Parent’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower, the Parent or such Subsidiary than the Borrower, the Parent or such Subsidiary would obtain in a comparable arms height and length transaction; and (b) transactions between or among the Borrower and/or the Parent and/or any Wholly-Owned Subsidiary of the Borrower and/or the Parent.

6.17 Financial Covenant.

(a) The Loan Parties shall not permit Liquidity at any time to be less than $125,000,000.

(b) On the Thursday of the second full calendar week after the Closing Date and on every other Thursday thereafter (each such date, a “Testing Date”), the Borrower shall not permit the actual cash disbursements made by the Loan Parties (excluding disbursements in respect of Professional Fees related to the Chapter 11 Cases) during the applicable Testing Period to be greater than 115% of the projected aggregate cash disbursements as set forth in the Budget for such Testing Period. “Testing Period” shall mean (A) with respect to the first Variance Report required to be delivered hereunder, the period from the Closing Date to the Friday immediately preceding the date on which such Variance Report was required to be delivered and (B) with respect to any other Variance Report, the two week period ending on the Friday immediately preceding the date such Variance Report was required to be delivered.

6.18 Investments. Except for Permitted Investments, the Parent will not, and will not permit the Borrower or any of its Subsidiaries to, make any Investments in any Person who is not a Wholly-Owned Subsidiary. The Parent and the Borrower each will not and will not permit any Subsidiary to make any Acquisition of any Person.

6.19 Optional Payments and Modifications of Certain Debt Instruments. The Parent and the Borrower will not, and will not permit any of its Subsidiaries to, amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Senior Notes if the effect of such amendment, modification, waiver or other change would be (a) to shorten the scheduled maturity date of the Senior Notes or such other indebtedness, (b) to increase the frequency or amount of any amortization payment thereunder, (c) to impose a financial maintenance covenant, (d) to reduce the maximum principal amount of Obligations permitted to be secured under the indentures governing the Senior Notes without triggering the equal and ratable provisions thereof, (e) to impose any other restriction or event of default which is not also being offered to the Lenders concurrently or (f) directly adverse to the Lenders.

6.20 Negative Pledge Agreements. Except pursuant to this Agreement or an order of the Bankruptcy Court, the Parent and the Borrower will not, and will not permit any Loan Party to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Person to create, incur or permit to exist any Lien upon any of its Property, or (b) the ability of such Person to make Restricted Payments with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to guarantee indebtedness of the Borrower or any other Subsidiary; provided that the foregoing shall not apply to (i) restrictions and conditions imposed by any requirement of law or by any Loan Document or the Senior Note Indentures, (ii) restrictions and conditions existing on the Petition Date identified on Schedule 6.20 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) restrictions or conditions imposed by any agreement relating to secured indebtedness permitted by this Agreement if such restrictions or conditions apply only to the Property securing such indebtedness, (v) customary provisions in leases and other contracts restricting the assignment thereof, (vi) limitations set forth in any agreement in effect at the time any Subsidiary becomes a Subsidiary, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary and any renewal or permitted amendment thereof, (vii) customary provisions in joint venture agreements or other similar agreements applicable to joint ventures and applicable solely to such joint venture or (viii) customary provisions restricting assignment, transfer or sub-letting of any agreement.

6.21 Capital Expenditures. No Loan Party shall, nor shall it permit any of its Subsidiaries to, incur or commit to incur any Capital Expenditures other than Capital Expenditures set forth in the Budget.

6.22 Key Employee Plans. No Loan Party shall (a)(i) enter into any key employee or executive incentive or retention plan, other than such plans in effect as of the Petition Date or (ii) amend or modify any existing key employee retention plan and incentive plan in a manner that increases benefits payable thereunder, unless such plan, amendment or modification, as applicable, is reasonably satisfactory to the Required Lenders and (b) other than the payments of salary, wages or expense reimbursements, in each case to managers, officers, and management- or executive-level employees of any of the Loan Parties, make any grant or payment after the Closing Date (including pursuant to a key employee or executive incentive or retention plan or other similar agreement or arrangement) to any director, manager, officer, or management- or executive-level employee of any of the Loan Parties.

6.23 Superpriority Claims. No Loan Party shall create or permit to exist any Superpriority Claim other than Superpriority Claims permitted by the DIP Order (including the Carve-Out).

6.24 Negative Pledge on Real Property. No Loan Party shall create, incur or permit to exist any Lien in, of or on any real property of such Loan Party, other than Permitted Liens.

ARTICLE VII

EVENTS OF DEFAULT

7.1 Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default:

(a) Any representation or warranty made or deemed made by or on behalf of the Parent, the Borrower or any of Borrower’s Subsidiaries to the Lenders or the Administrative Agent under or in connection with this Agreement, any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made or deemed made.

(b) (i) The Borrower shall fail to pay any reimbursement obligation in respect of any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise.

(ii) The Borrower shall fail to pay any interest on any obligation, fee or any other amount (other than an amount referred to in Section 7.1(b)(ii)) payable under this Agreement or any other Loan Document, or any Loan Party shall fail to pay any Rate Management Obligations or Specified Cash Management Obligations to any Lender or affiliate thereof, in each case when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days.

(c) The breach by the Parent or Borrower of any of the terms or provisions of Sections 6.3(a), 6.10, 6.11, 6.12, 6.13, 6.14, 6.15, 6.17, 6.18, 6.19, 6.20, 6.21, 6.22 or 6.23.

(d) Any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Sections 2.18(e) and (f), 6.1, 6.3 (other than Section 6.3(a)), 6.4, 6.6, 6.8 or 6.9 and such failure shall continue unremedied for a period of three (3) Business Days after the earlier of any Authorized Officer’s knowledge of such breach or notice thereof from the Administrative Agent.

(e) Any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those which constitute a default under another Section of this Article VII), and such failure shall continue unremedied for a period of 30 days after the earlier of any Authorized Officer’s knowledge of such breach or notice thereof from the Administrative Agent.

(f) Failure of the Parent, the Borrower or any of the Borrower’s Subsidiaries to pay when due any Funded Indebtedness, Rate Management Obligations or Specified Cash Management Obligations, in each case incurred after the Petition Date, to any Person (other than the Lenders) aggregating in excess of $1,000,000 (“Material Indebtedness”); or the default by the Parent, the Borrower or any of the Borrower’s Subsidiaries in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any agreement under which any such Material Indebtedness was created or is governed, or any other event shall occur or condition exist, the effect of which default or event is to cause, or to permit the holder or holders of such Material Indebtedness to cause, such Material Indebtedness to become due prior to its stated maturity; or any Material Indebtedness of the Borrower or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof.

(g) [Reserved].

(h) [Reserved].

(i) Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the Property of the Parent, the Borrower and Borrower’s Subsidiaries which, when taken together with all other Property of the Parent, the Borrower and Borrower’s Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve month period ending with the month in which any such action occurs, constitutes a Substantial Portion.

(j) The Parent, the Borrower or any of Borrower’s Subsidiaries shall fail within 30 days to pay, bond or otherwise discharge one or more (i) judgments or orders for the payment of money in excess of $1,000,000 (or the equivalent thereof in currencies other than U.S. Dollars) in the aggregate, or (ii) nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith.

(k) Any Change in Control shall occur.

(l) [Reserved].

(m) (i) The occurrence of any of the following that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect: a Reportable Event with respect to any Plan; the withdrawal by the Borrower or any ERISA Affiliate from any Plan; the insolvency or termination of any Plan; any Plan becoming in at risk, endangered, or critical status (within the meaning of Sections 303 or 305 of ERISA); the failure to pay when due (after expiration of any applicable grace period) any installment with respect to liability imposed in connection with a withdrawal under Section 4201 of ERISA.

(ii) The Parent or the Borrower becomes an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code).

(n) Any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or assert in writing, or engage in any action or inaction that evidences its assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms).

(o) The occurrence of any of the following:

(i) (A) The entry of an order dismissing the Chapter 11 Cases or converting the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code, (B) the entry of an order appointing a chapter 11 trustee in the Chapter 11 Cases, (C) the entry of an order in the Chapter 11 Case appointing an examiner having expanded powers (beyond those set forth under Sections 1106(a)(3) and (4) of the Bankruptcy Code) and (D) the filing of any pleading by any Loan Party seeking, or otherwise consenting to, any of the matters set forth in clauses (A) through (C) above.

(ii) (A) An amendment, supplement or other modification shall have been made to, or a consent or waiver shall have been granted with respect to any departure by any person from the provisions of, the Approved Plan (without giving effect to such amendment, supplement, modification, consent or waiver), in each case, in a manner that is not permitted pursuant to the definition thereof (it being agreed an amendment, supplement or other modification to the Approved Plan to provide for both the payment in full and in cash of all Secured Obligations under this Agreement (including the cash collateralization of any Letters of Credit) and the termination of all Commitments hereunder, and all claims under the Existing Credit Agreement on the Closing Date and for third party releases in favor of the Administrative Agent, the Lenders and any other secured parties under the Existing Credit Agreement, this Agreement or other Loan Documents (such a plan of reorganization, a “Cash Pay Plan”) shall not constitute an Event of Default), (B) any plan other than the Approved Plan or a Cash Pay Plan is filed by, or with the support of, a Loan Party without the consent of the Required Lenders, (C) the Loan Parties shall have commenced or participated in furtherance of any solicitation in respect of a proposed plan or reorganization other than the Approved Plan or a Cash Pay Plan, (D) the Bankruptcy Court shall terminate or reduce the period pursuant to Section 1121 of the Bankruptcy Code during which the Loan Parties have the exclusive right to file a plan of reorganization and solicit acceptances thereof, (E) the Bankruptcy Court shall grant relief that is inconsistent with the Approved Plan in any material respect and that is adverse to the Administrative Agent’s or the Secured Parties’ interests or inconsistent with the Loan Documents or (F) any of the Loan Parties or any of their affiliates shall file any motion or pleading with the Bankruptcy Court that is inconsistent in any material respect with the Approved Plan and such motion or pleading has not been withdrawn prior to the earlier of (y) three (3) Business Days of the Borrower receiving notice from the Administrative Agent and (z) entry of an order of the Bankruptcy Court approving such motion or pleading.

(iii) The entry of the Final Order shall not have occurred on or before the Final Order Entry Deadline, or there shall be a breach by any Loan Party of any material provisions of the Interim Order (prior to entry of the Final Order) or the Final Order, or the Interim Order (prior to entry of the Final Order) or Final Order shall cease to be in full force and effect or shall have been reversed, modified, amended, stayed, vacated or subject to stay pending appeal, in the case of any modification or amendment, without the prior written consent of Administrative Agent and Required Lenders.

(iv) Other than the DIP Order in respect of the Carve-Out, the entry of an order in the Chapter 11 Cases charging any of the DIP Collateral under Section 506(c) of the Bankruptcy Code against the Lenders under which any person takes action against the DIP Collateral or that becomes a final non-appealable order, or the commencement of other actions that is adverse to the Administrative Agent or the Lenders or their respective rights and remedies under the DIP Facility in any of the Chapter 11 Cases or inconsistent with the Loan Documents.

(v) The entry of an order granting relief from any stay of proceeding (including, without limitation, the automatic stay) so as to allow a third party to proceed with foreclosure (or granting of a deed in lieu of foreclosure) against any asset with a value in excess of $250,000.

(vi) The payment of any pre-Petition Date claims (other than (A) in respect of accrued payroll and related expenses as of the Petition Date or (B) as permitted by the Interim Order, the Final Order, or pursuant to an order entered in the Chapter 11 Cases that is supported, or not objected to, by the Required Lenders, including any “first day” motions and proposed orders).

(vii) Any lien securing or Superpriority Claim in respect of the obligations under the DIP Facility shall cease to be valid, perfected (if applicable) and enforceable in all respects or to have the priority granted under the Interim Order and the Final Order, as applicable.

(viii) The existence of any claims or charges (including any grant of adequate protection), or the entry of any order of the Bankruptcy Court authorizing any claims or charges (including any grant of adequate protection), other than in respect of the DIP Facility and the Carve-Out or as otherwise permitted under the Loan Documents, entitled to superpriority under Section 364(c)(1) of the Bankruptcy Code pari passu with or senior to the DIP Facility, or there shall arise or be granted by the Bankruptcy Court (A) any claim having priority over any or all administrative expenses of the kind specified in clause (b) of Section 503 or clause (b) of Section 507 of the Bankruptcy Code (other than the Carve Out and the DIP Term Loan Documents) that is pari passu or senior to the Superpriority Claim or (B) any Lien on the DIP Collateral having a priority senior to or pari passu with the liens and security interests granted pursuant to the DIP Order and the Loan Documents, except as expressly provided herein or in the Interim Order or the Final Order, whichever is in effect.

(ix) The Loan Parties or any of their Subsidiaries, shall obtain court authorization to commence, or shall commence, join in, assist or otherwise participate as an adverse party in any suit or other proceeding against the Administrative Agent or any of the Lenders relating to the DIP Facility or the Existing Credit Agreement.

(x) Failure to satisfy any of the Milestones in accordance with the terms relating to such Milestone.

(xi) After the entry thereof by the Bankruptcy Court, the Confirmation Order shall cease to be in full force and effect, or any Loan Party shall fail to satisfy in full all obligations under the DIP Facility (or convert the DIP Facility into the Exit Facility) on or prior to the effective date of the Approved Plan or fail to comply in any material respect with the Confirmation Order, or the Confirmation Order shall have been revoked, remanded, vacated, reversed, rescinded or modified or amended in any manner that (A) is adverse to the Secured Parties’ interests, rights or treatment or inconsistent with the Loan Documents, (B) alters the debt capital structure of the Loan Parties as set forth in the Approved Plan, (C) allows for the incurrence of indebtedness upon or in conjunction with the effective date of the Approved Plan not otherwise contemplated under the Approved Plan (without giving effect to any such modification or supplement) or (D) changes the priority or treatment of any indebtedness from that set forth in the Approved Plan (without giving effect to any such modification or supplement).

(xii) Except as otherwise consented to by the Required Lenders, any sale, conveyance, disposition or other transfer of all or a material portion of the DIP Collateral pursuant to the Bankruptcy Code other than as permitted pursuant (A) the Interim Order or the Final Order or (B) the Approved Plan.

(xiii) The Loan Parties, taken as a whole, cease to conduct substantially all of their business operations.

(xiv) [Reserved].

(xv) Any Loan Party fail to comply with the Interim Order or the Final Order in any material respect.

(xvi) Any Loan Party shall commence, join in, assist or otherwise participate (or attempt to commence, join in, assist or otherwise participate) as an adverse party in any suit or other proceeding against the Administrative Agent or any of the Lenders to (A) contest the validity or enforceability of any Loan Document or (B) contest the validity or perfection of any Lien securing the Secured Obligations.

ARTICLE VIII

ACCELERATION AND REMEDIES

8.1 Acceleration. If any Event of Default occurs, the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) may declare the Obligations (including, but not limited to, the cash collateral for the L/C Exposure, together with the accrued interest thereon and all fees) to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives.

8.2 Preservation of Rights. No delay or omission of the Lenders or the Administrative Agent to exercise any right or power under the Loan Documents shall impair such right or power or be construed to be a waiver thereof, and the issuance, amendment, renewal or extension of a Letter of Credit notwithstanding the existence of an Event of Default or the inability of the Borrower to satisfy the conditions precedent to such issuance, amendment, renewal or extension of a Letter of Credit shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right or power shall not preclude other or further exercise thereof or the exercise of any other right or power, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 9.11, and then only to the extent in such writing specifically set forth. The rights and remedies of the Administrative Agent, the Issuing Lender and the Lenders hereunder or contained in any other Loan Document or by law afforded shall be cumulative, and not exclusive of any rights that they would otherwise have, and all shall be available to the Administrative Agent, the Issuing Lender and the Lenders until the Obligations have been paid in full.

8.3 Application of Proceeds. Except as otherwise provided in Section 2.19, and subject to the DIP Order, all proceeds realized from the liquidation or other disposition of collateral, whether by acceleration or otherwise, shall be applied ratably:

(a) first, to pay any fees, indemnities, or expense reimbursements then due to the Administrative Agent and the Issuing Lender from the Borrower (other than in connection with Specified Cash Management Obligations or Rate Management Obligations);

(b) second, to pay any fees, indemnities, or expense reimbursements then due to the Lenders from the Borrower (other than in connection with Specified Cash Management Obligations or Rate Management Obligations);

(c) third, [reserved];

(d) fourth, to prepay principal and interest on unreimbursed L/C Disbursements, ratably;

(e) fifth, to pay an amount to the Administrative Agent equal to one hundred five percent (105%) of the aggregate L/C Exposure, to be held as cash collateral for such Obligations;

(f) sixth, to pay any amounts owing in respect of Specified Cash Management Obligations and Rate Management Obligations up to and including the amount most recently provided to the Administrative Agent pursuant to this Section 8.3; and

(g) seventh, to the payment of any other Secured Obligation due to the Administrative Agent or any Lender by the Borrower or any other Loan Party.

Notwithstanding the foregoing, (x) amounts received from any Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party and (y) Secured Obligations arising under Specified Cash Management Obligations and Rate Management Obligations shall be excluded from the application described above in clause (f) if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable Lender or Affiliate thereof (other than JPMorgan Chase Bank, N.A. or any of its Affiliates who shall have been deemed to have provided such notice), as the case may be. Each Affiliate of a Lender not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article VIII hereof for itself and its Affiliates as if a “Lender” party hereto. It is understood and agreed that Lenders who were also Lenders under the Existing Credit Agreement that, prior to the Closing Date, provided notices to the Existing Agent in respect of Banking Services for, or Rate Management Transactions with, any Loan Party or any Subsidiary of a Loan Party shall have been deemed to have provided such notices under this Agreement.

ARTICLE IX

GENERAL PROVISIONS

9.1 Survival of Representations. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Lender or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Aggregate Commitment has not expired or terminated. The provisions of Sections 3.1, 3.3, 3.4, 9.6 and Article X shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the expiration or termination of the Letters of Credit and the Aggregate Commitment or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

9.2 Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

9.3 Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

9.4 Entire Agreement. This Agreement and the other Loan Documents represent the entire agreement of the Parent, the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

9.5 Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as an agent). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns, provided, however, that the parties hereto expressly agree that the Arrangers shall enjoy the benefits of the provisions of Sections 9.6, 9.10 and 10.7 to the extent specifically set forth therein and each such Arranger shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

9.6 Expenses; Indemnification.

(a) The Loan Parties shall, jointly and severally, reimburse the Administrative Agent and the Arrangers for any reasonable costs and out of pocket expenses (including (i) reasonable and documented, out-of-pocket costs, expenses and fees of one financial advisor and (ii) attorneys’ fees and charges of one primary counsel for the Administrative Agent, which attorneys may be employees of the Administrative Agent) paid or incurred by the Administrative Agent or the Arrangers in connection with the preparation, negotiation, execution, delivery, syndication, review, amendment, modification, and administration of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated). The Loan Parties shall, jointly and severally, reimburse the Lenders for any reasonable costs and out of pocket expenses (including (x) reasonable and documented, out-of-pocket costs, expenses and fees of one financial advisor and (y) attorneys’ fees and charges of one primary counsel for the Lenders) paid or incurred by the Lenders in connection with the preparation, negotiation, execution, delivery, syndication, review, amendment, modification, and administration of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated). The Loan Parties also agree, jointly and severally, to reimburse the Administrative Agent, the Arrangers, the Lenders and any Issuing Lender for any costs and out of pocket expenses (including attorneys’ fees and charges of attorneys for the Administrative Agent, the Arrangers, the Lenders and any Issuing Lender, which attorneys may be employees of the Administrative Agent, the Arrangers, the Lenders or any Issuing Lender, but only including the fees and charges of one financial advisor for the Administrative Agent, Lenders and Issuing Lenders as a whole) paid or incurred by the Administrative Agent, the Arrangers, any Lender or any Issuing Lender in connection with the protection, collection or enforcement of the rights of any of the foregoing in connection with the Loan Documents, including all such out of pocket expenses incurred during any workout or restructuring in respect of such Loan Documents. Without limitation of the foregoing, the Loan Parties shall reimburse the Administrative Agent for the fees, costs and expenses incurred in connection with (i) any field exams, audits, appraisals or other reviews permitted under Section 6.9 to the extent provided therein or (ii) collecting checks and other items of payment while a Cash Dominion Trigger Period is in effect. Without prejudice to the survival of any other agreement of the Loan Parties hereunder, the agreements and obligations of the Loan Parties contained in this Section 9.6(a) shall survive the termination of this Agreement, the termination of all Commitments, and the payment of amounts payable under this Agreement.

(b) The Borrower shall indemnify the Administrative Agent, the Arrangers, each Issuing Lender and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims (including intraparty claims), demands, damages or liabilities of any kind (collectively “Liabilities”) and related expenses, including the reasonable fees and expenses of one firm of counsel for all Indemnitees, taken as a whole, and, if reasonably necessary, one specialist counsel in each area of specialty reasonably necessary and one firm of local counsel in each appropriate jurisdiction, and, in the case of an actual or perceived conflict of interest (as reasonably determined by an Indemnitee), one additional firm of counsel in each relevant jurisdiction and specialty for the affected Indemnitees similarly situated, taken as a whole, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Letter of Credit, L/C Participation or the use of the proceeds therefrom (including any refusal by an Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective Proceedings relating to any of the foregoing, whether or not such Proceedings is brought by the Parent, the Borrower or any other Loan Party or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such Liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from the gross negligence or willful misconduct of such Indemnitee. This Section 9.6(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim. The obligations of the Borrower under this Section 9.6(b) shall survive the termination of this Agreement.

(c) To the extent that any Loan Party fails to pay any amount required to be paid by it to the Administrative Agent (or any sub-agent thereof) or the Issuing Lender (or any Indemnitee of any of the foregoing) under Section 9.6(a) or (b), each Lender severally agrees to pay to the Administrative Agent or the Issuing Lender (or any Indemnitee of any of the foregoing), as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood that any such payment by the Lenders shall not relieve any Loan Party of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Issuing Lender in its capacity as such.

(d) To the extent permitted by applicable law, (i) no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, for any damages arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet), or (ii) no party hereto shall assert, and each party hereto hereby waives, any claim against any other party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby any Letter of Credit or the use of the proceeds thereof; provided that, nothing in this paragraph (d) shall relieve any Loan Party of any obligation it may have to indemnify an Indemnitee against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(e) All amounts due under this Section shall be payable not later than 10 days after written demand therefor.

9.7 Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged hereunder, including all charges or fees in connection therewith deemed in the nature of interest under applicable law, shall not exceed the Highest Lawful Rate (as such term is defined below). It is the intention of the Lenders and the Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall be used to cash collateralize the L/C Exposure pursuant to Section 2.2.9. As used in this paragraph, the term “Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

9.8 Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

9.9 Acknowledgements. Each of the Parent and the Borrower hereby acknowledges that: (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents; (b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Parent or the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Parent and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Parent, the Borrower and the Lenders.

9.10 Confidentiality. Each of the Administrative Agent, each Issuing Lender and each Lender agrees to keep confidential all Information (as defined below); provided that nothing herein shall prevent the Administrative Agent, any Issuing Lender or any Lender from disclosing any such information (a) to the Administrative Agent, any Issuing Lender any other Lender or any affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section 9.10, to any actual or prospective Transferee or any direct or indirect counterparty to any Rate Management Obligation, Specified Cash Management Obligation or other swap agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates who need to know such information, (d) upon the request or demand of any governmental authority or quasi-governmental authority, (e) in response to any order of any court or other governmental authority or quasi-governmental authority or as may otherwise be required pursuant to any requirement of law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document, or (j) if agreed by the Borrower in its sole discretion, to any other Person. “Information” means all information received from a Loan Party relating to the Loan Parties, any of its Subsidiaries or their respective businesses, other than any such information that is available to the Administrative Agent, any Issuing Lender or any Lender on a non-confidential basis prior to disclosure by a Loan Party and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that in the case of information received from a Loan Party after the Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.10 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

9.11 Amendments and Waivers. Subject to Section 3.2(c), none of this Agreement, any other Loan Document, or any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 9.11. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 9.11 without the written consent of such Lender; (iii) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents without the consent of all Lenders; (iv) release all or any portion of the DIP Collateral, or agree to subordinate any Lien in such DIP Collateral to any other creditor, or release any Subsidiary Guarantor from its guaranty, in each case without the written consent of all Lenders; provided, however, that without the consent of any Lender, the Administrative Agent may release any DIP Collateral or Guarantor in order to give effect to, or otherwise in connection with, any sale, transfer or other disposition of such DIP Collateral or Guarantor permitted by this Agreement or such sale, transfer or other disposition of such DIP Collateral is ordered by the Bankruptcy Court; (v) amend, modify or waive any provision of Section 2.11, Section 8.3 or Section 11.2 or any other provision with respect to the application of payments without the written consent of all of the Lenders; (vi) reduce the percentage specified in the definition of “Required Lenders” or amend the definition of “Pro Rata Share” without the written consent of all Lenders; (vii) amend, modify or waive any provision of Article X or any other provision of any Loan Document that affects the Administrative Agent without the written consent of the Administrative Agent; (viii) amend, modify or waive any provision of Section 2.2 without the written consent of all of the Issuing Lenders; or (ix) amend the definition of “Borrowing Base” or any of its component definitions without the written consent of all of the Lenders. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the L/C Participations. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Event of Default, or impair any right consequent thereon. Notwithstanding anything to the contrary contained in the Loan Documents, the Administrative Agent and the Borrower, may amend, modify or supplement any Loan Document without the consent of any Lender in order to (w) correct, amend, cure or resolve any minor ambiguity, omission, defect, typographical error, inconsistency or other manifest error therein, (x) add a guarantor or collateral or otherwise enhance the rights and benefits of the Lenders or (y) make minor administrative or operational changes not adverse to any Lender. No real property shall be taken as DIP Collateral unless Lenders receive 45 days advance notice and each Lender confirms to the Administrative Agent that it has completed all flood due diligence, received copies of all flood insurance documentation and confirmed flood insurance compliance as required by the Flood Laws or as otherwise satisfactory to such Lender. At any time that any real property constitutes DIP Collateral, no modification of a Loan Document shall add, increase, renew or extend any loan, commitment or credit line hereunder until the completion of flood due diligence, documentation and coverage as required by the Flood Laws or as otherwise satisfactory to all Lenders.

9.12 The PATRIOT Act. Each Lender hereby notifies the Parent, Borrower and Subsidiaries that pursuant to the requirements of the Uniting and Strengthening by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of P.L. No. 107-56) (known as the “PATRIOT Act”), each Lender is required to obtain, verify and record information that identifies the Parent, Borrower and Subsidiaries, which information includes the name and address of the Parent, Borrower and Subsidiaries and other information that will allow such Lender to identify the Parent, Borrower and Subsidiaries in accordance with the PATRIOT Act.

Promptly following any request therefor, the Borrower shall provide information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial ownership Regulation.

9.13 [Reserved].

9.14 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

ARTICLE X

THE ADMINISTRATIVE AGENT

10.1 Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

10.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in fact selected by it with reasonable care.

10.3 Exculpatory Provisions. None of the Administrative Agent, the Syndication Agent or any of their respective officers, directors, employees, agents, advisors, attorneys in fact or affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent or the Syndication Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Administrative Agent and the Syndication Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

10.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy or email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Parent or the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of L/C Participations.

10.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender, the Parent or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

10.6 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that none of the Administrative Agent and the Syndication Agent nor any of their respective officers, directors, employees, agents, advisors, attorneys in fact or affiliates have made any representations or warranties to it and that no act by the Administrative Agent or the Syndication Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent or the Syndication Agent to any Lender. Each Lender represents to the Administrative Agent and the Syndication Agent that it has, independently and without reliance upon the Administrative Agent, the Syndication Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to issue Letters of Credit or obtain and fund L/C Participations hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, the Syndication Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, advisors, attorneys in fact or affiliates.

10.7 Indemnification. The Lenders agree to indemnify the Administrative Agent, the Syndication Agent, each Arranger, each Issuing Lender and each of their respective officers, directors, employees, affiliates, agents, advisors and Controlling Persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by the Parent or the Borrower and without limiting the obligation of the Parent or the Borrower to do so), ratably according to their respective Pro Rata Share in effect on the date on which indemnification is sought under this Section, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and all other amounts payable hereunder.

10.8 Rights as a Lender. The Administrative Agent, the Syndication Agent, each Arranger and each of their respective affiliates may issue Letters of Credit and obtain and fund L/C Participations to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Administrative Agent, Syndication Agent or Arranger were not an agent hereunder. With respect to any Letter of Credit issued or participated in by it, the Administrative Agent, the Syndication Agent and each Arranger shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Administrative Agent, Syndication Agent or Arranger, as applicable, and the terms “Lender” and “Lenders” shall include the Administrative Agent, the Syndication Agent and each Arranger in its individual capacity.

10.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 7.1(b) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” means such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Article X and of Section 9.6 shall continue to inure to its benefit.

10.10 Arrangers and Syndication Agent. None of the Arrangers or the Syndication Agents shall have any duties or responsibilities hereunder in their capacities as such.

10.11 Releases of Guarantees and Liens.

(a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 9.11) to take any action requested by the Borrower having the effect of releasing any DIP Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 9.11 or (ii) under the circumstances described in paragraph (b) below.

(b) At such time as all of the obligations under the Loan Documents shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding, the DIP Collateral shall be released from the Liens created by the DIP Order, and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party thereunder and under the other Loan Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

(c) Anything contained in any of the Loan Documents to the contrary notwithstanding, the Parent, the Borrower, the Administrative Agent, and each Lender hereby agree that no Secured Party shall have any right individually to realize upon any of the DIP Collateral or to enforce the Collateral Documents, it being understood and agreed that all powers, rights and remedies under any of the Collateral Documents may be exercised solely by the Administrative Agent for the benefit of the Secured Parties in accordance with the terms thereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by the Administrative Agent for the benefit of the Secured Parties in accordance with the terms thereof.

(d) The benefit of the provisions of the Loan Documents directly relating to the DIP Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not an Administrative Agent, Lender or Issuing Lender as long as, by accepting such benefits, such Secured Party agrees, as among the Administrative Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by the Administrative Agent, shall confirm such agreement in a writing in form and substance acceptable to the Administrative Agent) this Article X and the decisions and actions of the Administrative Agent and the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders or other parties hereto as required herein) to the same extent a Lender is bound; provided, however, that, notwithstanding the foregoing, (a) such Secured Party shall be bound by Section 10.7 only to the extent of liabilities, costs and expenses with respect to or otherwise relating to the DIP Collateral, (b) each of the Administrative Agent and Lenders shall be entitled to act without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the DIP Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (c) except as otherwise set forth herein, such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the DIP Collateral or under any Loan Document.

10.12 Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the DIP Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the DIP Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.11 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire DIP Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

10.13 Certain ERISA Matters

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Letters of Credit or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless Section 10.13(a)(i) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in Section 10.13(a)(iv), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, or any Arranger or any of their respective Affiliates is a fiduciary with respect to the DIP Collateral or the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

(c) The Administrative Agent, and each Arranger, hereby informs the Lenders that each such Person is not undertaking to provide investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Letters of Credit, the Commitments, this Agreement and any other Loan Documents, (ii) may recognize a gain if it extended the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

ARTICLE XI

SETOFF; RATABLE PAYMENTS

11.1 Setoff.

(a) Except to the extent that this Agreement or a court order expressly provides for payments to be allocated to a particular Lender, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it (other than in connection with an assignment made pursuant to Section 12.1), or receive any DIP Collateral in respect thereof (whether voluntarily or involuntarily, by set off), in a greater proportion than any such payment to or DIP Collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participation interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such DIP Collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such DIP Collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any Obligations becoming due and payable by the Borrower (whether at the stated maturity, by acceleration or otherwise), to apply to the payment of such Obligations, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, any Affiliate thereof or any of their respective branches or agencies to or for the credit or the account of the Borrower; provided that if any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of this Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lender and the Lenders and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of set off. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such application made by such Lender, provided that the failure to give such notice shall not affect the validity of such application.

11.2 Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its L/C Participations (other than payments received pursuant to Section 3.1, 3.2 or 3.4) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase the L/C Participations held by the other Lenders so that after such purchase each Lender will hold its Pro Rata Share. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives DIP Collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such DIP Collateral ratably in proportion to their respective Pro Rata Share, as applicable. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

If an amount to be set off is to be applied to permitted Funded Indebtedness of the Borrower to a Lender other than Obligations under this Agreement, such amount shall be applied ratably to such other Funded Indebtedness and to the Obligations.

ARTICLE XII

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

12.1 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Lender that issues any Letter of Credit), except that (a) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (b) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Article XII.

12.2 Permitted Assignments and Participations.

(a) (i) Subject to the conditions set forth in paragraph (a)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments at the time owing to it) with the prior written consent of:

(A) the Borrower (such consent not to be unreasonably withheld or delayed), provided that no consent of the Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under Section 7.1(b) has occurred and is continuing, any Person; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after an Authorized Officer of the Borrower has received notice thereof;

(B) the Administrative Agent (such consent not to be unreasonably withheld or delayed), provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a L/C Participation to an existing Lender, an affiliate of an existing Lender or an Approved Fund; and

(C) each Issuing Lender, in the case of any assignment of any Lender’s Commitment.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments under the Facility, the amount of the Commitments of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after an Authorized Officer of the Borrower has received notice thereof and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B) (1) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 and (2) the assigning Lender shall have paid in full any amounts owing by it to the Administrative Agent;

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws;

(D) no such assignment shall be made to (1) the Parent or any of the Parent’s Subsidiaries or Affiliates, (2) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof, or (3) a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person); and

(E) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share L/C Participations previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full Pro Rata Share of all L/C Participations. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

For the purposes of this Section 12.2, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to Section 12.2(a)(iv), from and after the effective date specified in each Assignment and Assumption, the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.1, 3.2, 3.4 and 9.6) with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.2 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.2(b).

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agent, the Issuing Lender and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 12.2(a) and any written consent to such assignment required by Section 12.2(a), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(b) (i) Any Lender may, without the consent of the Borrower or the Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or the Parent or any of the Parent’s Affiliates or Subsidiaries) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.07 with respect to any payments made by such Lender to its Participant(s). Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 8.2 and (2) directly affects such Participant. Subject to Section 12.2(b)(ii), the Borrower agrees that each Participant shall be entitled to the benefits of, and subject to the limitations of, Sections 3.1, 3.2 and 3.4 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.2(a). To the extent permitted by law, each Participant also shall be entitled to the benefits of Sections 11.1 and 11.2 as though it were a Lender, provided such Participant shall be subject to Section 11.2 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Letters of Credit or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(ii) A Participant shall not be entitled to receive any greater payment under Section 3.1, 3.2 or 3.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. No Participant shall be entitled to the benefits of Section 3.4 unless such Participant complies with Section 3.4(e) as if it were a Lender.

(c) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(d) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in Section 12.2(c).

(e) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the L/C Participations it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 12.2(a). Each of the Parent, the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

12.3 Dissemination of Information. The Borrower authorizes each Lender to disclose to any Assignee, any Participant or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Parent, Borrower and Borrower’s Subsidiaries; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.10 of this Agreement.

12.4 Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.4.

ARTICLE XIII

NOTICES

13.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party: (a) in the case of any Loan Party, at 1001 Louisiana Street, Suite 2900, Houston, Texas 77002, Facsimile: (713) 654-2205 (Attention: General Counsel), (b) in the case of the Administrative Agent or any Lender, at its address or facsimile number set forth on an Administrative Questionnaire or (c) in the case of any party, at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrower in accordance with the provisions of this Section 13.1. Each such notice, request or other communication shall be effective (i) if given by facsimile, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when delivered (or, in the case of electronic transmission, received) at the address specified in this Section; provided that notices to the Administrative Agent under Article II shall not be effective until received. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II or III unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

13.2 Change of Address. Any party may change the address for service of notice upon it by a notice in writing to the other parties hereto.

ARTICLE XIV

COUNTERPARTS

14.1 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. Delivery of an executed counterpart of a signature page of (i) this Agreement, (ii) any other Loan Document and/or (iii) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 13.1), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (A) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of any Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (B) upon the request of the Administrative Agent, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, each Loan Party hereby (w) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Lender and the Loan Parties, Electronic Signatures transmitted by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (x) the Administrative Agent may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of its business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (y) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or Ancillary Document, respectively, including with respect to any signature pages thereto and (z) waives any claim against any Related Parties of Lender for any liabilities arising solely from the Administrative Agent’s reliance on or use of Electronic Signatures and/or transmission by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any liabilities arising as a result of the failure of any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

ARTICLE XV

CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

15.1 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK AND, TO THE EXTENT APPLICABLE, THE BANKRUPTCY COURT.

15.2 SUBMISSION TO JURISDICTION; WAIVERS. Each party hereto hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the Bankruptcy Court or, if the Bankruptcy

Court does not have (or abstains from) jurisdiction, the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof; provided, that nothing contained herein or in any other Loan Document will prevent any Lender or the Administrative Agent from bringing any action to enforce any award or judgment or exercise any right under the Collateral Documents or against any DIP Collateral or any other property of any Loan Party in any other forum in which jurisdiction can be established;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it, as the case may be pursuant to Section 13.1 or at such other address of which the other parties shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

15.3 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

ARTICLE XVI

ACKNOWLEDGEMENT AND CONSENT TO BAIL-IN

16.1 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by: (a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

ARTICLE XVII

GUARANTEE

17.1 Guarantee of Payment. Each Guarantor unconditionally and irrevocably guarantees to the Administrative Agent for the benefit of the Secured Parties, the punctual payment of all Secured Obligations (other than with respect to the Borrower only, its own primary Obligations) under Section 2.18 and that now or which may in the future be owing by any Loan Party (the “Guaranteed Liabilities”). This Guarantee is a guaranty of payment and not of collection only. The Administrative Agent shall not be required to exhaust any right or remedy or take any action against the Borrower or any other Person or any collateral. The Guaranteed Liabilities include interest accruing after the commencement of a proceeding under bankruptcy, insolvency or similar laws of any jurisdiction at the rate or rates provided in the Loan Documents. Each Guarantor agrees that, as between the Guarantor and the Administrative Agent, the Guaranteed Liabilities may be declared to be due and payable for the purposes of this Guarantee notwithstanding any stay, injunction or other prohibition which may prevent, delay or vitiate any declaration as regards the Borrower and that in the event of a declaration or attempted declaration, the Guaranteed Liabilities shall immediately become due and payable by each Guarantor for the purposes of this Guarantee.

17.2 Guarantee Absolute. Each Guarantor guarantees that the Guaranteed Liabilities shall be paid in accordance with the terms of this Agreement. The liability of each Guarantor hereunder is absolute and unconditional irrespective of: (a) any change in the time, manner or place of payment of, or in any other term of, all or any of the Loan Documents or the Guaranteed Liabilities, or any other amendment or waiver of or any consent to departure from any of the terms of any Loan Document or Guaranteed Liability, including any increase or decrease in the rate of interest thereon; (b) any release or amendment or waiver of, or consent to departure from, any other guaranty or support document, or any exchange, release or non-perfection of any collateral, for all or any of the Loan Documents or Guaranteed Liabilities; (c) any present or future law, regulation or order of any jurisdiction (whether of right or in fact) or of any agency thereof purporting to reduce, amend, restructure or otherwise affect any term of any Loan Document or Guaranteed Liability; (d) without being limited by the foregoing, any lack of validity or enforceability of any Loan Document or Guaranteed Liability; and (e) any other setoff, defense or counterclaim whatsoever (in any case, whether based on contract, tort or any other theory) with respect to the Loan Documents or the transactions contemplated thereby which might constitute a legal or equitable defense available to, or discharge of, the Borrower or a Guarantor (other than the defense of payment or performance).

17.3 Reinstatement. This Guarantee is a continuing guaranty of the payment of all Guaranteed Liabilities now or hereafter existing under this Agreement, and shall remain in full force and effect so long as the Commitments remain in effect, any Letter of Credit remains outstanding (other than Letters of Credit that are cash collateralized in an amount equal to 105% of the L/C Exposure for such Letters of Credit) or any other Secured Obligation is owing to any Lender or the Administrative Agent.

17.4 Subrogation. Prior to the Termination Date, No Guarantor shall exercise any rights which it may acquire by way of subrogation, by any payment made under this Guarantee or otherwise, so long as the Commitments remain in effect, any Letter of Credit remains outstanding (other than Letters of Credit are cash collateralized in an amount equal to 105% of the L/C Exposure for such Letters of Credit) or other Secured Obligations are owing to any Lender or the Administrative Agent hereunder. If any amount is paid to the Guarantor on account of subrogation rights under this Guarantee at any time prior to the Termination Date and any Letters of Credit remain outstanding (other than Letters of Credit that are cash collateralized in an amount equal to 105% of the L/C Exposure for such Letters of Credit) or other Secured Obligations are owed to any Lender or the Administrative Agent, the amount shall be held in trust for the benefit of the Secured Parties and shall be promptly paid to the Administrative Agent to be credited and applied to the Guaranteed Liabilities, whether matured or unmatured or absolute or contingent, in accordance with the terms of this Agreement. Following Termination Date and if no Letters of Credit remain outstanding (other than Letters of Credit that are cash collateralized in an amount equal to 105% of the L/C Exposure for such Letters of Credit) and no other Secured Obligations are owed to any Lender or the Administrative Agent, if any Guarantor makes payment to any Secured Party of all or any part of the Guaranteed Liabilities, the Administrative Agent and the Secured Parties shall, at such Guarantor’s request, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Liabilities resulting from the payment.

17.5 Subordination. Without limiting the rights of the Administrative Agent and the Secured Parties under any other agreement, any liabilities owed by the Borrower to any Guarantor in connection with any extension of credit or financial accommodation by any Guarantor to or for the account of the Borrower, including but not limited to interest accruing at the agreed contract rate after the commencement of a bankruptcy or similar proceeding, are hereby subordinated to the Guaranteed Liabilities, and such liabilities of the Borrower to such Guarantor, if the Administrative Agent so requests after the occurrence and during the continuation of a Default or Event of Default, shall be collected, enforced and received by any Guarantor as trustee for the Administrative Agent and shall be paid over to the Administrative Agent on account of the Guaranteed Liabilities but without reducing or affecting in any manner the liability of the Guarantor under the other provisions of this Guarantee.

17.6 Payments Generally. All payments by the Guarantors shall be made in the manner, at the place and in the currency (the “Payment Currency”) specified for payments made under Section 2.11; provided, however, that if the Payment Currency is other than U.S. Dollars any Guarantor may, at its option (or, if for any reason whatsoever any Guarantor is unable to effect payments in the foregoing manner, such Guarantor shall be obligated to) pay to the Administrative Agent at its principal office the equivalent amount in U.S. Dollars computed at the selling rate of the Administrative Agent or a selling rate chosen by the Administrative Agent, most recently in effect on or prior to the date the Guaranteed Liability becomes due, for cable transfers of the Payment Currency to the place where the Guaranteed Liability is payable. In any case in which any Guarantor makes or is obligated to make payment in U.S. Dollars, the Guarantor shall hold the Administrative Agent and the Secured Parties harmless from any loss incurred by the Administrative Agent and any Secured Party arising from any change in the value of U.S. Dollars in relation to the Payment Currency between the date the Guaranteed Liability becomes due and the date the Administrative Agent or such Secured Party is actually able, following the conversion of the U.S. Dollars paid by such Guarantor into the Payment Currency and remittance of such Payment Currency to the place where such Guaranteed Liability is payable, to apply such Payment Currency to such Guaranteed Liability.

17.7 Setoff. Each Guarantor agrees that, in addition to (and without limitation of) any right of setoff, banker’s lien or counterclaim the Administrative Agent or any Secured Party may otherwise have, the Administrative Agent or such Secured Party shall be entitled, at its option, to offset balances (general or special, time or demand, provisional or final) held by it for the account of any Guarantor at any office of the Administrative Agent or such Secured Party, in U.S. Dollars or in any other currency, against any amount payable by such Guarantor under this Guarantee which is not paid when due (regardless of whether such balances are then due to such Guarantor), in which case it shall promptly notify such Guarantor thereof; provided that the failure of the Administrative Agent or such Secured Party to give such notice shall not affect the validity thereof.

17.8 Formalities. Each Guarantor waives presentment, notice of dishonor, protest, notice of acceptance of this Guarantee or incurrence of any Guaranteed Liability and any other formality with respect to any of the Guaranteed Liabilities or this Guarantee.

17.9 Limitations on Guarantee. The provisions of the Guarantee under this Article XVII are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under this Guarantee would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Guarantor’s liability under this Guarantee, then, notwithstanding any other provision of this Guarantee to the contrary, the amount of such liability shall, without any further action by the Guarantors, the Administrative Agent or any Secured Party, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Guarantor’s

“Maximum Liability”). This Section 17.9, with respect to the Maximum Liability of the Guarantors, is intended solely to preserve the rights of the Administrative Agent and the Secured Parties hereunder to the maximum extent not subject to avoidance under applicable law, and no Guarantor nor any other Person shall have any right or claim under this Section 17.9 with respect to the Maximum Liability, except to the extent necessary so that the obligations of any Guarantor hereunder shall not be rendered voidable under applicable law.

17.10 Survival. The agreements and other provisions in this Article XVII shall survive, and remain in full force and effect regardless of, the resignation or removal of the Administrative Agent or the Administrative Agent or the replacement of any Lender.

[SIGNATURES BEGIN NEXT PAGE]

IN WITNESS WHEREOF, the Parent, the Borrower, the Lenders and the Administrative Agent have executed this Agreement as of the date first above written.

BORROWER:	SESI, L.L.C.

	By:	/s/ Westervelt Ballard
	Name:	Westervelt Ballard
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

THE PARENT AND GUARANTOR:	SUPERIOR ENERGY SERVICES, INC.

	By:	/s/ Westervelt Ballard
	Name:	Westervelt Ballard
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

SUBSIDIARY GUARANTORS:	1105 PETERS ROAD, L.L.C.
CONNECTION TECHNOLOGY, L.L.C.
CSI TECHNOLOGIES, LLC
H.B. RENTALS, L.C.
INTERNATIONAL SNUBBING SERVICES, L.L.C.
STABIL DRILL SPECIALTIES, L.L.C.
SUPERIOR INSPECTION SERVICES, L.L.C.
WORKSTRINGS INTERNATIONAL, L.L.C.

	By:	/s/ Westervelt Ballard
	Name:	Westervelt Ballard
	Title:	Vice President and Treasurer

COMPLETE ENERGY SERVICES, INC.
PUMPCO ENERGY SERVICES, INC.
SPN WELL SERVICES, INC.
SUPERIOR ENERGY SERVICES-NORTH AMERICA SERVICES, INC.
WARRIOR ENERGY SERVICES CORPORATION
WILD WELL CONTROL, INC.

	By:	/s/ Westervelt Ballard
	Name:	Westervelt Ballard
	Title:	Treasurer

Signature Page

SESI, L.L.C. – DIP Credit Agreement

SUPERIOR ENERGY SERVICES, L.L.C.

By:	/s/ Westervelt Ballard
Name:	Westervelt Ballard
Title:	Executive Vice President, Chief Financial Officer and Treasurer

Signature Page

SESI, L.L.C. – DIP Credit Agreement

ADMINISTRATIVE AGENT, ISSUING LENDER AND LENDER:	JPMORGAN CHASE BANK, N.A.

	By:	/s/ Darren Vanek
	Name:	Darren Vanek
	Title:	Authorized Officer

Signature Page

SESI, L.L.C. – DIP Credit Agreement

ISSUING LENDER AND LENDER:	BANK OF AMERICA, N.A.

	By:	/s/ Alexandra Mills
	Name:	Alexandra Mills
	Title:	Vice President

Signature Page

SESI, L.L.C. – DIP Credit Agreement

ISSUING LENDER AND LENDER:	CITIBANK, N.A.

	By:	/s/ Brendan Mackay
	Name:	Brendan Mackay
	Title:	Vice President & Director

Signature Page

SESI, L.L.C. – DIP Credit Agreement

SCHEDULE 1

COMMITMENT AMOUNTS OF THE LENDERS

[REDACTED]

Schedule 1

SCHEDULE 1A

L/C COMMITMENT AMOUNTS OF THE ISSUING LENDERS

[REDACTED]

Schedule 1A

SCHEDULE 1B

MILESTONES

1. The Loan Parties shall commence the Chapter 11 Cases by filing voluntary petitions under chapter 11 of the Bankruptcy Code with the Bankruptcy Court no later than December 7, 2020 (the “Petition Date”).

2. No later than the date that is three (3) days following the Petition Date, the Loan Parties shall file an Approved Plan and related disclosure statement and solicitation materials and a motion seeking to schedule a combined hearing on the Approved Plan and Disclosure Statement (the “Combined Hearing Motion”) with the Bankruptcy Court.

3. No later than the date that is five (5) days (or such later date as acceptable to the Administrative Agent in its sole discretion) following the Petition Date, the Bankruptcy Court shall enter the Interim Order approving the DIP Facility on an interim basis; provided that the Required Lenders may waive this Interim Order milestone in its sole discretion.

4. No later than the date that is seven (7) days following the Petition Date, the Bankruptcy Court shall have entered an order granting the relief requested in the Combined Hearing Motion.

5. No later than the date that is forty five (45) days following the Petition Date, the Bankruptcy Court shall enter the Final Order approving the DIP Facility on a final basis.

6. No later than the date that is seventy five (75) days following the Petition Date, the Bankruptcy Court shall enter the Confirmation Order.

7. No later than the date that is fourteen (14) days after the entry of the Confirmation Order, the effective date of the Approved Plan shall occur.

Schedule 1B

SCHEDULE 1C

MAXIMUM PREMIUM RENTAL DRILL PIPE AMOUNT

Applicable Period	Maximum Premium Rental Dill Pipe Amount
Closing Date through December 31, 2020	$20,000,000
January 1, 2021 through January 31, 2021	$19,166,666.67
February 1, 2021 through February 28, 2021	$18,333,333.33
March 1, 2021 through March 31, 2021	$17,500,000.00
April 1, 2021 through April 30, 2021	$16,666,666.67
May 1, 2021 through May 31, 2021	$15,833,333.33
June 1, 2021 through June 30, 2021	$15,000,000.00
July 1, 2021 through July 31, 2021	$14,166,666.67
August 1, 2021 through August 31, 2021	$13,333,333.33
September 1, 2021 through September 30, 2021	$12,500,000.00
October 1, 2021 through October 31, 2021	$11,666,666.67
November 1, 2021 through November 30, 2021	$10,833,333.33
December 1, 2021 through December 31, 2021	$10,000,000.00
January 1, 2022 through January 31, 2022	$9,166,666.67
February 1, 2022 through February 28, 2022	$8,333,333.33
March 1, 2022 through March 31, 2022	$7,500,000.00
April 1, 2022 through April 30, 2022	$6,666,666.67
May 1, 2022 through May 31, 2022	$5,833,333.33
June 1, 2022 through June 30, 2022	$5,000,000.00
July 1, 2022 through July 31, 2022	$4,166,666.67
August 1, 2022 through August 31, 2022	$3,333,333.33
September 1, 2022 through September 30, 2022	$2,500,000.00
October 1, 2022 through October 31, 2022	$1,666.666.67
November 1, 2022 through November 30, 2022	$833,333.33
December 1, 2022 through December 31, 2022	$0.00

Schedule 1C

SCHEDULE 2

PRICING SCHEDULE

Category	Fixed Charge Coverage Ratio	Commitment Fee Rate	Letter of Credit Fee Rate
1	≥ 2.0x	0.50%	3.00%
2	≥ 1.5x and < to 2.0x	0.50%	3.25%
3	< 1.5x	0.50%	3.50%

The applicable margins and fees shall be determined in accordance with the foregoing table based on the most recent quarterly financial statements of the Borrower delivered pursuant to the Credit Agreement. Adjustments, if any, to the applicable margins and fees shall be effective on the date that the Administrative Agent has received the applicable Financials. If the Borrower fails to deliver the Financials to the Administrative Agent at the time required pursuant to the Credit Agreement, then the applicable margins and fees shall be the highest applicable margins and fees set forth in the foregoing table until the date that such Financials are so delivered.

If, as a result of any restatement of or other adjustment to the Financials or for any other reason, the Borrower or the Required Lenders determine that (i) the Fixed Charge Coverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Fixed Charge Coverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code, automatically and without further action by the Administrative Agent or any Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period (determined after taking into account any corresponding reduction in the amount of interest and fees for such period), if any, over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent or any Lender, as the case may be, under the Loan Documents and the Borrower’s obligations under this paragraph shall survive the termination of the Facility and the other Loan Documents and the repayment of all other obligations thereunder (but in no event shall any claim be made under this paragraph after two (2) years after the termination of the facility and the other Loan Documents and the payment of all other obligations thereunder).

Schedule 2

Schedule 2.261

Exit Conversion Conditions

1. Documentation. The Exit ABL Agent shall have received the following, duly executed by all the parties or signatories thereto, in form and substance consistent with the term sheet attached to this Agreement as Exhibit G and otherwise satisfactory to the Exit ABL Agent and the lenders party to the Exit Facility Agreement (the “Exit Lenders”) in their reasonable discretion:

(a) the Exit Facility Agreement and all attached Exhibits and Schedules and any Notes (as defined in the Exit Facility Agreement) payable to each Exit Lender that has requested a Note at least two Business Days prior to the Exit Facility closing date;

(b) a guaranty and collateral agreement executed by the Parent, each material domestic Subsidiary of the Borrower existing on the Exit Facility closing date together with appropriate UCC-1 financing statements necessary or desirable for filing with the appropriate authorities and any other documents, agreements, or instruments necessary to create, perfect or maintain a security interest the Exit Facility collateral to the extent required by such guaranty and collateral agreement and consistent with the term sheet attached to this Agreement as Exhibit G;

(c) a certificate from an authorized officer of the Borrower dated as of the Exit Facility closing date certifying the conditions precedent set forth in clauses 5, 6, 7, 8, 9, 13, 14, 18, 21 and 22 below have been met;

(d) customary legal opinions of (i) Latham & Watkins LLP, as counsel to the Loan Parties and (ii) local counsel opinions, each in form and substance reasonably acceptable to the Exit ABL Agent; and

(e) payoff letters or other customary evidence of termination in a form reasonably acceptable to the Exit ABL Agent with respect to any indebtedness not permitted to be outstanding pursuant to the terms of the Exit Facility Agreement on the Exit Facility closing date.

2. Secretary’s Certificate. The Exit ABL Agent shall have received a secretary’s certificate from each Loan Party certifying such Person’s (i) officers’ incumbency, (ii) resolutions of its Board of Directors, members, general partner or other body authorizing the execution, delivery and performance of the Loan Documents (as defined in the Exit Facility Agreement) to which it is a party, and (iii) organization documents.

3. Good Standings. The Exit ABL Agent shall have received certificates of good standing (or the substantive equivalent available) for each Loan Party from the appropriate governmental officer in each jurisdiction in which each such Person is organized and in each jurisdiction where such qualification would be required to conduct such person’s business as presently conducted, which certificate shall be (ii) dated a date not earlier than 30 days prior to Exit Facility closing date or (ii) otherwise effective on the Exit Facility closing date.

4. Insurance Certificates. The Exit ABL Agent shall have received certificates of insurance naming the Exit ABL Agent as lender’s loss payee with respect to property insurance, and additional insured with respect to liability insurance, and covering the Borrower’s or its Subsidiaries’ Properties substantively consistent with the insurance requirements in the Existing Credit Agreement.

[1]

Capitalized terms used but not defined in this Schedule 2.26 shall have the meanings assigned to such term in this Agreement or in the term sheet attached to this Agreement as Exhibit G, as applicable.

5. Liquidity. Liquidity (to be defined substantially the same as in this Agreement and which shall include unrestricted cash and cash equivalents of the Parent and its Wholly-Owned Subsidiaries) shall equal or exceed $125,000,000.

6. Availability. The Borrower shall have Availability (as defined in the Exit Facility Agreement) of not less than $25,000,000.

7. Approvals. All governmental and third party approvals required in accordance with applicable law, or in accordance with any document, agreement instrument or arrangement to which any Loan Party is a party in connection with (a) this Agreement and (b) except as could not reasonably be expected to have a Material Adverse Effect, the continuing operations of the Parent, the Borrower and its Subsidiaries, shall have been obtained and remain in full force and effect on and as of the Exit Facility closing date.

8. Representations and Warranties. The representations and warranties contained in Exit Facility Agreement and in each other Loan Document (as defined in the Exit Facility Agreement) shall be true and correct in all material respects (or, with respect to representations and warranties qualified by materiality, in all respects) on and as of the Exit Facility closing date before and after giving effect to any initial Advance (as defined in the Exit Facility Agreement) or issuance (or deemed issuance) of Letters of Credit and to the application of the proceeds from any such Advance (other than any such representation and warranty that by its terms refers to a specified earlier date which shall be true and correct in all material respects or, with respect to representations and warranties qualified by materiality, in all respects, as of such earlier date).

9. No Default or Event of Default. As of the Exit Facility closing date and after giving effect to the initial Advance (as defined in the Exit Facility Agreement) or issuance (or deemed issuance) of Letters of Credit and to the application of the proceeds from such Advance (as defined in the Exit Facility Agreement), no Default or Event of Default under the Exit Facility Agreement shall have occurred and be continuing.

10. Fees. Each Exit Lender and the Exit ABL Agent shall have received all fees required to be paid, and all expenses (including the reasonable and documented fees and expenses of legal counsel) for which invoices have been presented (so long as such invoices have been presented at least two Business Days prior to the Exit Facility closing date).

11. Pledged Stock; Stock Powers; Pledged Notes. The Exit ABL Agent shall have received (to the extent not currently held by the Exit ABL Agent pursuant to the collateral documents under the DIP ABL Credit Agreement) (i) the certificates representing the shares of Equity Interest pledged pursuant to the collateral documents under the Exit Facility Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized Authorized Officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Exit ABL Agent pursuant to the collateral documents under the Exit Facility Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

12. Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the collateral documents under the Exit Facility or under law or reasonably requested by the Exit ABL Agent to be filed, registered or recorded in order to create in favor of the Exit ABL Agent, for the benefit of the Exit Lenders, a perfected Lien on the Exit Facility collateral described therein, prior and superior in right to any other Person (other than with respect to Permitted Liens (as defined in the Exit Facility Agreement)), shall be in proper form for filing, registration or recordation.

13. Other Proceedings. No action, suit, investigation or other proceeding (including without limitation, the enactment or promulgation of a statute or rule) by or before any arbitrator or any Governmental Authority shall be pending or, to the Borrower’s knowledge, threatened and no preliminary or permanent injunction or order by a state or federal court shall have been entered (a) in connection with the Exit Facility Agreement, any other Loan Document (as defined in the Exit Facility Agreement) or any transaction contemplated hereby or thereby, or (b) which could reasonably be expected to result in a Material Adverse Effect.

14. Material Adverse Effect. Since the Petition Date, other than the Chapter 11 Cases and events, developments and circumstances leading up to and arising therefrom, there shall not have occurred any event, development or circumstance that has or could reasonably be expected to result in a Material Adverse Effect.

15. Solvency. The Exit ABL Agent shall have received a certificate in form and substance reasonably satisfactory to the Exit ABL Agent from a senior financial officer or such other officer reasonably acceptable to the Exit ABL Agent of the Parent certifying that, before and after giving effect to the initial extensions of credit requested to be made under the Exit Facility Agreement on the Exit Facility closing date, the Parent and its Subsidiaries, on a consolidated basis, are Solvent (as defined in the Existing Facility Agreement and assuming with respect to each Guarantor, that the fraudulent conveyance savings language contained in the Guaranty applicable to such Guarantor will be given full effect).

16. USA Patriot Act. The Exit ABL Agent and the Exit Lenders shall have received all documentation and other information that is required by bank regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act, for each Loan Party, in each case no later than five (5) days prior to the Exit Facility closing date to the extent reasonably requested by the Lenders at least ten (10) days in advance of the Exit Facility closing date. To the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five (5) days prior to the Exit Facility closing date, the Exit ABL Agent and any Exit Lenders who have provided a written request therefor at least ten (10) days prior to the Exit Facility closing date shall have received a Beneficial Ownership Certification with respect to the Borrower.

17. Borrowing Base Certificate. The Exit ABL Agent shall have received a Borrowing Base Certificate which calculates the Borrowing Base, either (a) as of the most recent calendar month ending at least thirty (30) days before the Exit Facility closing date or (b) if a Weekly Reporting Period is in effect (as defined in the DIP ABL Credit Agreement), as of the calendar week ending at least three (3) days prior to the Exit Facility closing date, in each case, together with such supporting documentation and supplemental reporting information as the Exit ABL Agent may reasonably request.

18. No Debt. The Loan Parties will have no debt outstanding for borrowed money other than the Obligations under the Exit Facility Agreement or other Funded Indebtedness permitted by the Exit Facility Agreement.

19. Confirmation of Approved Plan and Exit Facility Approval. (a) An Approved Plan shall have been confirmed by an order of the Bankruptcy Court, which order shall be satisfactory to the Exit ABL Agent and to the Required Lenders (as to the Required Lenders, solely to the extent that such order adversely modifies the treatment of the Prepetition Credit Agreement Claims or the DIP Super-Priority Claims, as such treatment is described in the Approved Plan), which order shall be in full force and effect, unstayed and Final, and shall not have been modified or amended without the written consent of the Exit ABL Agent, reversed or vacated, (b) all conditions precedent to the effectiveness of the Approved Plan as set forth therein shall have been satisfied or waived (the waiver thereof having been approved by the Exit ABL Agent), and the substantial consummation (as defined in Section 1101 of the Bankruptcy Code) of the Approved Plan in accordance with its terms shall have occurred contemporaneously with the Exit Facility closing date and (c) the transactions contemplated by Approved Plan to occur on the effective date of the Approved Plan shall have been substantially consummated on the Exit Facility closing date substantially contemporaneously with occurrence of the Exit Facility closing date hereunder in accordance with the terms of the Approved Plan and in compliance with applicable law and Bankruptcy Court and regulatory approvals. The Bankruptcy Court shall have entered one or more orders (one of which orders may be the order confirming the Approved Plan or the DIP Order) approving the Exit Facility Agreement and the Loan Documents (as defined in the Exit Facility Agreement), in form and substance satisfactory to the Exit ABL Agent, which order shall be in full force and effect, unstayed and Final, nor shall have been amended, supplemented or otherwise modified without the written consent of the Exit ABL Agent.

20. Liens. The Exit ABL Agent shall have received evidence reasonably satisfactory to it that there are no Liens encumbering any of the Loan Parties’ respective Property other than Permitted Liens (as defined in the Exit Facility Agreement) or Liens that will be released substantially contemporaneously with the Exit Facility closing date.

21. Regulatory Matters. No part of the proceeds of any Advances, Loans or Letters of Credit made or issued under the Exit Facility on the Exit Facility closing date will be used for any purpose that would violate the applicable requirements of Regulations U, T and X of the Federal Reserve Board.

22. Compliance with Law. The making of the Loans (if any) under the Exit Facility and the issuance or renewal of Letters of Credit under the Exit Facility on the Exit Facility closing date shall not violate any requirement of laws and shall not be enjoined, temporarily, preliminarily or permanently.

23. Beneficial Ownership Certificate. Each Exit Lender shall have received a Beneficial Ownership Certification as shall have been requested by such Exit Lender in form and substance reasonably satisfactory to such Exit Lender.

24. Conversion. The Termination Date shall not have occurred prior to the DIP Facility converting into the Exit Facility.

SCHEDULE 3

LIST OF BORROWER’S SUBSIDIARIES

Subsidiary Name	Jurisdiction of Organization	Organization Type	Owned By	Percent Ownership
1105 Peters Road, L.L.C.	Louisiana	LLC	Borrower	100%
Advanced Oilwell Services, Inc.	Louisiana	Corporation	Borrower	100%
Balance Point Control GmbH	Germany	LLC	Superior Energy Services (SPN) B.V.	100%
Balance Point Control Limited	United Kingdom	Private Company Limited by Shares	Balance Point Group B.V.	100%
Balance Point Group B.V.	Netherlands	Private Limited Company	Superior Energy Services B.V.	100%
Complete Energy Services, Inc.	Delaware	Corporation	Superior Energy Services-North America Services, Inc.	100%
Connection Technology, L.L.C.	Louisiana	LLC	Borrower	100%
CSI Technologies, L.L.C.	Texas	LLC	Borrower	100%
Guard Drilling Mud Disposal, Inc.	Delaware	Corporation	Complete Energy Services, Inc.	100%
Hallin Diving Services Limited	Isle of Man	Private Company Limited by Shares	Superior Energy International C.V.	100%
Hallin Marine (UK) Limited	United Kingdom	Private Company Limited by Shares	Superior Energy International C.V.	100%
Hallin Marine Australia Pty. Ltd.	Australia	Private Limited Company	Superior Energy Services B.V.	100%
Hallin Marine Singapore Pte. Ltd.	Singapore	Private Limited Company	Superior Energy International C.V.	100%

Schedule 3

Subsidiary Name	Jurisdiction of Organization	Organization Type	Owned By	Percent Ownership
Hallin Marine Systems Limited	Isle of Man	Private Company Limited by Shares	Superior Energy International C.V.	100%
H.B. Rentals, L.C.	Louisiana	LLC	Borrower	100%
HB Rentals (Singapore) Pte. Ltd.	Singapore	Private Limited Company	Superior Energy Services (S) Pte. Ltd.	100%
HB Rentals Limited	United Kingdom	Private Company Limited by Shares	Superior Energy Services (UK) Limited	100%
Ingenieria y Tecnologia de Servicios S.A.S.	Colombia	Simplified Shares Corporation	Superior Energy Services Colombia SAS	100%
International Snubbing Services, L.L.C.	Louisiana	LLC	Borrower	100%
Montana Oil S.A.	Argentina	Corporation	Superior Energy Services B.V. Superior Energy Services Group B.V.	90 10	% %
Premier Oilfield Rentals (S) Pte. Ltd.	Singapore	Private Limited Company	Superior Energy Services (S) Pte. Ltd.	100%
PT Hallin Marine Indonesia	Indonesia	Private Limited Company	SES International Holdings C.V.	95%
PT Superior Energy Services Indonesia	Indonesia	Private Limited Company	Superior Energy Services B.V.	95%
Pumpco Energy Services, Inc.	Delaware	Corporation	SPN Well Services, Inc.	100%
SEMO, L.L.C.	Louisiana	LLC	Borrower	100%
SEMSE, L.L.C.	Louisiana	LLC	Borrower	100%
Servicios Holdings I, Inc.	Delaware	Corporation	SPN Well Services, Inc.	100%

Schedule 3

Subsidiary Name	Jurisdiction of Organization	Organization Type	Owned By	Percent Ownership
SES Canada, ULC	Canada	Unlimited Liability Corporation	Superior Holding, Inc.	100%
SES Energy Services India Private Limited	India	Private Limited Company	Superior Energy Services B.V. Superior Energy Services Group B.V.	99.998 .002	% %
SES International Holdings C.V.	Netherlands	Limited Partnership	Borrower SES International Holdings GP, LLC	99 1	% %
SES International Holdings GP, LLC	Delaware	LLC	Borrower	100%
SES Trinidad, L.L.C.	Delaware	LLC	Borrower	100%
SESI Corporate, LLC	Delaware	LLC	Borrower	100%
SESI Global, LLC	Delaware	LLC	Borrower	100%
SPN Well Services, Inc.	Texas	Corporation	Superior Energy Services-North America Services, Inc.	100%
Stabil Drill Specialties, L.L.C.	Louisiana	LLC	Borrower	100%
Superior Energy International C.V.	Netherlands	Limited Partnership	SES International Holdings C.V. Superior Energy Services GP, LLC	99 1	% %
Superior Energy Services (Australia) Pty. Ltd.	Australia	Private Limited Company	Superior Energy Services Group B.V.	100%
Superior Energy Services (Ghana) Limited	Ghana	Private Limited Company	Superior Energy Services B.V.	90%
Superior Energy Services (Labuan) Limited	Labuan	Private Limited Company	Superior Energy Services B.V.	100%
Superior Energy Services (Norway) AS	Norway	Private Limited Company	Superior Energy Services B.V.	100%
Superior Energy Services (S) Pte. Ltd.	Singapore	Private Limited Company	Superior Energy Services Limited	100%

Schedule 3

Subsidiary Name	Jurisdiction of Organization	Organization Type	Owned By	Percent Ownership
Superior Energy Services (Spain), S.R.L.	Spain	LLC	Superior Energy Services B.V.	100%
Superior Energy Services (SPN) B.V.	Netherlands	Private Limited Company	Balance Point Group B.V.	100%
Superior Energy Services (Thailand) Ltd.	Thailand	Private Limited Company	Borrower International Snubbing Services, L.L.C. Workstrings International, L.L.C.	99.994 .003 .003	% % %
Superior Energy Services (UK) Limited	United Kingdom	Private Company Limited by Shares	Superior Energy International C.V.	100%
Superior Energy Services - Servicos de Petroleo do Brasil, Ltda.	Brazil	LLC	Superior Energy Services Group B.V.	100%
Superior Energy Services B.V.	Netherlands	Private Limited Company	Superior Energy Services Group B.V.	100%
Superior Energy Services Cayman, LTD	Cayman Islands	Private Limited Company	Superior Energy International C.V.	100%
Superior Energy Services Colombia SAS	Colombia	Simplified Shares Corporation	Superior Energy Services (Spain), S.R.L.	100%
Superior Energy Services Colombia, LLC	Delaware	LLC	Borrower	100%
Superior Energy Services de Mexico, S. de R.L. de C.V.	Mexico	LLC	Stabil Drill Specialties, L.L.C. SEMO, L.L.C. SEMSE, L.L.C.	99.99 .009 .001	% % %
Superior Energy Services GP, LLC	Delaware	LLC	SES International Holdings C.V.	100%
Superior Energy Services Group B.V.	Netherlands	Private Limited Company	Superior Energy International C.V.	100%

Schedule 3

Subsidiary Name	Jurisdiction of Organization	Organization Type	Owned By	Percent Ownership
Superior Energy Services Guyana, Inc.	Guyana	Corporation	Superior Energy Services Trinidad Limited	100%
Superior Energy Services Holdings B.V.	Netherlands	Private Limited Company	Superior Energy Services Group B.V.	100%
Superior Energy Services Limited	United Kingdom	Private Company Limited by Shares	Superior Energy Services (UK) Limited	100%
Superior Energy Services Malaysia Sdn. Bhd.	Malaysia	Private Limited Company	Superior Energy Services B.V.	100%
Superior Energy Services S.A.	Argentina	Corporation	Superior Energy Services B.V. Montana Oil S.A.	49 51	% %
Superior Energy Services Saudi Limited	Saudi Arabia	LLC	Superior Energy Services B.V. Superior Energy Services (SPN) B.V.	90 10	% %
Superior Energy Services Trinidad Limited	Trinidad and Tobago	Private Limited Company	Borrower	100%
Superior Energy Services, L.L.C.	Louisiana	LLC	Borrower	100%
Superior Energy Services-North America Services, Inc.	Delaware	Corporation	Borrower	100%
Superior Holding, Inc.	Delaware	Corporation	Borrower	100%
Superior Inspection Services, L.L.C.	Louisiana	LLC	Borrower	100%
Superior-Wild Well Energy Services Limited	United Kingdom	Private Company Limited by Shares	Superior Energy Services (UK) Limited	100%
Warrior Energy Services Corporation	Delaware	Corporation	Superior Energy Services-North America Services, Inc.	100%
Wild Well Control, Inc.	Texas	Corporation	Borrower	100%

Schedule 3

Subsidiary Name	Jurisdiction of Organization	Organization Type	Owned By	Percent Ownership
Workstrings International B.V.	Netherlands	Private Limited Company	Superior Energy Services B.V.	100%
Workstrings International (Singapore) Pte. Ltd.	Singapore	Private Limited Company	Superior Energy International C.V.	100%
Workstrings International Limited	United Kingdom	Private Company Limited by Shares	Superior Energy Services (UK) Limited	100%
Workstrings International, L.L.C.	Louisiana	LLC	Borrower	100%

Schedule 3

SCHEDULE 4

DEPOSIT ACCOUNTS

Loan Party	Bank	Account Type	Account Number
Superior Energy Services, Inc.	JPMorgan Chase	Demand	1585766882

SESI, L.L.C.	Whitney National Bank	Demand	713121440

SESI, L.L.C.	Wells Fargo Bank	Demand	4121786990

SESI, L.L.C.	Wells Fargo Bank	Controlled Disbursement	9600121452

Complete Energy Services, Inc.	Wells Fargo Bank	Demand	4121078059

Complete Energy Services, Inc.	Wells Fargo Bank	Demand	4121078117

HB Rentals, L.C.	Whitney National Bank	Demand	713120959

HB Rentals, L.C.	Whitney National Bank	Demand	715113712

HB Rentals, L.C.	Wells Fargo Bank	Controlled Disbursement	9600128141

Stabil Drill Specialties, L.L.C.	Whitney National Bank	Demand	713121467

Stabil Drill Specialties, L.L.C.	Wells Fargo Bank	Controlled Disbursement	9600128137

SPN Well Services, Inc.	Wells Fargo Bank	Controlled Disbursement	9600163651

SPN Well Services, Inc.	Wells Fargo Bank	Demand	4121332621

Warrior Energy Services Corporation	Whitney National Bank	Demand	715760211

Warrior Energy Services Corporation	Wells Fargo Bank	Controlled Disbursement	9600128175

Wild Well Control, Inc.	JP Morgan Chase	Demand	1590885032

Wild Well Control, Inc.	JP Morgan Chase	Controlled Disbursement	754113363

Workstrings International, L.L.C.	Whitney National Bank	Demand	23010131

Workstrings International, L.L.C.	Wells Fargo Bank	Controlled Disbursement	9600120877

Pumpco Energy Services, Inc.	Wells Fargo Bank	Demand	4121599195

Pumpco Energy Services, Inc.	Wells Fargo Bank	Demand	4121599203

Superior Energy Services, L.L.C.	Whitney National Bank	Demand	713121548

Superior Energy Services, L.L.C.	Wells Fargo Bank	Controlled Disbursement	9600139605

Superior Inspection Services, L.L.C.	Whitney National Bank	Demand	710368305

Connection Technology, L.L.C.	Whitney National Bank	Demand	713121297

Connection Technology, L.L.C.	Whitney National Bank	Demand	713121319

International Snubbing Services, L.L.C.	Wells Fargo Bank	Controlled Disbursement	9600128156

CSI Technologies, L.L.C.	Whitney National Bank	Demand	716305232

International Snubbing Services, L.L.C.	Whitney National Bank	Demand	713121394

Superior Inspection Services, L.L.C.	Whitney National Bank	Lockbox	61294482

International Snubbing Services, L.L.C.	Whitney National Bank	Disbursement	713121408

SESI, L.L.C.	Bank of America	Investment Account	5S406A11-426271

SESI, L.L.C.	Wells Fargo Bank	Investment Account	1BB97322

Schedule 4

SCHEDULE 5

EXISTING LETTERS OF CREDIT

LC Number	Issuer	Currency	Face Amount - Non USD	Expiry Date	USD Balance 11/30/2020
69611325	Citibank	USD	N/A	12/30/2020	12,830
69614205	Citibank	INR	INR 220,162,360.00	10/31/2022	2,963,385
69614518	Citibank	USD	N/A	3/30/2023	147,000
69614587	Citibank	INR	INR 3,020,800.00	12/30/2021	40,660
69617053	Citibank	USD	N/A	9/30/2021	109,249
69617138	Citibank	USD	N/A	4/21/2021	38,000
69620503	Citibank	USD	N/A	6/21/2021	25,000
68142737	Bank of America	USD	N/A	1/28/2021	18,900,000
S-253152	JPMorgan Chase	USD	N/A	7/31/2021	120,000
S-634198	JPMorgan Chase	USD	N/A	6/25/2021	2,600
S-846086[1]	JPMorgan Chase	USD	N/A	11/30/2020	227,868
S-846092[2]	JPMorgan Chase	USD	N/A	11/30/2020	540,470
S-963521	JPMorgan Chase	USD	N/A	6/10/2021	108,166
NUSCGS005744	JPMorgan Chase	USD	N/A	3/17/2022	115,490
NUSCGS025193	JPMorgan Chase	USD	N/A	9/2/2031	1,781,267
NUSCGS025224	JPMorgan Chase	USD	N/A	9/2/2031	890,634
NUSCGS025225	JPMorgan Chase	USD	N/A	9/2/2031	890,634
NUSCGS025531	JPMorgan Chase	USD	N/A	6/30/2023	203,286
NUSCGS025533	JPMorgan Chase	KWD	KWD 19,181.36	6/30/2021	62,561
NUSCGS025657	JPMorgan Chase	USD	N/A	1/30/2023	522,553
NUSCGS025658	JPMorgan Chase	USD	N/A	7/31/2023	214,206
NUSCGS025662	JPMorgan Chase	USD	N/A	7/31/2023	107,103
NUSCGS025665	JPMorgan Chase	USD	N/A	7/31/2023	107,103
NUSCGS025822	JPMorgan Chase	KWD	KWD 73,732.95	1/26/2022	240,484
NUSCGS025982	JPMorgan Chase	KWD	KWD 1,979,680.00	10/4/2024	6,456,845
NUSCGS026031	JPMorgan Chase	KWD	KWD 2,200,000.00	7/3/2024	7,175,432
NUSCGS027623	JPMorgan Chase	QAR	QAR 300,000.00	12/30/2020	81,600
NUSCGS028869	JPMorgan Chase	USD	N/A	12/1/2022	130,396
NUSCGS029443	JPMorgan Chase	INR	INR 66,600,000.00	12/2/2021	896,436
NUSCGS029949	JPMorgan Chase	KWD	KWD 57,811.50	11/1/2021	188,556
NUSCGS029959	JPMorgan Chase	USD	N/A	4/30/2021	194,641

1.	Terminated as of December 4, 2020.
2.	Terminated as of December 4, 2020.

Schedule 5

LC Number	Issuer	Currency	Face Amount - Non USD	Expiry Date	USD Balance 11/30/2020
NUSCGS030037	JPMorgan Chase	USD	N/A	9/30/2021	1,850,000
NUSCGS030159	JPMorgan Chase	USD	N/A	9/30/2021	1,800,000
NUSCGS030247	JPMorgan Chase	USD	N/A	5/2/2022	33,220
NUSCGS032186	JPMorgan Chase	USD	N/A	3/31/2022	5,870
NUSCGS033248	JPMorgan Chase	KWD	KWD 15,000.00	1/8/2021	48,923
NUSCGS033249	JPMorgan Chase	KWD	KWD 1,000.00	1/8/2021	3,262
NUSCGS034373	JPMorgan Chase	KWD	KWD 15,000.00	2/17/2021	48,923
NUSCGS03449	JPMorgan Chase	KWD	KWD 15,000.00	6/9/2021	48,923
NUSCGS034594	JPMorgan Chase	KWD	KWD 6,262.24	9/28/2022	20,425
NUSCGS035796	JPMorgan Chase	KWD	KWD 1,000.00	4/7/2021	3,273

Total					47,357,275

Schedule 5

SCHEDULE 6

CLOSING DATE INVESTMENTS

None.

Schedule 6

Execution version

EXHIBIT A

[FORM OF]

COMPLIANCE CERTIFICATE

To:	The Lenders parties to the

Credit Agreement Described Below

This Compliance Certificate is furnished pursuant to that certain Senior Secured Debtor-In-Possession Credit Agreement dated as of December 9, 2020 (as amended, modified, renewed or extended from time to time, the “Credit Agreement”) among SESI, L.L.C. (the “Borrower”), Superior Energy Services, Inc. (the “Parent”), JPMorgan Chase Bank, N.A., as Administrative Agent, and the Lenders party thereto. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings defined in the Credit Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. I am the duly elected Chief Financial Officer of the Parent;

2. I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Parent, the Borrower and each of its Subsidiaries during the accounting period covered by the attached financial statements;

3. [The financial statements delivered pursuant to Sections 6.1(a)(ii) or 6.1(a)(x) of the Credit Agreement present fairly in all material respects the financial conditions and results of operations of the Parent and its subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end adjustments and the absence of footnotes]1,

4. The examinations described in Paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Default or Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below; and

5. [No change in GAAP, or in the application thereof, that impacts the financial statements attached hereto has occurred since the date of the financial statements referred to in Section 5.4 of the Credit Agreement][A change in GAAP, or in the application thereof, that impacts the financial statements attached hereto has occurred since the date of the financial statements referred to in Section 5.4 of the Credit Agreement, and the effect of such change on such financial statements is described below:

________________________________________________________________________________________

________________________________________________________________________________________

________________________________________________________________________________________

________________________________________________________________________________________

________________________________________________________________________________________]2

[1]	Include only for periods where financial statements are delivered pursuant to Sections 6.1(a)(ii) or 6.1(a)(x) of the Credit Agreement.
[2]	If an applicable change in GAAP or in the application thereof has occurred, include Paragraph 5 only to the extent such change is not described in the applicable financial statements.

Exhibit A - 1

6. Described below are the exceptions, if any, to Paragraph [3][4] by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

____________________________________________________________________________________________________

____________________________________________________________________________________________________

____________________________________________________________________________________________________

____________________________________________________________________________________________________

____________________________________________________________________________________________________

____________________________________________________________________________________________________

7. Schedule I attached hereto sets forth a calculation of the Fixed Charge Coverage Ratio as of the end of the accounting period covered by the attached financial statements.

Exhibit A - 2

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this ____ day of _______, 20__.

SUPERIOR ENERGY SERVICES, INC.

By:
Name:
Title:	Chief Financial Officer

Exhibit A - 3

SCHEDULE I TO COMPLIANCE CERTIFICATE

Fixed Charge Coverage Ratio[1]

A. EBITDA minus Unfinanced Capital Expenditures			$	___________

Net Income	$	___________
plus Interest Expense	$	___________
plus Income Taxes	$	___________
plus depreciation and depletion expense	$	___________
plus amortization expense	$	___________
plus non-cash charges, including cancellation of debt income	$	___________
plus extraordinary non-cash losses	$	___________
plus severance/costs savings expenses[2] up to $20,000,000	$	___________
plus non-cash losses or charges resulting from Rate Management Transactions	$	___________
minus extraordinary gains and other non-cash items	$	___________

minus Unfinanced Capital Expenditures	$	___________

B. Fixed Charges			$	___________

cash Interest Expense	$	___________
plus prepayments and scheduled principal payments on Funded Indebtedness actually made or required to be made in such period	$	___________
plus Income Taxes paid in cash in such period	$	___________
plus Restricted Payments paid in cash in such period	$	___________
plus Capitalized Lease Obligation Payments made in such period	$	___________
plus cash contributions to any Plan made in such period	$	___________

plus the difference between (a) the Maximum

Rental Premium Drill Pipe Amount as

of the later of (i) the Closing Date and

(ii) the last month ending prior to the

period for which the Fixed Charge

Coverage Ratio is being calculated and

(b) the Maximum Rental Premium

	$	___________

[1]	Calculations herein to be made for trailing 4 fiscal quarters, and calculated for the Parent and its Subsidiaries on a consolidated basis.
[2]	Including costs, expenses and charges related to operating expense reductions, facilities closing, consolidations, and integration costs, and other restructuring charges or reserves.

Exhibit A - 4

Drill Pipe Amount as of the last day of the period for which the Fixed Charge Coverage Ratio is being calculated

Ratio of A to B (actual)	___ to 1.0

Exhibit A - 4

EXHIBIT B

[FORM OF]

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor named below (the “Assignor”) and the Assignee named below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the facility identified below (including any letters of credit and guarantees included in such facility) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

[and is an affiliate/Approved Fund of [identify Lender]1]

3.	Borrower:	SESI, L.L.C.

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as administrative agent under the Credit Agreement

5.	Credit Agreement:	The Senior Secured Debtor-In-Possession Credit Agreement dated as of December 9, 2020 among the Borrower, Superior Energy Services, Inc., the Administrative Agent, and the Lenders party thereto

[1]	Select as applicable.

Exhibit B

6.	Assigned Interest:

Aggregate Amount of Commitment or L/C Participations for all Lenders	Amount of Commitment or L/C Participations Assigned	Percentage Assigned of Commitment or L/C Participations[2]
$	$		%
$	$		%
$	$		%

Effective Date: ______________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Loan Parties and their Affiliates or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment or L/C Participations of all Lenders.

Exhibit B

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

NAME OF ASSIGNOR

By:
Title:

ASSIGNEE

NAME OF ASSIGNEE

By:
Title:

Exhibit B

[Consented to and]3 Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Title:

[Consented to:][4]

SESI, L.L.C.

By:
Title:

[NAME OF ANY OTHER RELEVANT PARTY]

By:
Title:

[3]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[4]	To be added only if the consent of the Borrower and/or other parties (e.g. Issuing Lender) is required by the terms of the Credit Agreement.

Exhibit B

ANNEX 1

SENIOR SECURED DEBTOR-IN-POSSESSION CREDIT AGREEMENT

DATED AS OF DECEMBER 9, 2020

among SESI, L.L.C, as Borrower, Superior Energy Services, Inc., JPMorgan Chase Bank, N.A., as

Administrative Agent, and the Lenders party thereto

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent, any arranger or any other Lender and their respective Affiliates and (v) if it is a Non-U.S. Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, any arranger, the Assignor or any other Lender or their respective Affiliates, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

Exhibit B - 5

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Acceptance and adoption of the terms of this Assignment and Assumption by the Assignee and the Assignor by electronic signature or delivery of an executed counterpart of a signature page of this Assignment and Assumption by email or telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit B - 6

EXHIBIT C

[RESERVED]

Exhibit C-1

EXHIBIT D - 1

[FORM OF]

U.S. TAX CERTIFICATE

(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Senior Secured Debtor-In-Possession Credit Agreement dated as of December 9, 2020 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among SESI, L.L.C., as the Borrower, SUPERIOR ENERGY SERVICES, INC., as the Parent, JPMORGAN CHASE BANK, N.A., as the Administrative Agent, and the Lenders.

Pursuant to the provisions of Section 3.4 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the loan(s) (as well as any note(s) evidencing such loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or Form W-8BEN-E (or applicable successor IRS Form). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NEW LENDER]

By:
Name:
Title:

Date:	________________, 20__

Exhibit D-1

EXHIBIT D - 2

[FORM OF]

U.S. TAX CERTIFICATE

(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Senior Secured Debtor-In-Possession Credit Agreement dated as of December 9, 2020 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among SESI, L.L.C., as the Borrower, SUPERIOR ENERGY SERVICES, INC., as the Parent, JPMORGAN CHASE BANK, N.A., as the Administrative Agent, and the Lenders.

Pursuant to the provisions of Section 3.4 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the L/C Participation(s) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such L/C Participation(s), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its direct or indirect partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or Form W-8BEN-E (or applicable successor IRS Form) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or Form W-8BEN-E (or applicable successor IRS Form) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NEW LENDER]

By:
Name:
Title:

Date:	________________, 20__

Exhibit D - 2

EXHIBIT D - 3

[FORM OF]

U.S. TAX CERTIFICATE

(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Senior Secured Debtor-In-Possession Credit Agreement dated as of December 9, 2020 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among SESI, L.L.C., as the Borrower, SUPERIOR ENERGY SERVICES, INC., as the Parent, JPMORGAN CHASE BANK, N.A., as the Administrative Agent, and the Lenders.

Pursuant to the provisions of Section 3.4 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or Form W-8BEN-E (or applicable successor IRS Form). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:	________________, 20__

Exhibit D - 3

EXHIBIT D - 4

[FORM OF]

U.S. TAX CERTIFICATE

(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Senior Secured Debtor-In-Possession Credit Agreement dated as of December 9, 2020 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among SESI, L.L.C., as the Borrower, SUPERIOR ENERGY SERVICES, INC., as the Parent, JPMORGAN CHASE BANK, N.A., as the Administrative Agent, and the Lenders.

Pursuant to the provisions of Section 3.4 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the loan(s) (as well as any note(s) evidencing such loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such loan(s) (as well as any note(s) evidencing such loan(s)), (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or Form W-8BEN-E (or applicable successor IRS Form) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or Form W-8BEN-E (or applicable successor IRS Form) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:	________________, 20__

Exhibit D - 4

EXHIBIT E

[RESERVED]

Exhibit E

EXHIBIT F

FORM OF BORROWING BASE CERTIFICATE

Exhibit F

BORROWING BASE CERTIFICATE

(Actual in US Dollars) Superior Energy Services, Inc Collateral Component Name: Collateral Component:	Billed AR	Billed Inv Grade AR	Unbilled AR	Inventory	Rental Assets	Eligible Cash	Certificate # Certificate Date: Period Covered:	00	to
COLLATERAL AVAILABILITY
1	Beginning Collateral Balance (Previous Certificate Line 10)	0.00
1.A	Foreign Exchange Currency Adjustment	0.00
2	Additions to Collateral (Gross Sales)	0.00
3	Additions to Collateral (Debit Memos, all)	0.00
4	Additions to Collateral (Other Non-Cash)	0.00
5	Deductions to Collateral (Net Cash Received)	0.00
6	Deductions to Collateral (Discounts)	0.00
7	Deductions to Collateral (Credit Memos, all)	0.00
8	Deductions to Collateral (Other Non-Cash)	0.00
9	Net Change to Collateral	0.00
10	Ending Collateral Balance	0.00	0.00	0.00	0.00	0.00	0.00	Total Revolver Gross Collateral	(0.10)
11	Less Collateral Ineligibles (see attached schedule)	0.00	0.00	0.00	0.00	0.00	0.00
12	Eligible Collateral	0.00	0.00	0.00	0.00	0.00	0.00	Total Revolver Eligible Collateral	0.00
12.A	Advance Rate Percentage	85.0%	90.0%	75.0%	0.0%	0.0%	100.0%
13	Gross Available - Borrowing Base Value	0.00	0.00	0.00	0.00	0.00	0.00
13.A	Collateral CAPS	0.00	0.00	25,000,000.00	25,000,000.00	20,000,000.00	65,000,000.00
14	Net Available - Borrowing Base Value	0.00	0.00	0.00	0.00	0.00	0.00
14.A	Suppressed Availability	0.00	0.00	0.00	0.00	0.00	0.00
14.B	Effective Advance Rate	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
15	Total Gross Availability - Borrowing Base Value	0.00
15.A	SOFA	0.00
15.B	Less Availability Reserves (see attached schedule)	0.00
16	Total Availability - Maximum Borrowing Base Value	0.00	Total Revolver Line Availability	0.00
16.A	12.5% of Consolidated Tangible Assets	0.00
17	Revolver Line of Credit	120,000,000.00
17.A	Less Line Reserves (see attached schedule)	0.00
18	Maximum Borrowing Limit (Lesser of Lines 16.A, 16 less 17.A or 17 less 17.A)	0.00	Total Revolver Available to Borrow	0.00
18.A	Suppressed Availability	0.00
LOAN STATUS
19	Previous Revolver Loan Balance (Previous Certificate Line 24)	0.00
20	Less: Net Collections (Current Certificate Line 5)	0.00
21	Less: Adjustments / Payoff	0.00
22	Add: Request for Funds	0.00
23	Add: Adjustments / Term Loan Proceeds	0.00
24	Current Revolver Loan Balance	0.00	Total Current Revolver Loan Balance	0.00
25	Letters of Credit/Bankers Acceptance Outstanding	0.00	Outstanding Letters of Credit	0.00
26	0.00	0.00
27	Availability Not Borrowed (Lines 18 less 24 less 25 plus 26)	0.00	Revolver Availability Not Borrowed	0.00
28	OVERALL EXPOSURE (lines 24, 25 & 26)	0.00	OVERALL EXPOSURE	0.00

Pursuant to, and in accordance with, the terms and provisions of that certain Senior Secured Debtor-in-Possession Credit Agreement, dated as of December [], 2020 (as it may be amended or modified from time to time, the “Agreement”) among SESI, L.L.C. (the “Borrower”), the other Loan Parties, the Lenders party thereto and JPMorgan Chase Bank, N.A. as Administrative Agent for the Lenders, the Borrower is executing and delivering to the Administrative Agent this Borrowing Base Certificate accompanied by supporting data (collectively referred to as the “Certificate”). The Borrower represents and warrants to the Administrative Agent that this Certificate is true and correct, and is based on information contained in the Borrower’s own financial accounting records. The Borrower, by the execution of this Certificate, hereby ratifies, confirms and affirms all of the terms, conditions and provisions of the Agreement, and certifies on this [day]th day of [month], [year], that the Borrower is in compliance with the Agreement. Unless otherwise defined herein, capitalized terms used herein have the meanings ascribed thereto in the Agreement.

BORROWER NAME:	|AUTHORIZED SIGNATURE:
SESI, L.L.C.

EXHIBIT G

EXIT FACILITY TERM SHEET

Exhibit G

Execution Version

Confidential

Subject to FRE 408

SESI, L.L.C.

$120,000,000 Senior Secured ABL Facility Term Sheet

Reference is made herein to (a) that certain Senior Secured Debtor-In-Possession Credit Agreement dated as of December 9, 2020 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “DIP ABL Credit Agreement”) among SESI, L.L.C. (the “Borrower”), Superior Energy Services, Inc. (the “Parent”), the lenders and issuing lenders party thereto (the “DIP Lenders”) and JPMorgan Chase Bank, N.A., as administrative agent for the DIP Lenders (the “Administrative Agent”) and (b) that certain Fifth Amended and Restated Credit Agreement dated as of October 20, 2017 (as amended, amended and restated, supplemented or otherwise modified, the “Prepetition Credit Agreement”) among the Borrower, the Parent, the lenders and issuing lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent for the lenders. Capitalized terms used but not defined herein have the meanings assigned to such terms in the DIP ABL Credit Agreement.

I.	Parties

	Borrower:	The Borrower.

	Guarantors:	The Parent and all material domestic subsidiaries of the Borrower (such material domestic subsidiaries, the “Subsidiary Guarantors” and together with the Borrower, the “Borrowing Base Parties”). The Borrower and the Guarantors are referred to as the “Loan Parties”).

	Lead Arranger and Bookrunner:	JPMorgan Chase Bank, N.A. (“JPMCB”) will act as the sole lead arranger (in such capacity, the “Exit Lead Arranger”).

	Administrative Agent:	JPMCB shall be the administrative agent and collateral agent for the Exit ABL Lenders (as defined herein) (in such capacity, the “Exit ABL Agent”).

	Lenders:	The DIP Lenders (in such capacity, the “Exit ABL Lenders” and, together with the Exit ABL Agent, the “Exit ABL Lender Parties”).

II.	Revolving Credit Facility

	Type and Amount of Facility:	Senior secured asset-based revolving credit facility (the “Exit Revolving Facility”) in the amount of $120 million, (the “Exit Revolving Commitment” and the loans thereunder, the “Exit Revolving Loans”).

After the Exit Facility closing date, the Borrower may increase the amount of Exit Revolving Commitments in an amount not to exceed $50 million in a manner consistent with the Documentation Precedent by either (a) obtaining increased commitments from one or more existing Exit ABL Lenders on a pro rata or non-pro rata basis and/or (b) obtaining commitments from new lenders that are reasonably acceptable to the Exit ABL Agent and issuing lenders to the extent that consent of the Exit ABL Agent and/or issuing lenders would be required for an assignment of Exit Revolving Loans or Exit Revolving Commitments to such new lender; such increased Exit Revolving Commitments shall be on identical terms to the other Exit Revolving Commitments under the Exit Facility.

Documentation:	The credit agreement in respect of the Exit Revolving Facility (the “Exit Facility Agreement”) and the other related documentation (the Exit Facility Agreement and such related documentation, the “Exit Facility Documentation”) shall be (a) prepared by counsel for the Exit ABL Agent, (b) based upon the documentation for the Borrower’s Prepetition Credit Agreement (prior to giving effect to the Fourth Amendment) with only those changes (i) to representations and warranties, covenants and events of default to substantially reflect the terms and provisions of this Exit Term Sheet in all material respects, (ii) to reflect the exit facility nature of the Exit Facility, (iii) to reflect the administrative requirements of the Exit ABL Agent and Issuing Lenders and (iv) to reflect changes in law, regulation and customary practices of the general syndicated loan market (including provisions related to UK bail-in, beneficial ownership and electronic signatures, substantially the same as the DIP ABL Credit Agreement and other provisions related to sanctions, ERISA, tax gross up, defaulting lenders and divisions) (the “Documentation Precedent”), and (c) shall otherwise be reasonably acceptable to the Exit ABL Lenders and the Borrower in all respects.

Availability:	Substantially the same as the Documentation Precedent modified to remove the Availability Blocker.

Letters of Credit:	Undrawn letters of credit outstanding under the DIP ABL Credit Agreement as of the Exit Facility closing date (“Existing L/Cs”) shall be deemed outstanding under the Exit Facility. The Exit Facility shall provide for the issuance or renewal of letters of credit by certain Exit ABL Lenders; provided that the Exit Facility will not permit the aggregate L/C Exposure to exceed a $120 million aggregate sublimit with fronting limits and fees to be agreed with each issuing lender. The issuance of Letters of Credit denominated in currencies other than U.S. Dollars shall be limited to the equivalent of $40 million and to the same permitted currencies as the Documentation Precedent. The Exit Facility Documentation shall (i) include customary provisions related to auto-renew letters of credit and (ii) require that any letters of credit either (A) expire no later than seven Business Days prior to the Maturity Date or (B) be backstopped, cash collateralized or have other arrangements made therefore, in a manner reasonably satisfactory to the Borrower and the applicable issuing lender.

Borrowing Base:	The “Exit Borrowing Base” will equal the sum, without duplication, of (a) (i) 90% of the Borrowing Base Parties’ domestic investment grade eligible accounts receivable, plus (ii) the lesser of (A) 90% of the Borrowing Base Parties’ foreign investment grade eligible accounts receivable and (B) $5 million, plus (b) 85% of the Borrowing Base Parties’ eligible accounts receivable not included in clause (a), plus (c) the lesser of (i) 75% of the Borrowing Base Parties’ eligible unbilled accounts receivable and (ii) $25 million, plus (d) the lesser of (i) 85% of the net orderly liquidation value (“NOLV”) of eligible inventory and (ii) $25 million, plus, (e) until

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the earlier of (x) 24 months from the DIP ABL Credit Agreement closing date and (y) the date that unrestricted cash of the Parent and its Wholly-Owned Subsidiaries is less than $75 million tested upon the delivery of each Borrowing Base Certificate (it being understood that unrestricted cash shall exclude (i) any cash of Loan Parties not held in a controlled account, (ii) any cash which is pledged to secure any Loan Party’s obligations under any letter of credit or other obligations permitted to be secured by cash pursuant to the Exit Facility Agreement and (iii) Eligible Cash), the lesser of (i) 50% of the NOLV, (ii) 65% of the net book value of eligible premium rental drill pipe and (iii) the Maximum Premium Rental Drill Pipe Amount as set forth on Schedule 1C of the DIP ABL Credit Agreement applicable on the last day of the calendar month or, if a Weekly Reporting Period is then in effect, calendar week, preceding the delivery of the Borrowing Base Certificate, plus (f) if there are no loans outstanding, the lesser of (i) 100% of Eligible Cash and (ii) $65 million, less (g) reserves.

The definition of Banking Services Reserves shall be the same as in the DIP ABL Credit Agreement.

Eligibility:	Substantially the same as the Documentation Precedent, modified as follows:

(a) Eligible accounts shall exclude goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any person other than the applicable Borrowing Base Party has or has had an ownership interest in such goods, or which indicates any party other than the applicable Borrowing Base Party as payee or remittance party;

(b) For eligible accounts, the concentration cap for investment grade account debtors shall be 25% and the concentration cap for non-investment grade account debtors shall be 15%;

(c) eligible inventory and eligible premium rental drill pipe shall expressly exclude work-in-progress, raw materials and spare parts, other than (i) in the case of eligible inventory, work-in-progress, raw materials and spare parts that are intended to be utilized to directly provide finished goods or services to customers by the Borrowing Base Parties in the ordinary course of business and (ii) in the case of eligible premium rental drill pipe, work-in-progress, raw materials and spare parts that are intended to be rented or sold to customers by the Borrowing Base Parties in the ordinary course of business; and

(d) there shall be no borrowings of loans or issuance or renewal of letters of credit that would result in excess availability being less than the amount by which the borrowing base would be reduced after the imposition of such eligibility criteria or the amount of such reserve during the five business day notice period for imposition or additional eligibility criteria and reserves.

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	Maturity:	The earliest of (a) four years after the DIP ABL Credit Agreement closing date and (b) the date all Exit Revolving Loans become due and payable under the Exit Facility Agreement, whether by acceleration or otherwise (such date, the “Maturity Date”).

V.	Purpose; Certain Payment Provisions

	Purpose:	Substantially the same as the Documentation Precedent.

	Fees and Interest Rates:	As set forth on Annex I to this Exhibit G.

	Mandatory Prepayments:	Mandatory prepayments of the loans and cash collateralization of the letters of credit shall be required:

(a) in the event of an overadvance;

(b) during a Cash Dominion Trigger period in a manner substantially the same as the Documentation Precedent;

(c) for prepayment of loans only, (i) to the extent that the Domestic Consolidated Cash Balance exceeds $5 million in an amount equal to such excess or (ii) to the extent that the Global Consolidated Cash Balance exceeds $111,683,592 in an amount equal to such excess.

In connection with any casualty, condemnation, sale, disposition or transfer (or series of related sales, dispositions and transfers) including assets relied on in connection with the calculation of the Borrowing Base, other than sales of Inventory in the ordinary course of business to customers, with an aggregate value in an amount greater than $1 million, the Borrower shall deliver an updated Borrowing Base Certificate to the Exit ABL Agent pro forma for such casualty, condemnation, sale, disposition or transfer.

The Exit Facility Documentation shall not include reinvestment rights or any other materiality thresholds with respect to prepayment events, other than for sales of Inventory in the ordinary course of business to customers.

	Voluntary Prepayments:	Substantially the same as the Documentation Precedent.

VI.	Collateral and Other Credit Support

	Collateral:	Substantially the same as the Documentation Precedent modified to:

(a) remove limitations based on the equal and ratable provisions of the senior notes;

(b) remove the materiality threshold for 66% pledges of first tier non-Domestic Subsidiaries; and

(c) require control agreements for any deposit or securities account prior to such account ceasing to be an uncontrolled account.

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	Guaranties:	Substantially the same as the Documentation Precedent but Borrower to guarantee cash management and rate management transactions and materiality thresholds for non-guarantors to be modified to $5 million individually and $20 million in the aggregate.

VII.	Certain Conditions

	Conditions to Closing and Effectiveness of the Exit Facility:	As set forth on the Schedule 2.26 to the DIP ABL Agreement.

	On-Going Conditions:	Substantially the same as the Documentation Precedent modified to (i) include customary anti-cash hoarding language providing that, immediately after giving effect to a requested borrowing of loans, the Domestic Consolidated Cash Balance shall not exceed $5 million and the Global Consolidated Cash Balance shall not exceed $111,683,592 and (ii) borrowing during a Cash Dominion Implementation Period shall not exceed $5 million in the aggregate outstanding at any time.

“Cash Dominion Implementation Period” shall mean the period from the Exit Facility closing date to the date on which the Exit ABL Agent is satisfied, in its Permitted Discretion, that the deposit accounts of the Loan Parties are subject to agreements necessary to allow for cash dominion to be effectively implemented.

VIII.	Certain Documentation Matters

	Representations and Warranties:	Substantially the same as the Documentation Precedent, modified as follows:

(a) Environmental representation to also include representation that there are no environmental liabilities (to be defined in a manner to be agreed) that could reasonably be expected to have a Material Adverse Effect;

(b) Accuracy of information representation to also include a representation that the Loan Parties have disclosed all material agreements, instruments and corporate or other restrictions to which the Parent, the Borrower or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(c) Solvency representation shall be modified to (i) remove limitation to the closing date and (ii) to include the following representation:

Neither the Parent, the Borrower nor any of its Subsidiaries presently intends to or presently anticipates it will (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for

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it or any portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it or (v) take any corporate or partnership action to authorize or effect any of the foregoing actions;

(d) The Insurance representation shall be modified to include a list of material insurance coverage maintained as of the closing date;

(e)   The Compliance with Laws representation shall be modified to include a representation that no Loan Party is engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock, or extending credit for the purpose of purchasing or carrying margin stock, and no part of the proceeds of any borrowing or letter of credit hereunder will be used to buy or carry any margin stock; and

(f)   The following representations and warranties shall without limitation be included: (i) beneficial ownership as consistent with the DIP ABL Credit Agreement, (ii) intellectual property, (iii) negative pledge arrangements, (iv) affiliate transactions, (v) no default or event of default and (vi) EEA and UK financial institutions as consistent with the DIP ABL Credit Agreement.

Affirmative Covenants:	Substantially the same as the Documentation Precedent except as set forth on Annex II.

Financial Covenants:	Financial covenant limited to minimum fixed coverage ratio of 1.0x, to be triggered in the event that, and to remain effective at all times after Availability is less than the greater of (a) $20 million and (b) 15% of the lesser of (i) the Exit Borrowing Base and (ii) the total Exit Revolving Commitments (the “Line Cap”), until Availability is greater, for a period of 30 consecutive days, than the greater of (a) $20 million and (b) 15% of the Line Cap. Financial covenant to be tested in connection with each delivery of financial statements (including monthly, quarterly and annual).

The definitions of EBITDA and Fixed Charges, Fixed Charge Coverage Ratio shall be the same as in the Documentation Precedent with the following modifications to the definition of EBITDA:

(a) the limitation on the addback for costs, expenses and charges relating to severance, cost savings, operating expense reductions, facilities closing, consolidations, and integration costs, and other restructuring charges or reserves shall be reduced from $40 million to $20 million;

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(b) shall provide for pro forma calculations resulting from a material disposition; and

(c) shall exclude any gain relating to cancellation of debt income.

The definition of Net Income shall exclude any gain relating from cancellation of debt income.

The definition of Liquidity shall be the same as in the DIP ABL Credit Agreement.

Negative Covenants:	Substantially the same as the Documentation Precedent except

(a) Payment and Modification of Certain Debt Instruments to apply to all indebtedness in excess of $15 million; and

(b) as set forth on Annex II.

Cash Dominion:	Substantially the same as the Documentation Precedent, but (a) required to prepay loans and cash collateralize Letter of Credit during Cash Dominion Trigger Period and (b) “Cash Dominion Trigger Period” shall be a period commencing when either (i) an event of default has occurred and is continuing (ii) Availability is less than the greater of (A) $20 million and (B) 15% of the Line Cap or (iii) upon the borrowing of loans and continuing until (1) Availability is greater, for a period of 30 consecutive days, than the greater of (x) $20 million and (y) 15% of the Line Cap, (2) no event of default is continuing and (3) no loans remain outstanding.

Events of Default:	Substantially the same as the Documentation Precedent, modified as follows:

(a) the Change in Control provisions shall be modified to a customary private company change of control definition with a definition of permitted holders to be agreed;

(b) immediate events of default to be modified to include covenants related to (i) sanctions, anti-terrorism and anti-corruption laws, (ii) transactions with affiliates, (iii) negative pledge agreements, (iv) sale-leasebacks, (v) amendments of organizational documents and (vi) passive holdco covenant; and

(c) threshold for non-validity of collateral documents to be reduced from $5 million to $2.5 million.

Acceleration and Remedies:	Substantially the same as the Documentation Precedent, modified so that notices for banking services for, or rate management transactions with any, Loan Party or any Subsidiary of a Loan Party that were previously provided under the DIP ABL Credit Agreement or Prepetition Credit Agreement shall be deemed to have been provided under the Exit Facility Agreement.

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Voting:	Substantially the same as the Documentation Precedent, modified to (a) include the release of any collateral, other than releases pursuant to permitted dispositions, requires the consent of all Lenders and (b) include real property flood diligence and insurance language consistent with the DIP ABL Credit Agreement.

Defaulting Lenders:	Substantially the same as the Documentation Precedent and revised as customary for exit facilities and transactions of this type.

Assignments and Participations:	Substantially the same as the Documentation Precedent and revised as customary for exit facilities and transactions of this type; provided that any period after which the Borrower is deemed to consent to any assignment or participation shall be tolled upon an Authorized Officer’s receipt of notice of such assignment or participation.

Yield Protection:	Substantially the same as the Documentation Precedent and revised as customary for exit facilities and transactions of this type.

Books and Records	Substantially the same as the Documentation Precedent with updates to authorize the Exit ABL Agent to contact the Loan Party’s independent accountants directly and to provide contact information for each bank where each Loan Party has a depository and/or securities account and each such Loan Party authorize the Exit ABL Agent to contact the bank(s) in order to request bank statements and/or balances

Field Examinations and Appraisals:	Two field examination and one appraisal per twelve-month period may be conducted; provided that a third field examination and second appraisal in any twelve-month period may be performed upon (a) Availability being less than the greater of (i) $35 million and (ii) 30% of the Line Cap or (b) the sum of (i) excess Availability and (ii) unrestricted cash of the Loan Parties being less than $50 million (it being understood that unrestricted cash shall exclude (A) any cash of Loan Parties not held in a controlled account, (B) any cash which is pledged to secure any Loan Party’s obligations under any letter of credit or other obligations permitted to be secured by cash pursuant to the Exit Facility Agreement and (C) Eligible Cash); provided further, that there will be no limit on field exams or appraisals in any twelve-month period if an event of default shall have occurred and be continuing.

Expenses and Indemnification:	Substantially the same as the Documentation Precedent with updates to reflect the internal policies and requirements of the Exit ABL Agent to be agreed.

Governing Law:	New York

Counsel to the Exit ABL Agent and the Exit Lead Arranger:	Simpson Thacher & Bartlett LLP

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Annex I

Interest and Certain Fees

Interest Rate Options:	The interest rate applicable to the Exit Revolving Loans will be (a) for Eurodollar Loans, 1-month, 2-month, 3-month or 6-month (and, with the consent of all Exit ABL Lenders, 12 months) LIBOR, LIBOR floor of 1.00% and (b) for ABR Loans, the Alternate Base Rate, Alternate Base Rate Floor of 2.00%, plus, in each case, the applicable amount in the grid below. Interest on ABR Loans shall be payable quarterly in arrears and interest on Eurodollar Loans shall be payable in arrears at the end of the Interest Period applicable to such Eurodollar Loans provided that, if the Borrower elects a 6-month or, if available, 12-month interest period for Eurodollar Loans, interest shall be payable every 3 months.

Level	Fixed Charge Coverage Ratio	Applicable Margin for Eurodollar Loan	Applicable Margin for Alternate Base Rate Loan	Letter of Credit Fee Rate
1	≥ 2.0x	3.00%	2.00%	3.00%
2	≥ 1.5x and < to 2.0x	3.25%	2.25%	3.25%
3	< 1.5x	3.50%	2.50%	3.50%

The applicable margins and fees shall be determined in accordance with the foregoing table based on the most recent annual or quarterly financial statements (collectively “Financials”) delivered pursuant to the Exit Facility Agreement. Adjustments, if any, to the applicable margins and letter of credit fees shall be effective on the date that the Exit ABL Agent has received the applicable Financials. If the Borrower fails to deliver the Financials to the Exit ABL Agent at the time required pursuant to the Exit Facility Agreement, then the applicable margins and fees shall be the highest applicable margins and fees set forth in the foregoing table until the date that such Financials are so delivered. If Financials are restated and such restatement would result in a higher applicable margin being applicable, the Borrower shall pay any additional amounts that would have been due promptly following demand by the Exit ABL Agent therefor.

LIBOR Discontinuation:	The Exit Loan Documents shall contain customary “hardwired” LIBOR discontinuation provisions substantially the same as the DIP ABL Credit Agreement.

Commitment Fee:	0.50% of the aggregate Unused Commitment of each Exit ABL Lender.

Letter of Credit Fronting Fee:	To be agreed between the Borrower and the applicable letter of credit issuer, but not to be less than 25 bps per annum.

Agent and Arranger Fees:	Such additional fees payable to the Exit ABL Agent and the Exit Lead Arranger as are specified in the Engagement Letter and Exit Fee Letter.

Default Rate:	Substantially the same as the Documentation Precedent.

Rate and Fee Basis:	Substantially the same as the Documentation Precedent.

Execution Version

Annex II

Provision	Modification
1. “Required Cash Collateral Account”	Delete; cash to be returned to Borrower or become Eligible Cash at Borrower’s election

2. §6.1; Reporting; “Weekly Reporting Period”; “Monthly Reporting Period”

Required delivery of monthly financial statements (including balance sheet, profit and loss statement and cash flow statement) and compliance certificates in addition to quarterly and annual

Always in Monthly Reporting; Weekly Reporting Period triggered:

•  During an Event of Default;

•  If Availability is less than the greater of $25 million and 17.5% of Line Cap[1]; or

•  If the sum of (a) excess Availability and (b) unrestricted cash of the Loan Parties is less than $50 million (it being understood that unrestricted cash shall exclude (i) any cash of Loan Parties not held in a controlled account, (ii) any cash which is pledged to secure any Loan Party’s obligations under any letter of credit or other obligations permitted to be secured by cash pursuant to the Exit Facility Agreement and (iii) Eligible Cash)

Other reporting is consistent with Existing Credit Agreement but must also report the following:

•  within five (5) Business Days after receipt thereof, any and all default notices received under or with respect to any leased location or public warehouse where Collateral is located

•  any material change in accounting or financial reporting practices by the Borrower or any Subsidiary;

•  the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Loan Parties and their Subsidiaries in an aggregate amount exceeding $5 million; and

•  any change in the information provided in the Beneficial Ownership Certification delivered to such Lender that would result in a change to the list of beneficial owners identified in such certification.

•  if a Loan Party acquires or obtains any Inventory that contains or bears intellectual property rights licensed to any Loan Party that may not be sold or otherwise disposed of without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to the sale of such Inventory under the current licensing

[1]	“Line Cap” means, at any time of determination, the lesser of the Aggregate Commitment and the Borrowing Base at such time.

agreement, then the Borrower shall provide an annex with each Borrowing Base Certificate delivered to the Administrative Agent immediately following the date that such Inventory is acquired or obtained, notifying the Administrative Agent of such acquisition, which annex shall specify all reasonable details (including the location, title, patent number(s) and issue date) as to the Inventory so acquired or obtained and the intellectual property rights licensed to the Loan Party in connection therewith

3. §6.6; Insurance

Add the following language at the end thereof:

“Borrower shall maintain flood insurance on all real property constituting Collateral, from such providers, in amounts and on terms in accordance with the Flood Laws or as otherwise satisfactory to all Lenders.”

“Flood Laws” means the National Flood Insurance Act of 1968, Flood Disaster Protection Act of 1973, and related laws, rules and regulations, including any amendments or successor provisions.

4. §6.10; Restricted Payments; “Restricted Payment Conditions”; “Permitted Bond Hedge Transaction” and related provisions

Permit upstream distributions, subject to Payment Conditions

Replace Restricted Payment Conditions as follows:

•  “Payment Conditions” means, after giving pro forma effect to the proposed payment, transaction, or investment as if it occurred on the first day of the Pro Forma Period:

•  no Event of Default shall have occurred and be continuing under the Loan Documents; and

•  either:

•  pro forma Availability at all times during the Pro Forma Period equals or exceeds the greater of (1) $35 million and (2) 30% of the lesser of the Line Cap and (B) the pro forma FCCR is greater than 1.0x; or

•  pro forma Liquidity exceeds $100 million and pro forma Availability exceeds $25 million.

•  The Borrower shall deliver a certificate to the Administrative Agent certifying that the Payment Conditions have been met

Reinstate the ability to make non-cash Restricted Payments under stock incentive plans or incentive award plans for directors, management or employees

Remove ability to make cash payments in the principal amount of Convertible Indebtedness

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5. §6.11; Funded Indebtedness

Definition of Funded Indebtedness to be consistent with Existing Credit Agreement, modified to include (a) obligations in respect of surety bonds and (b) any other obligation that would be shown as a liability (including current any long-term liabilities) on the balance sheet under GAAP

Add exception for obligations in respect of surety bonds and similar obligations, along with a corresponding Liens exception to be limited to $10 million

Replace clause 6.11(v) with other secured debt up to $50 million so long as debt is not secured by Collateral

Replace clause 6.11(vi) with other unsecured debt up to (i) $50 million and (ii) $100 million so long as pro forma FCCR > 2.0x

Remove Section 6.11(a)(iv) of Existing Credit Agreement

Definition of Permitted Refinancing Debt to be consistent with Existing Credit Agreement but remove “market terms” language in clause (c)(i) and revise clause (e) to add that Liens securing Refinanced Debt are to be of the same priority as the debt being refinanced.

6. §6.12; Merger	Reinstate exception for intercompany mergers but any merger involving the Parent, the Borrower or a Loan Party shall result in the Parent, Borrower or Loan Party, respectively, being the surviving person and for any merger involving a Person who is not a Wholly-Owned Subsidiary, must be a permitted Investment

7. §6.13; Sale of Assets

Reinstate exception for leases of property in the ordinary course of business not constituting sale-leaseback transactions

Reinstate basket for asset sales not constituting a “substantial portion” of property within a 12-month period

Add carve out for each of NAM Business and PumpCo, each transaction subject to pro forma Liquidity greater than $100 million and pro forma Availability greater than $25 million. Must deliver pro forma Borrowing Base Certificate immediately prior to sale

Remove sale of non-Cash Equivalent Investments from 6.13(a)(i)

8. §6.14; Liens

Reinstate general basket of $25 million, so long as such Liens are either (i) not on Collateral or (ii) on Collateral that is not included in the calculation of the Borrowing Base on a junior basis to the Liens in favor of the Administrative Agent that secure debt permitted by Section 6.11

Permit Liens for Capital Lease Obligations, subject to $25 million cap on obligations secured Remove clause basket for inchoate and contractual Liens arising in the ordinary course of the oil and gas business under joint operating agreements, leases, farm outs, division orders and similar agreements

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9. §6.16; Transactions with Affiliates	Reinstate; but remove “Affiliate” exception for portfolio companies of Permitted Holders. Transactions with portfolio companies of Permitted Holders must on an arms’ length basis

10. §6.18; Investments; “Acquisition Conditions”; “Permitted Investments”

Add baskets for:

•  Investments in non-Loan Party subsidiaries up to the greater of $20 million and 20% of the Borrowing Base

•  Promissory notes or other non-cash consideration received from an asset sale

•  Existing Investments of an acquired entity

•  Cash earnest money deposits in connection with Acquisitions

•  Unlimited Investments subject to no Event of Default and pro forma compliance with Payment Conditions

•  General basket of $10 million

Definition of “Permitted Acquisitions” consistent with Existing Credit Agreement but to be subject to Payment Conditions and also include requirements that:

•  such Acquisition is not a hostile acquisition;

•  the business acquired in connection with such Acquisition is (i) located in the U.S., (ii) organized under applicable U.S. and state laws, and (iii) not primarily engaged in any line of business other than the businesses in which the Loan Parties are engaged on the Effective Date and any business activities that are substantially similar, related, or incidental thereto;

•  both before and after giving effect to such Acquisition and the Loans (if any) requested to be made in connection therewith, each of the representations and warranties in the Loan Documents is true and correct in all material respects (except (i) any such representation or warranty which relates to a specified prior date and (ii) any such representation or warranty that is qualified by materiality or material adverse effect, which shall be true and correct in all respects) and no default exists, will exist, or would result therefrom;

•  as soon as available, but not less than thirty (30) days prior to any Acquisition in excess of a value to be agreed, the Borrower has provided the Administrative Agent (i) notice of such Acquisition and (ii) a copy of all business and financial information reasonably requested by the Administrative Agent which may include, without limitation pro forma financial statements, statements of cash flow, and Availability projections;

•  if such Acquisition is an acquisition of the Equity Interests of a Person, such Acquisition is structured so that the acquired Person shall become a Wholly-Owned Subsidiary of the Borrower and, if it would otherwise be required, a Loan Party pursuant to the terms of this Agreement;

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•  if such Acquisition is an acquisition of assets, such Acquisition is structured so that the Borrower or another Loan Party (other than the Parent) shall acquire such assets;

•  if such Acquisition involves a merger or a consolidation involving the Borrower or any other Loan Party, the Borrower or such Loan Party, as applicable, shall be the surviving entity;

•  no Loan Party shall, as a result of or in connection with any such Acquisition, assume or incur any direct or contingent liabilities (whether relating to environmental, tax, litigation, or other matters) that could reasonably be expected to have a Material Adverse Effect;

•  all actions required to be taken with respect to any newly acquired or formed Wholly-Owned Subsidiary of the Borrower or a Loan Party, as applicable, required under the Exit Facility Agreement shall have been taken, or will be taken within any applicable time period after such acquisition or formation; and

•  the Borrower shall have delivered to the Administrative Agent the final executed material documentation relating to such Acquisition within 5 Business Days following the consummation thereof

11. §6.19; Optional Prepayment of junior debt	Permitted subject to Payment Conditions

12. Sale-leaseback Transactions	Add covenant prohibiting sale-leaseback transactions

13. Amendment of Organizational Documents	Add covenant preventing amendment of organizational documents in a manner materially adverse to the Lenders

14. §6.23; Parent Covenant	Parent will not engage in any business or activity other than the ownership of all the outstanding Equity Interests of the Borrower and activities incidental thereto. Parent will not own or acquire any assets (other than Equity Interests of the Borrower and the cash proceeds of any Restricted Payments permitted by Section 6.10) or incur any liabilities (other than liabilities under the Loan Documents, liabilities reasonably incurred in connection with its maintenance of its existence) and liabilities expressly permitted by the Loan Documents

15. Other

Domestic Anti-cash Hoarding Threshold: $5 million

Global Anti-cash Hoarding Threshold: $111,683,592

Definitions to include:

“Domestic Consolidated Cash Balance” means, at any time, (a) the aggregate amount of cash and Cash Equivalents, of the Parent and its Domestic Subsidiaries less (b) Domestic Excluded Cash

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“Global Consolidated Cash Balance” means, at any time, (a) the aggregate amount of cash and Cash Equivalents, of the Parent’s and its Subsidiaries less (b) Global Excluded Cash

“Domestic Excluded Cash” means (a) any cash or cash equivalents to be used to pay obligations of the Parent and its Domestic Subsidiaries then due and owing (or required to be paid within five Business Days) to third parties which obligations are permitted under this Agreement, (b) other amounts for which the Parent and its Domestic Subsidiaries have issued checks or have initiated wires or ACH transfers in order to pay the obligations referred to in clause (a) of this definition of Domestic Excluded Cash, (c) cash or cash equivalent pledged to secure any obligations of the Parent’s and its Domestic Subsidiaries’ obligations under any letter of credit or other obligation (including Letters of Credit) and (d) Eligible Cash

“Global Excluded Cash” means (a) any cash or cash equivalents to be used to pay obligations of the Parent and its Wholly-Owned Subsidiaries then due and owing (or required to be paid within five Business Days) to third parties which obligations are permitted under this Agreement, (b) other amounts for which the Parent and its Wholly-Owned Subsidiaries have issued checks or have initiated wires or ACH transfers in order to pay the obligations referred to in clause (a) of this definition of Global Excluded Cash, (c) cash or cash equivalent pledged to secure any obligations of the Parent’s and its Wholly-Owned Subsidiaries’ obligations under any letter of credit or other obligation (including Letters of Credit), (d) any cash or cash equivalents for which, in the good faith determination of the Borrower, repatriation of such cash and cash equivalents would either (i) be prohibited by applicable local law or (ii) reasonably be expected to result in material adverse tax consequences to the Parent or any of its Subsidiaries and (e) Eligible Cash

6

EXHIBIT H

INTERIM ORDER

Exhibit H

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

——————————————————————————————	x
:
In re	:	Chapter 11
:
SUPERIOR ENERGY SERVICES, INC., et al.,	:	Case No. 20–35812 (DRJ)
:
Debtors.[1]	:	(Jointly Administered)
:
————————————————————————————	x

INTERIM ORDER (I) AUTHORIZING THE DEBTORS TO OBTAIN POSTPETITION

FINANCING, (II) AUTHORIZING THE DEBTORS TO USE CASH COLLATERAL,

(III) GRANTING LIENS AND PROVIDING SUPERPRIORITY ADMINISTRATIVE

EXPENSE CLAIMS, (IV) GRANTING ADEQUATE PROTECTION TO PREPETITION

ABL SECURED PARTIES, (V) MODIFYING AUTOMATIC STAY, (VI) SCHEDULING

A FINAL HEARING, AND (VII) GRANTING RELATED RELIEF

Upon the motion, dated December 7, 2020 (the “Motion”)2 of Superior Energy Services, Inc. (the “Company”) and its affiliated debtors in the above-captioned chapter 11 cases (collectively, the “Chapter 11 Cases”), as debtors and debtors in possession (collectively, the “Debtors”), seeking entry of an interim order (this “Interim Order”) and a final order pursuant to sections 105, 361, 362, 363, 364(c), 364(d), 364(e), 503 and 507 of chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) and Rules 2002, 4001, 6003, 6004, and 9014 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), and Rules 2002-1, 4001-1(b), 4002-1 and 9013-1 of the Local Rules of Bankruptcy Practice and Procedure of the United States Bankruptcy Court for the Southern District of Texas, Houston Division and the Procedures for Complex Cases in the Southern District of Texas (the “Local Rules”), inter alia:

[1]

The Debtors in these cases, along with the last four digits of each Debtor’s federal tax identification number, are: Superior Energy Services, Inc. (9388), SESI, L.L.C. (4124), Superior Energy Services-North America Services, Inc. (5131), Complete Energy Services, Inc. (9295), Warrior Energy Services Corporation (9424), SPN Well Services, Inc. (2682), Pumpco Energy Services, Inc. (7310), 1105 Peters Road, L.L.C. (4198), Connection Technology, L.L.C. (4128), CSI Technologies, LLC (6936), H.B. Rentals, L.C. (7291), International Snubbing Services, L.L.C. (4134), Stabil Drill Specialties, L.L.C. (4138), Superior Energy Services, L.L.C. (4196), Superior Inspection Services, L.L.C. (4991), Wild Well Control, Inc. (3477), and Workstrings International, L.L.C. (0390). The Debtors’ address is 1001 Louisiana Street, Suite 2900, Houston, Texas 77002.

[2]	Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Motion.

(i)

authorizing the Debtors to incur senior secured postpetition obligations on a superpriority basis in respect of a senior secured superpriority letter of credit facility in the aggregate principal amount of up to $120,000,000 (the “DIP Facility” and, all amounts extended under the DIP Facility, the “DIP Loans”), pursuant to the terms and conditions of that certain senior secured debtor-in-possession letter of credit revolving credit agreement (as the same may be amended, restated, supplemented, waived or otherwise modified from time to time, the “DIP Agreement”), by and among SESI, L.L.C., as borrower (in such capacity, the “DIP Borrower”), the Company, as parent guarantor and each of the other Debtors party thereto as guarantors (together with the DIP Borrower and the Company, the “Loan Parties”) and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent (in such capacities, the “DIP Agent”) for and on behalf of itself as issuing lender and the lenders and other issuing lenders party thereto from time to time (the “DIP Lenders” and together with the DIP Agent, the “DIP Secured Parties”), substantially in the form of Exhibit A attached hereto;

(ii)

authorizing the Debtors to execute and deliver the DIP Agreement and any other agreements, instruments, promissory notes, security agreements, intellectual property security agreements, pledge agreements, intercreditor agreements, guarantees, fee letters and control agreements related thereto and any other Loan Documents (as defined in the DIP Agreement) and other documents related thereto (as amended, restated, supplemented, waived, and/or modified from time to time, collectively with the DIP Agreement, the “DIP Documents”) and to perform such other acts as may be necessary or desirable in connection with the DIP Documents;

(iii)

authorizing the deemed replacement of up to $47,357,275 of Prepetition Letters of Credit (as defined below), which shall be deemed converted into, and shall constitute for all purposes, letters of credit outstanding under the DIP Facility (the “DIP Letters of Credit”), as of the Closing Date (as defined in the DIP Agreement) (the “Interim Amount”) upon entry of this Interim Order to avoid immediate and irreparable harm;

(iv)

granting the DIP Facility and all obligations owing thereunder and under, or secured by, the DIP Documents, to the DIP Secured Parties (collectively, and including all “Obligations” as described in the DIP Agreement, the “DIP Obligations”) allowed superpriority administrative expense claim status in each of the Chapter 11 Cases and any Successor Cases (as defined below);

(v)

granting to the DIP Agent, for the benefit of itself and the DIP Secured Parties automatically and validly perfected security interests in and liens on all of the DIP Collateral (as defined below), including all property constituting “cash collateral” as defined in section 363(a) of the Bankruptcy Code (“Cash Collateral”), which liens shall have the priorities set forth herein;

(vi)

authorizing and directing the Debtors to pay the principal, interest, premiums, fees, expenses and other amounts payable under the DIP Documents as such become earned, due and payable, including continuing commitment fees, fronting fees, letter of credit fees, closing fees, exit fees, audit fees, appraisal fees, valuation fees, liquidator fees, structuring fees, administrative agent’s fees, the reasonable fees and disbursements of each of the DIP Agent’s and other DIP Secured Parties’ attorneys, advisors, accountants and other consultants, all to the extent provided in, and in accordance with, the DIP Documents;

(vii)

authorizing the Debtors to use the Prepetition ABL Collateral (as defined below), including the Cash Collateral of the Prepetition ABL Secured Parties under the Prepetition ABL Documents (each as defined below), and providing adequate protection to the Prepetition ABL Secured Parties for, among other things, any diminution in value on or after the Petition Date resulting from the imposition of the automatic stay, the Debtors’ use, sale, or lease of the Prepetition ABL Collateral, including Cash Collateral, the priming of the Prepetition ABL Secured Parties’ respective interests in the Prepetition ABL Collateral (including by the Carve-Out (as defined below)) (“Diminution in Value”) of their respective interests in the Prepetition ABL Collateral, including the Cash Collateral as contemplated hereunder;

(viii)

vacating and modifying the automatic stay imposed by section 362 of the Bankruptcy Code to the extent necessary to implement and effectuate the terms and provisions of the DIP Documents and this Interim Order; and

(ix)

scheduling a final hearing (the “Final Hearing”) within 42 days after the Petition Date (as defined below) to consider the relief requested in the Motion and approving the form of notice with respect to the Final Hearing.

The Court having considered the Motion, the exhibits attached thereto, the Declaration of Westervelt T. Ballard, Chief Financial Officer of the Debtors, in Support of Chapter 11 Petitions and First Day Pleadings, and the Declaration of Ryan Omohundro in Support of the Debtors’ Emergency Motion for Entry of Orders (I) Authorizing the Debtors to Obtain Postpetition Financing; (II) Authorizing the Debtors to Use Cash Collateral; (III) Granting Liens and Providing Superpriority Administrative Expense Claims; (IV) Granting Adequate Protection to Prepetition ABL Secured Parties; (V) Modifying Automatic Stay; (VI) Scheduling A Final Hearing; and (VII) Granting Related Relief, and the evidence submitted and arguments made at the interim hearing held on [_____ __], 2020 (the “Interim Hearing”); and notice of the Interim

Hearing having been given in accordance with Bankruptcy Rules 2002, 4001(b), (c) and (d), and all applicable Local Rules; and the Interim Hearing having been held and concluded; and all objections, if any, to the interim relief requested in the Motion having been withdrawn, resolved, or overruled by the Court; and it appearing that approval of the interim relief requested in the Motion is necessary to avoid immediate and irreparable harm to the Debtors and their estates pending the Final Hearing, and otherwise is fair and reasonable and in the best interests of the Debtors, their estates, and all parties-in-interest, and is essential for the continued operation of the Debtors’ businesses and the preservation of the value of the Debtors’ assets; and it appearing that the Debtors’ entry into the DIP Agreement and the other DIP Documents is a sound and prudent exercise of the Debtors’ business judgment; and after due deliberation and consideration, and good and sufficient cause appearing therefor;

BASED UPON THE RECORD ESTABLISHED AT THE INTERIM HEARING, THE COURT MAKES THE FOLLOWING FINDINGS OF FACT AND CONCLUSIONS OF LAW:3

A. Petition Date. On December 7, 2020 (the “Petition Date”), each of the Debtors filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code in this Court.

B. Debtors in Possession. The Debtors have continued in the management and operation of their businesses and properties as debtors in possession pursuant to sections 1107 and 1108 of the Bankruptcy Code.

C. Jurisdiction and Venue. This Court has jurisdiction over the Chapter 11 Cases, the Motion, and the parties and property affected hereby pursuant to 28 U.S.C. §§ 157 and 1334. Consideration of the Motion constitutes a core proceeding pursuant to 28 U.S.C. § 157(b)(2). Venue for the Chapter 11 Cases and proceedings with respect to the Motion is proper before this Court pursuant to 28 U.S.C. §§ 1408 and 1409.

[3]

The findings and conclusions set forth herein constitute the Court’s findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable to this proceeding pursuant to Bankruptcy Rule 9014. To the extent that any of the following findings of fact constitute conclusions of law, they are adopted as such. To the extent any of the following conclusions of law constitute findings of fact, they are adopted as such.

D. Committee Formation. As of the date hereof, the United States Trustee for the Southern District of Texas (the “U.S. Trustee”) has not appointed an official committee of unsecured creditors in the Chapter 11 Cases (a “Committee”) pursuant to section 1102 of the Bankruptcy Code.

E. Notice. Notice of the Motion and the Interim Hearing has been provided in accordance with the Bankruptcy Code, the Bankruptcy Rules, and the Local Rules, and no other or further notice of the Motion with respect to the relief requested at the Interim Hearing or the entry of this Interim Order shall be required.

F. Debtors’ Stipulations. After consultation with their attorneys and financial advisors, and without prejudice to the rights of parties in interest, including any Committee, as set forth in paragraph 31 herein, the Debtors admit, stipulate, acknowledge, and agree as follows (paragraphs F(i) through F(vii) (other than (v)) below are referred to herein, collectively, as the “Debtors’ Stipulations”):

(i) Prepetition ABL Facility. Pursuant to that certain Fifth Amended and Restated Credit Agreement, dated as of October 20, 2017 (as amended, restated, amended and restated, supplemented, waived, and/or modified from time to time, the “Prepetition ABL Credit Agreement” and, collectively with the Loan Documents (as defined in the Prepetition ABL Credit Agreement) and any other agreements and documents executed or delivered in connection therewith, each as amended, restated, supplemented, waived, and/or modified from time to time, the “Prepetition ABL Documents”), by and among SESI, L.L.C., as borrower (in such capacity, the “Prepetition ABL Borrower”), the Company, as parent, the other guarantors party thereto, JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Prepetition ABL Agent”) and as an issuing lender, and the lenders and other issuing lenders party thereto from time to time (the “Prepetition ABL Lenders” and together with the Prepetition ABL Agent, and any affiliates of the Prepetition ABL Lenders to which secured obligations under the Prepetition ABL Credit Agreement are owed, the “Prepetition ABL Secured Parties”), the Prepetition ABL Secured Parties provided revolving credit loans and other financial accommodations to, and issued letters of credit for the account of, the Prepetition ABL Borrower and its subsidiaries pursuant to the Prepetition ABL Documents (the “Prepetition ABL Facility”).

(ii) Prepetition ABL Obligations. As of the Petition Date, the Prepetition ABL Borrower and the guarantors of the Prepetition ABL Facility (in such capacities, the “Prepetition ABL Guarantors” and, together with the Prepetition ABL Borrower, the “Prepetition ABL Obligors”) were indebted to the Prepetition ABL Secured Parties, without defense, counterclaim, or offset of any kind, in respect of Letters of Credit (as defined in the Prepetition ABL Credit Agreement) outstanding in the face amount of $47,357,275 (the “Prepetition Letters of Credit”), together with accrued and unpaid interest, any reimbursement obligations (contingent or otherwise) in respect of letters of credit, any fronting fees, letter of credit fees and other fees, expenses and disbursements (including attorneys’ fees, accountants’ fees, auditor fees, appraisers’ fees and financial advisors’ fees, and related expenses and disbursements), treasury, cash management obligations, bank product and derivative obligations, indemnification obligations, guarantee obligations, and other charges, amounts and costs of whatever nature owing, whether or not contingent, whenever arising, accrued, accruing, due, owing, or chargeable in respect of any of the Prepetition ABL Borrower’s or the Prepetition ABL Guarantors’ obligations pursuant to, or secured by, the Prepetition ABL Documents, including all “Obligations” as defined in the Prepetition ABL Credit Agreement, and all interest, fees, prepayment premiums, costs and other charges allowable under section 506(b) of the Bankruptcy Code, the “Prepetition ABL Obligations”).

(iii) Prepetition ABL Liens and Prepetition ABL Collateral. As more fully set forth in the Prepetition ABL Documents, prior to the Petition Date, the Prepetition ABL Borrower and the Prepetition ABL Guarantors granted to the Prepetition ABL Agent, for the benefit of itself and the other Prepetition ABL Secured Parties, a security interest in and continuing lien on (the “Prepetition ABL Liens”) substantially all of their assets and property (with certain exceptions set out in the Prepetition ABL Documents) including a first-priority security interest in all of their right, title and interest in, to and under all of the Collateral (as defined in that certain Guaranty and Collateral Agreement, dated as of October 20, 2017, among the Prepetition ABL Obligors and the Prepetition ABL Agent, as amended, restated, supplemented, waived, and/or modified from time to time) and all proceeds, products thereof and accessions thereto, in each case whether then owned or owing to or thereafter acquired or arising (collectively, the “Prepetition ABL Collateral”).

(iv) Validity, Perfection, and Priority of Prepetition ABL Liens and Prepetition ABL Obligations. The Debtors acknowledge and agree that as of the Petition Date (a) the Prepetition ABL Liens on the Prepetition ABL Collateral were valid, binding, enforceable, non-avoidable, and properly perfected and were granted to, or for the benefit of, the Prepetition ABL Secured Parties for fair consideration and reasonably equivalent value; (b) the Prepetition ABL Liens were senior in priority over any and all other liens on the Prepetition ABL Collateral, subject only to certain liens otherwise permitted by the Prepetition ABL Documents (solely to the extent any such permitted liens were valid, properly perfected, non-avoidable, and senior in priority to the Prepetition ABL Liens as of the Petition Date or were valid non-avoidable senior liens that are perfected subsequent to the Petition Date as permitted by Section 546(b) of the Bankruptcy Code); (c) the Prepetition ABL Obligations constitute legal, valid, binding, and non-avoidable obligations of the Debtors enforceable in accordance with the terms of the applicable Prepetition ABL Documents; (d) no offsets, recoupments, challenges, objections, defenses, claims, or counterclaims by the Debtors of any kind or nature to any of the Prepetition ABL Liens or Prepetition ABL Obligations exist, and no portion of the Prepetition ABL Liens or Prepetition ABL Obligations is subject to any challenge or defense including avoidance, disallowance, disgorgement, recharacterization, or subordination (equitable or otherwise) pursuant to the Bankruptcy Code or applicable non-bankruptcy law; (e) the Debtors and their estates have no claims, objections, challenges, causes of action, and/or choses in action, including avoidance claims under Chapter 5 of the Bankruptcy Code or applicable state law equivalents or actions for recovery or disgorgement, against any of the Prepetition ABL Secured Parties or any of their respective affiliates, agents, attorneys, advisors, professionals, officers, directors, and employees arising out of, based upon or related to the Prepetition ABL Facility; (f) the Debtors have waived, discharged, and released any right to challenge any of the Prepetition ABL Obligations, the priority of the Debtors’ obligations thereunder, and the validity, extent, priority, and perfection of the liens securing the Prepetition ABL Obligations; and (g) the Prepetition ABL Obligations constitute allowed, secured claims within the meaning of sections 502 and 506 of the Bankruptcy Code.

(v) Indemnification. The DIP Secured Parties and the Prepetition ABL Secured Parties have acted in good faith, and without negligence or violation of public policy or law, in respect of all actions taken by them in connection with or related in any way to negotiating, implementing, documenting, or obtaining the approval of the DIP Facility and the use of Cash

Collateral, including in respect of the granting of the DIP Liens and the ABL Adequate Protection Liens (as defined below), any challenges or objections to the DIP Facility or the use of Cash Collateral, and all documents related to any and all transactions contemplated by the foregoing. Accordingly, to the extent provided in the DIP Documents and the Prepetition ABL Documents, the DIP Secured Parties and the Prepetition ABL Secured Parties shall be and hereby are indemnified and held harmless by the Debtors in respect of any claim or liability incurred in respect thereof or in any way related thereto; provided, that no such parties will be indemnified for any cost, expense, or liability to the extent determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted primarily from such parties’ gross negligence, fraud or willful misconduct. No exception or defense exists in contract, law, or equity as to any obligation set forth, as the case may be, in this paragraph F(v), in the DIP Documents or the Prepetition ABL Documents, to the Debtors’ obligation to indemnify and/or hold harmless the DIP Secured Parties and the Prepetition ABL Secured Parties, as applicable.

(vi) No Challenges/Claims. No offsets, challenges, objections, defenses, claims or counterclaims of any kind or nature to any of the Prepetition ABL Liens or Prepetition ABL Obligations exist, and no portion of the Prepetition ABL Liens or Prepetition ABL Obligations is subject to any challenge or defense including, without limitation, avoidance, disallowance, disgorgement, recharacterization, or subordination (equitable or otherwise) pursuant to the Bankruptcy Code or applicable non-bankruptcy law. The Debtors and their estates have no valid Claims (as such term is defined in section 101(5) of the Bankruptcy Code), objections, challenges, causes of action, and/or choses in action against any of the Prepetition ABL Secured Parties or any of their respective affiliates, agents, attorneys, advisors, professionals, officers, directors, and employees (in each case in such respective capacity) with respect to the Prepetition ABL

Documents, the Prepetition ABL Obligations or the Prepetition ABL Liens, whether arising at law or at equity, including, without limitation, any challenge, recharacterization, subordination, avoidance, recovery, disallowance, reduction, or other claims arising under or pursuant to sections 105, 502, 510, 541, 542 through 553, inclusive, or 558 of the Bankruptcy Code or applicable state law equivalents.

(vii) Releases. The Debtors hereby stipulate and agree that they forever and irrevocably release, discharge, and acquit the DIP Agent, the Prepetition ABL Agent, the Prepetition ABL Secured Parties, all current and future DIP Secured Parties, and each of their respective successors, assigns, affiliates, subsidiaries, parents, officers, shareholders, directors, employees, attorneys, and agents, past, present, and future, and their respective heirs, predecessors, successors, and assigns, each solely in their capacities as such (collectively, the “Releasees”), of and from any and all claims, controversies, disputes, liabilities, obligations, demands, damages, expenses (including, without limitation, reasonable attorneys’ fees), debts, liens, actions, and causes of action of any and every nature whatsoever relating to, as applicable, this Interim Order, the DIP Facility, the DIP Documents, the Prepetition ABL Facility, the Prepetition ABL Documents, and/or the transactions contemplated hereunder or thereunder including, without limitation, (x) any so-called “lender liability” or equitable subordination or recharacterization claims or defenses, (y) any and all claims and causes of action arising under the Bankruptcy Code, and (z) any and all claims and causes of action with respect to the validity, priority, perfection, or avoidability of the liens or claims of the Prepetition ABL Secured Parties, the DIP Agent or the DIP Secured Parties; provided, however, the foregoing release shall not apply with respect to (i) the funding and other obligations of the DIP Secured Parties and the DIP Agent under the DIP Documents and (ii) any act or omission of a Releasee that constitutes gross negligence, actual fraud or willful misconduct. The Debtors further waive and release any defense, right of counterclaim, right of set-off, or deduction to the payment of the Prepetition ABL Obligations or the DIP Obligations that the Debtors may now have or may claim to have against the Releasees arising out of, connected with, or relating to any and all acts, omissions, or events occurring prior to the Court’s entry of this Interim Order.

G. Cash Collateral. All of the Debtors’ cash, including any cash in their deposit accounts, wherever located, whether as original collateral or proceeds of other Prepetition ABL Collateral, constitutes or will constitute Cash Collateral of the Prepetition ABL Secured Parties and DIP Secured Parties, as applicable.

H. Findings Regarding Postpetition Financing and Use of Cash Collateral.

(i) Request for Postpetition Financing and Use of Cash Collateral. The Debtors seek authority to (a) enter into the DIP Facility and incur the DIP Obligations on the terms described herein and in the DIP Documents and (b) use Cash Collateral on the terms described herein, in each case, to administer their Chapter 11 Cases and fund their operations. At the Final Hearing, the Debtors will seek final approval of the DIP Facility and use of Cash Collateral pursuant to a proposed final order (the “Final Order”), which shall be in form and substance reasonably acceptable to the DIP Agent at the direction of the Required Lenders (as such term is defined in the DIP Agreement, the “Required Lenders”). Notice of the Final Hearing and the proposed Final Order will be provided in accordance with this Interim Order.

(ii) Priming of the Prepetition ABL Liens. The priming of the Prepetition ABL Liens under section 364(d) of the Bankruptcy Code, as contemplated by the DIP Documents and as provided herein, will enable the Debtors to obtain the DIP Facility and to continue to operate their business during the pendency of the Chapter 11 Cases, to the benefit of their estates and creditors. The Prepetition ABL Secured Parties are entitled to receive adequate protection as set forth in this Interim Order pursuant to sections 361, 363, and 364 of the Bankruptcy Code, solely to the extent of any Diminution in Value of their respective interests in the Prepetition ABL Collateral (including Cash Collateral).

(iii) Need for Postpetition Financing and Use of Cash Collateral. The Debtors have a need to use Cash Collateral on an interim basis and obtain DIP Letters of Credit on an interim basis in an amount equal to the Interim Amount pursuant to the DIP Facility in order to, among other things, enable the orderly continuation of their operations and to administer and preserve the value of their estates. The ability of the Debtors to maintain business relationships with their vendors, suppliers, and customers, to pay their employees, and otherwise finance their operations requires the availability of DIP Letters of Credit (including the deemed issuance of the Prepetition Letters of Credit up to the Interim Amount) under the DIP Facility and working capital from the use of Cash Collateral, the absence of either of which would immediately and irreparably harm the Debtors, their estates, and parties-in-interest. The Debtors do not have sufficient available sources of working capital and financing to operate their businesses or maintain their properties in the ordinary course of business, and to provide credit support to third parties, prior to the entry of the Final Order without the authorization to use Cash Collateral and to obtain extensions of credit in the form of DIP Letters of Credit in an amount equal to the Interim Amount.

(iv) No Credit Available on More Favorable Terms. The DIP Facility is the best source of debtor-in-possession financing available to the Debtors. Given their current financial condition, financing arrangements, and capital structure, the Debtors have been and continue to be unable to obtain financing from sources other than the DIP Secured Parties on terms more favorable than the DIP Facility. The Debtors are unable to obtain unsecured credit allowable under section 503(b)(1) of the Bankruptcy Code as an administrative expense. The Debtors have also been unable to obtain (a) unsecured credit having priority over that of administrative expenses of the kind specified in sections 503(b), 507(a), and 507(b) of the Bankruptcy Code; (b) credit secured solely by a lien on property of the Debtors and their estates that is not otherwise subject to a lien; or (c) credit secured solely by a junior lien on property of the Debtors and their estates that is subject to a lien. Financing on a postpetition basis on better terms is not available without granting the DIP Agent, for the benefit of itself and the other DIP Secured Parties, (1) perfected security interests in and liens on (each as provided herein) the DIP Collateral, with the priorities set forth herein; (2) superpriority claims; and (3) the other protections set forth in this Interim Order.

(v) Use of Cash Collateral and Proceeds of the DIP Facility. As a condition to entry into the DIP Agreement, the extensions of credit under the DIP Facility and the authorization to use the Prepetition ABL Collateral, including Cash Collateral, the DIP Agent, the other DIP Secured Parties, and the Prepetition ABL Secured Parties require, and the Debtors have agreed, that the proceeds of the DIP Facility and the Prepetition ABL Secured Parties’ Cash Collateral shall be used in a manner consistent with the terms and conditions of this Interim Order and the DIP Documents and in accordance with the budget (as the same may be modified from time to time consistent with the terms of the DIP Documents and subject to such variances and exclusions as permitted in the DIP Documents, and as set forth in paragraphs 12 and 13 hereof, the “Budget”),4 solely for the purposes set forth in the DIP Documents and this Interim Order, including (a) ongoing working capital and other general corporate purposes of the Debtors; (b) permitted payment of costs of administration of the Chapter 11 Cases, including restructuring charges arising on account of the Chapter 11 Cases, including statutory fees of the U.S. Trustee

[4]	A copy of the initial Budget is attached hereto as Schedule 1.

and Allowed Professional Fees (as defined in paragraph 25(a) below) and expenses of the Debtor Professionals and professionals retained by a Committee (if any), subject to the Investigation Budget Amount (as defined below); (c) payment of such prepetition expenses as consented to by the DIP Agent or otherwise permitted under the DIP Documents; (d) payment of interest, premiums, fronting fees, letter of credit fees and other fees, expenses, and other amounts (including, without limitation, legal and other professionals’ fees and expenses of the DIP Agent and the other DIP Secured Parties) owed under the DIP Documents, including those incurred in connection with the preparation, negotiation, documentation, and Court approval of the DIP Facility whether incurred before or after the Petition Date; (e) payment of certain adequate protection amounts to the Prepetition ABL Secured Parties, to the extent set forth in paragraph 11 hereof; and (f) payment of obligations arising from or related to the Carve-Out; provided, that none of the foregoing shall limit the payment of Allowed Professional Fees (as defined in paragraph 25(a) below) that benefit from the Carve-Out, as and when such Allowed Professional Fees are allowed by the Bankruptcy Court at any time (whether by interim order, procedural order or otherwise).

(vi) Application of Proceeds of DIP Collateral. As a condition to entry into the DIP Agreement, the extension of credit under the DIP Facility, and authorization to use Cash Collateral, the Debtors, the DIP Agent, the other DIP Secured Parties, and the Prepetition ABL Secured Parties have agreed that as of and commencing on the date of the Interim Hearing, the Debtors shall utilize the proceeds of the DIP Collateral in accordance with this Interim Order.

I. Adequate Protection. The Prepetition ABL Agent, for the benefit of the Prepetition ABL Secured Parties, is entitled to receive adequate protection solely to the extent of any Diminution in Value of their interests in the Prepetition ABL Collateral, including, without limitation, the Cash Collateral. Pursuant to sections 361, 363 and 507(b) of the Bankruptcy Code, as adequate protection, subject in all respects to the Carve-Out and subject to paragraph 32 of this Interim Order, the Prepetition ABL Secured Parties will receive (a) current payment of interest, commitment fees and/or letter of credit fees (as applicable) as more fully set forth in paragraph 11 herein, (b) solely to the extent of any Diminution in Value of their interests in the Prepetition ABL Collateral, ABL Adequate Protection Liens (as defined below) and ABL 507(b) Claims (as defined below); (c) current payment of reasonable and documented fees and expenses and other disbursements as set forth in paragraph 11 herein; and (d) financial and other reporting, in each case, as set forth in paragraph 11 herein.

J. Sections 506(c) and 552(b). In light of (i) the DIP Agent’s and the DIP Secured Parties’ agreement that their liens and superpriority claims shall be subject to the Carve-Out; (ii) the Prepetition ABL Secured Parties’ agreement that their respective liens and claims, including any adequate protection liens and claims, shall be subject to the Carve-Out and in certain respects subordinate to the DIP Liens (as defined below) as set forth herein; and (iii) the DIP Agent’s, the other DIP Secured Parties’, and the Prepetition ABL Secured Parties’ agreement to the payment (in accordance with the Budget (subject to the Permitted Variances (as defined below) and exclusions set forth herein) and subject to the terms and conditions of this Interim Order and the DIP Documents) of certain expenses of administration of these Chapter 11 Cases, (a) upon entry of a Final Order, the Prepetition ABL Secured Parties seek a waiver of any “equities of the case” exception under section 552(b) of the Bankruptcy Code and (b) upon entry of a Final Order, the DIP Agent, the other DIP Secured Parties, and the Prepetition ABL Secured Parties each seek a waiver of the provisions of section 506(c) of the Bankruptcy Code.

K. Good Faith of the DIP Agent, the DIP Secured Parties and the Prepetition ABL Secured Parties.

(i) Based upon the pleadings and proceedings of record in the Chapter 11 Cases, (i) the extension of credit under the DIP Facility is fair and reasonable, is appropriate for secured financing to debtors in possession, is the best available to the Debtors under the circumstances, reflects the Debtors’ exercise of prudent business judgment consistent with their fiduciary duties, and is supported by reasonably equivalent value and fair consideration; (ii) the terms and conditions of the DIP Facility and the use of the Cash Collateral have been negotiated in good faith and at arm’s length among the Debtors, the DIP Secured Parties, and the Prepetition ABL Secured Parties with the assistance and counsel of their respective advisors; (iii) the use of Cash Collateral, including, without limitation, pursuant to this Interim Order, has been allowed in “good faith” within the meaning of section 364(e) of the Bankruptcy Code; (iv) any credit to be extended and other financial accommodations to be extended to the Debtors by the DIP Secured Parties and the Prepetition ABL Secured Parties, including, without limitation, pursuant to this Interim Order, have been allowed, advanced, extended, issued, or made, as the case may be, in “good faith” within the meaning of section 364(e) of the Bankruptcy Code by the DIP Secured Parties and the Prepetition ABL Secured Parties in express reliance upon the protections offered by section 364(e) of the Bankruptcy Code; and (v) the DIP Facility, the DIP Liens (as defined below), the DIP Superpriority Claims (as defined below), the ABL Adequate Protection Liens (as defined below), and the ABL 507(b) Claims (as defined below) shall be entitled to the full protection of section 364(e) of the Bankruptcy Code in the event that this Interim Order or any provision hereof is vacated, reversed, or modified, on appeal or otherwise.

(ii) Absent an order of this Court and the provision of Adequate Protection Obligations and ABL Adequate Protection Liens (each as defined below), consent of the Prepetition ABL Secured Parties is required for the Debtors’ use of Cash Collateral and other Prepetition ABL Collateral. The Prepetition ABL Secured Parties have consented, or are deemed pursuant to the Prepetition ABL Documents to have consented, or have not objected, to the Debtors’ use of Cash Collateral and other Prepetition ABL Collateral and to the Debtors’ entry into the DIP Documents in accordance with and subject to the terms and conditions in this Interim Order and the DIP Documents.

L. Immediate Entry. Sufficient cause exists for immediate entry of this Interim Order pursuant to Bankruptcy Rule 4001(c)(2).

M. Interim Hearing. Notice of the Interim Hearing and the relief requested in the Motion has been provided by the Debtors, whether by facsimile, electronic mail, overnight courier, or hand delivery to certain parties in interest, including the Notice Parties (as defined in the Motion). The Debtors have made reasonable efforts to afford the best notice possible under the circumstances, and no other notice is required in connection with the relief set forth in this Interim Order.

Based upon the foregoing findings and conclusions, the Motion, and the record before the Court with respect to the Motion, and after due consideration and good and sufficient cause appearing therefor, it is hereby

ORDERED THAT:

1. DIP Facility Approved on Interim Basis. The Motion is granted on an interim basis as set forth herein. The DIP Facility, in an amount equal to the Interim Amount, is hereby authorized and approved to the extent set forth herein, and the use of Cash Collateral on an interim basis is authorized, in each case subject to the terms and conditions set forth in the DIP Documents and this Interim Order. All objections to this Interim Order, to the extent not withdrawn, waived, settled, or resolved, are hereby denied and overruled. This Interim Order shall become effective immediately upon its entry.

2. Authorization of the DIP Facility. The DIP Facility is hereby approved as set forth herein. The Debtors are expressly and immediately authorized and empowered to execute and deliver the DIP Documents and to incur and to perform the DIP Obligations in accordance with, and subject to, the terms of this Interim Order and the DIP Documents, and to deliver all instruments, certificates, agreements, and documents that may be required or necessary for the performance by the Debtors under the DIP Facility and the creation and perfection of the DIP Liens (as defined below). The Debtors shall pay, in accordance with this Interim Order, the principal, interest, premiums, fees, payments, expenses, and other amounts described in the DIP Documents as such amounts become due and payable, without need to obtain further Court approval, whether or not such fees arose before, on, or after the Petition Date, and whether or not the transactions contemplated hereby are consummated, to implement all applicable reserves, and to take any other actions that may be necessary or appropriate, all as provided in this Interim Order or the DIP Documents. All collections and proceeds, whether from ordinary course collections, asset sales, debt or equity issuances, insurance recoveries, condemnations, or otherwise, will be deposited and applied as required by this Interim Order and the DIP Documents. Upon execution and delivery, the DIP Documents shall represent valid and binding obligations of the Debtors, enforceable against each of the Debtors and their estates in accordance with their terms. Upon (i) entry of this Interim Order, the “DIP Upfront Fees” and the “DIP Arrangement Fee” (as defined in that certain amended and restated engagement letter between SESI, L.L.C. and JPMorgan Chase

Bank, N.A., dated as of December 1, 2020 (as amended, restated, supplemented, waived, and/or modified from time to time, the “Engagement Letter”)) and (ii) the Closing Date (as defined in the DIP Agreement), the administration fee (as defined in that certain fee letter between SESI, L.L.C. and JPMorgan Chase Bank, N.A., (as amended, restated, supplemented, waived, and/or modified from time to time, the “DIP Fee Letter”)) (the fees in (i) and (ii) collectively, the “ABL Fees”) shall be fully earned and non-refundable and shall be payable in accordance with and at the times specified in the Engagement Letter and the DIP Fee Letter. The Debtors shall pay, in accordance with this Interim Order, the principal, interest, fees, payments, expenses, and other amounts described in the DIP Documents as such amounts become due and without need to obtain further Court approval, including, without limitation, and as applicable, closing, arrangement, commitment and exit fees (including the ABL Fees and all fees and other amounts owed to the DIP Secured Parties), administrative agent’s fees and collateral agent’s fees (including all fees and other amounts owed to the DIP Agent), the reasonable fees and disbursements of the DIP Secured Parties, including the reasonable fees and disbursements of counsel and other professionals, whether or not such fees arose before, on, and after the Petition Date, in accordance with this Interim Order or the DIP Documents.

3. Authorization to Request DIP Letters of Credit. To prevent immediate and irreparable harm to the Debtors’ estates, from the entry of this Interim Order through and including the earliest to occur of (i) entry of the Final Order or (ii) the DIP Termination Date (as defined below), and subject to the terms, conditions, and limitations on availability set forth in the DIP Documents and this Interim Order, the Debtors are hereby authorized to request issuances, extensions and renewals of DIP Letters of Credit (including the deemed issuance of Prepetition Letters of Credit as DIP Letters of Credit) in an aggregate outstanding face amount equal to the Interim Amount.

4. Amendment of the DIP Documents. The DIP Documents may from time to time be amended, modified, or supplemented by the parties thereto without further order of the Court if the amendment, modification, or supplement is non-material and in accordance with the DIP Documents. In the case of a material amendment, modification, or supplement to the DIP Documents, the Debtors shall (i) provide notice (which may be provided through electronic mail or facsimile) to counsel to any Committee (if appointed), the U.S. Trustee, the DIP Agent, the Prepetition ABL Agent, the DIP Secured Parties and counsel to that certain ad hoc group of holders of Prepetition Senior Notes (the “Ad Hoc Noteholder Group”), (a) Davis Polk and Wardwell LLP (Attn: Damian S. Schaible and Adam L. Shpeen) and (b) Porter Hedges LLP (John F. Higgins and Eric M. English); (ii) provide notice to the Court; and (iii) obtain approval of the Court. For the avoidance of doubt, the extension of a Milestone (as defined in the DIP Agreement) shall not constitute a material amendment, modification, or supplement to the DIP Documents.

5. DIP Obligations.

(a) The DIP Documents and this Interim Order shall constitute and evidence the validity and binding effect of the DIP Obligations, which shall be enforceable against the Debtors, their estates and any successors thereto, including, without limitation, any trustee appointed in the Chapter 11 Cases or in any case under chapter 7 of the Bankruptcy Code upon the conversion of any of the Chapter 11 Cases, or in any other proceedings superseding or related to any of the foregoing (collectively, the “Successor Cases”). Upon entry of this Interim Order, the DIP Obligations will include all loans and any other indebtedness or obligations, contingent or absolute, which may now or from time to time be owing by any of the Debtors to the DIP Agent or any of the DIP Secured Parties, in each case, under the DIP Documents or this Interim Order or secured by the DIP Liens (as defined below), including, without limitation, all principal, accrued and unpaid interest, costs, fees, expenses, and other amounts owing under the DIP Documents. The Debtors shall be jointly and severally liable for the DIP Obligations. The DIP Obligations shall be due and payable, and the use of Cash Collateral shall automatically cease, in each case, without notice or demand on the DIP Termination Date, except as provided in paragraph 21 herein and subject to the requirements of the Carve-Out. No obligation, payment, transfer, or grant of collateral security hereunder or under the DIP Documents (including any DIP Obligation or DIP Liens (as defined below) but excluding any adequate protection provided to the Prepetition ABL Secured Parties hereunder) shall be stayed, restrained, voidable, avoidable, or recoverable under the Bankruptcy Code or under any applicable law (including, without limitation, under chapter 5 of the Bankruptcy Code, section 724(a) of the Bankruptcy Code, or any other provision with respect to avoidance actions (such actions, “Avoidance Actions”) under the Bankruptcy Code or applicable state law equivalents or subject to any avoidance, reduction, setoff, recoupment, offset, recharacterization, subordination (whether equitable, contractual, or otherwise, but other than to the Carve-Out), counterclaim, cross-claim, defense, or any other challenge under the Bankruptcy Code or any applicable law or regulation by any person or entity.

(b) Upon the closing of the DIP Facility, all Prepetition Letters of Credit outstanding on the Petition Date shall be deemed issued and outstanding DIP Letters of Credit, and all Obligations (as defined in the Prepetition ABL Credit Agreement) in respect thereof, shall be deemed “Obligations” under the DIP Agreement, and such letters of credit shall no longer constitute “Obligations” under the Prepetition ABL Facility, and the Prepetition ABL Lenders shall have no liability (including to each other and/or any of the Prepetition ABL Secured Parties) under the Prepetition ABL Credit Agreement with respect to such Prepetition Letters of Credit or DIP Letters of Credit (including in respect of any reimbursement or indemnification obligations).

(c) Upon the closing of the DIP Facility, all existing bank services obligations constituting “Specified Cash Management Obligations” (as defined in the Prepetition ABL Credit Agreement) outstanding on the Petition Date shall be deemed Specified Cash Management Obligations under the DIP Agreement. All existing bank services constituting “Specified Cash Management Obligations” (as defined in the Prepetition ABL Credit Agreement), which services are being continued by order of the Court entered contemporaneously herewith, shall be deemed Specified Cash Management Obligations under the DIP Agreement.

6. DIP Liens. As security for the DIP Obligations, effective and perfected upon the date of this Interim Order, and without the necessity of the execution, recordation of filings by the Debtors of mortgages, security agreements, control agreements, pledge agreements, financing statements or other similar documents, or the possession or control by the DIP Agent or any other DIP Secured Party of, or over, any DIP Collateral (as defined below), the following security interests and liens are hereby granted by the Debtors to the DIP Agent, for the benefit of the DIP Secured Parties (all property identified in clause (a) and (b) below being collectively referred to as the “DIP Collateral”), provided that the DIP Collateral shall not include (and the DIP Liens (as defined below) shall not extend to) any “Excluded Assets”5), subject to (x) other valid, perfected,

[5]

“Excluded Assets” shall mean (a) any permit, lease, license, contract or agreement to which any Debtor is a party or any of its rights or interests thereunder to the extent that the grant of a security interest hereunder (i) is prohibited by or a violation of any law, rule or regulation applicable to such Debtor or (ii) shall constitute or result in a breach of a term or provision of, or the termination of or a default under the terms of, such permit, lease, license, contract or agreement, (b) property owned by any Debtor that is subject to a purchase money Lien or Capitalized Lease permitted under the DIP Agreement if the agreement pursuant to which such Lien is granted (or the document providing for such Capitalized Lease) prohibits, or requires the consent of any Person other than the Debtors which has not been obtained as a condition to the creation of any other Lien on such property; provided further that the exclusions referred to in clauses (a) and (b) of this definition shall not include any Proceeds (as defined in the UCC) of such permit, lease, license, contract or agreement or property; (c) any “intent-to-use” application for registration of a trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law, (d) Equity Interests in any Subsidiary of any Debtor (other than a Wholly-Owned Subsidiary) acquired after the Closing Date to the extent the grant of a security interest pursuant to this Interim Order is prohibited by the terms of the organization documents or any joint venture agreement of such Subsidiary and such prohibition (i) existed at the time such Subsidiary was acquired and (ii) was not created in anticipation or contemplation thereof (e) vehicles (which includes cars, trucks, forklifts and other vehicles covered by a certificate of title under the law of any state and all tires and other appurtenances to any of the foregoing), vessels, aircraft, tractors, trailers, other rolling stock and any other similar mobile goods or serial numbered goods (including, without limitation, accessories, superstructures and racks) and any assets otherwise subject to certificates of title, (f) any insurance proceeds to the extent not related to any DIP Collateral (g) Equity Interests of any Subsidiary not required to be pledged pursuant to Section 2.18(a) or Section 2.18(d) of the DIP Agreement, (h) Equity Interests of any Domestic Subsidiary (including disregarded entity for U.S. federal income tax purposes) substantially all of whose assets consist of Equity Interests and/or Indebtedness of one or more Foreign Subsidiaries that are “controlled foreign corporation” within the meaning of Section 957 of the Code held directly or through Subsidiaries and (i) any Security Entitlements (as defined in the UCC) to the extent not relating to any DIP Collateral. Capitalized terms used in this definition shall have the meaning assigned to such terms in the DIP Agreement.

senior, enforceable, and unavoidable liens perfected prior to the Petition Date or perfected after the Petition Date pursuant to Section 546(b) of the Bankruptcy Code and (y) the Carve-Out (all such liens and security interests granted to the DIP Agent, for the benefit of the DIP Lenders, pursuant to this Interim Order and the DIP Facility Documents, the “DIP Liens”):

(a) First Priority Lien On Any Unencumbered Property. Pursuant to section 364(c)(2) of the Bankruptcy Code, a valid, binding, continuing, enforceable, non-avoidable, and automatically, fully and properly perfected first priority senior security interest in, and lien upon, all property of the Debtors, whether existing on the Petition Date or thereafter acquired, that, on or as of the Petition Date is not subject to valid, perfected, and non-avoidable liens (or perfected after the Petition Date to the extent permitted by Bankruptcy Code section 546(b)), including any unencumbered cash of the Debtors (whether maintained with the DIP Agent or otherwise) and any investment of such cash, cash equivalents, accounts, inventory, goods, contract rights, instruments, documents, chattel paper, patents, trademarks, copyrights, and licenses therefor, accounts receivable, receivables and receivables records, general intangibles, payment intangibles, tax or other refunds, insurance proceeds, letters of credit, contracts, real property leaseholds, proceeds of any sale of and rents from real property, deposit accounts, commercial tort claims, securities accounts, investment property, letter-of-credit rights, supporting obligations, machinery and equipment (excluding vehicles, vessels, aircraft, tractors, trailers, other rolling stock and any other similar mobile goods or serial numbered good and any assets otherwise subject to certificates of title), leases (and proceeds from the disposition thereof), all of the issued and outstanding capital stock of SESI, L.L.C. and its domestic subsidiaries, and a 66% equity pledge of any first-tier foreign subsidiaries of each Debtor, money, intercompany claims, claims arising on account of transfers of value from a Debtor to (x) another Debtor and (y) a non-Debtor affiliate incurred prior to, on, or following the Petition Date (but excluding all Avoidance Actions), all products and proceeds of the foregoing and, subject to the Final Order, all proceeds and property recovered in respect of Avoidance Actions; provided, for the avoidance of doubt and notwithstanding anything to the contrary contained herein, with respect to non-residential leases of real property, unless the applicable lease expressly permits the granting of liens on such lease, the liens granted pursuant to this Interim Order shall attach solely to the proceeds of such lease and not to the subject lease itself; provided, further, that notwithstanding anything to the contrary contained herein, the DIP Collateral shall not include (and the DIP Liens shall not extend to) owned real property.

(b) Liens Priming the Prepetition ABL Liens. Pursuant to section 364(d)(1) of the Bankruptcy Code, a valid, binding, continuing, enforceable, non-avoidable, and automatically, properly and fully perfected first priority senior priming security interest in and lien upon all property of the Debtors that was subject to the Prepetition ABL Liens including, without limitation, the Prepetition ABL Collateral and Cash Collateral; provided that such liens shall be immediately junior to the Carve-Out and any valid, perfected, and unavoidable liens, if any, existing as of the Petition Date or perfected after the Petition Date pursuant to Section 546(b) of the Bankruptcy Code that are senior in priority to the Prepetition ABL Liens of the Prepetition ABL Secured Parties; provided, further, for the avoidance of doubt and notwithstanding anything to the contrary contained herein, with respect to non-residential leases of real property, unless the applicable lease expressly permits the granting of liens on such lease, the liens granted pursuant to this Interim Order shall attach solely to the proceeds of such lease and not to the subject lease itself.

(c) Liens Junior to Preexisting Liens. Pursuant to section 364(c)(3) of the Bankruptcy Code, a valid, binding, continuing, enforceable, non-avoidable, and automatically, properly and fully perfected first priority junior security interest in and lien upon all other property of the Debtors, if any, that on or as of the Petition Date is subject to valid, perfected, and non-avoidable liens (or perfected after the Petition Date to the extent permitted by Bankruptcy Code section 546(b)); provided, for the avoidance of doubt and notwithstanding anything to the contrary contained herein, with respect to non-residential leases of real property, unless the applicable lease expressly permits the granting of liens on such lease, the liens granted pursuant to this Interim Order shall attach solely to the proceeds of such lease and not to the subject lease itself.

(d) No Subordination. Other than as set forth herein (including with respect to the Carve-Out) or permitted under the DIP Documents, the DIP Liens shall not be made subject to or pari passu with any lien or security interest heretofore or hereinafter granted in the Chapter 11 Cases or any Successor Cases and shall be valid and enforceable against any trustee appointed in the Chapter 11 Cases or any Successor Cases, upon the conversion of any of the Chapter 11 Cases to any Successor Case, and/or upon the dismissal of any of the Chapter 11 Cases or Successor Cases. The DIP Liens shall not be subject to any of sections 510, 549 or 550 of the Bankruptcy Code (subject to the Challenge Deadline and related provisions set forth in paragraph 31 herein). No lien or interest avoided and preserved for the benefit of the estate pursuant to section 551 of the Bankruptcy Code shall be pari passu with or senior to the DIP Liens.

7. Superpriority Claims. Subject and subordinate to the Carve-Out, upon entry of this Interim Order, the DIP Agent, on its own behalf and on behalf of the DIP Secured Parties, is hereby granted, pursuant to section 364(c)(1) of the Bankruptcy Code, allowed superpriority administrative expense claims in each of the Chapter 11 Cases and any Successor Cases (collectively, the “DIP Superpriority Claims”) for all DIP Obligations (a) with priority over any and all administrative expense claims and unsecured claims against the Debtors or their estates in any of the Chapter 11 Cases or any Successor Cases, at any time existing or arising, of any kind or nature whatsoever, including, without limitation, administrative expenses of the kinds specified in or ordered pursuant to sections 105, 326, 328, 330, 331, 364, 503(a), 503(b), 507(a), 507(b), 546(c), 546(d), 726, 1113, or 1114 of the Bankruptcy Code or any other provision of the Bankruptcy Code and (b) which shall at all times be senior to the rights of the Debtors and their estates, and any successor trustee or other estate representative to the extent permitted by law; provided that such DIP Superpriority Claims shall not attach to Avoidance Actions (but shall attach to the proceed thereof, subject to entry of a Final Order) and the granting of such DIP Superiority Claims shall not affect the timing or scope of the waiver of the provisions of Section 506(c) of the Bankruptcy Code set forth herein.

8. No Obligation to Extend Credit. The DIP Secured Parties shall have no obligation to make any loan or advance or to issue, amend, renew, or extend any DIP Letters of Credit unless (and subject to the occurrence of the Closing Date (as defined in the DIP Agreement)) all of the conditions precedent to the making of such extension of credit or the issuance, amendment, renewal, or extension of such DIP Letter of Credit and this Interim Order have been satisfied in full or waived by the DIP Agent in accordance with the terms of the DIP Agreement.

9. Use of Proceeds of DIP Facility. From and after the Petition Date, the Debtors shall use proceeds of credit extensions under the DIP Facility only for the purposes specifically set forth in this Interim Order and the DIP Documents and in compliance with the Budget (subject to any variances permitted by section 6.17(b) of the DIP Credit Agreement (the “Permitted Variances”) and the exclusions set forth herein) and the terms and conditions in this Interim Order and the DIP Documents; provided, that none of the foregoing shall limit the payment of Allowed Professional Fees (as defined in paragraph 25(a) below) that benefit from the Carve-Out, as and when such Allowed Professional Fees are allowed by the Bankruptcy Court at any time (whether by interim order, procedural order or otherwise).

10. Authorization to Use Cash Collateral. Subject to the terms and conditions of this Interim Order (including paragraph 24 hereof) and the DIP Documents, and in accordance with the Budget (subject to the Permitted Variances and the exclusions set forth herein), the Debtors are authorized to use Cash Collateral until the DIP Termination Date. Nothing in this Interim Order shall authorize the disposition of any assets of the Debtors or their estates outside the ordinary course of business, or any Debtor’s use of any Cash Collateral or other proceeds resulting therefrom, except as permitted in this Interim Order (including with respect to the Carve-Out), the DIP Facility, the DIP Documents, or by an order of the Court, and in accordance with the Budget (subject to the Permitted Variances and the exclusions set forth herein).

11. Adequate Protection for the Prepetition ABL Secured Parties. Subject to the Investigation (as defined below), and to the extent any Prepetition ABL Obligations (including any contingent obligations for which no claim has yet been asserted) remain outstanding after giving effect to paragraph 5(b) and 5(c) hereof, the Prepetition ABL Secured Parties are entitled, pursuant to sections 361, 362, 363(c)(2), 363(e), and 507 of the Bankruptcy Code, to adequate protection of their interests in the Prepetition ABL Collateral, including the Cash Collateral, solely to the extent of any Diminution in Value of their interests in the Prepetition ABL Collateral (the “ABL Adequate Protection Obligations”). As adequate protection, the Prepetition ABL Secured Parties are hereby granted the following:

(a) ABL Adequate Protection Liens. As security for the payment of the ABL Adequate Protection Obligations, the Prepetition ABL Agent (for itself and for the benefit of the Prepetition ABL Secured Parties) is hereby granted (effective and perfected upon the date of this Interim Order and without the necessity of the execution by the Debtors of security agreements, pledge agreements, mortgages, financing statements, or other agreements) a valid, perfected replacement security interest in and lien on all DIP Collateral, including, upon entry of the Final Order, the proceeds of any Avoidance Actions (the “ABL Adequate Protection Liens”), subject and subordinate only to (i) the Carve-Out, (ii) the DIP Liens and (iii) the Prepetition ABL Liens;

(b) ABL Section 507(b) Claims. The ABL Adequate Protection Obligations shall constitute superpriority claims in each of the Chapter 11 Cases as provided in section 507(b) of the Bankruptcy Code (the “ABL 507(b) Claims”), with priority in payment over any and all administrative expenses of the kinds specified or ordered pursuant to any provision of the Bankruptcy Code, including, without limitation, sections 105, 326, 328, 330, 331, 503(a), 503(b), 506(c), 507(a), 507(b), 546(c), 546(d), 726, 1113, or 1114 of the Bankruptcy Code, subject and subordinate only to (i) the Carve-Out and (ii) the DIP Superpriority Claims. Except to the extent expressly set forth in this Interim Order, the Prepetition ABL Secured Parties shall not receive or retain any payments, property, or other amounts in respect of the ABL 507(b) Claims unless and until the Carve-Out is funded and all DIP Obligations (excluding contingent indemnification obligations for which no claim has been asserted and DIP Letters of Credit deemed converted to Exit Letters of Credit under the Exit Facility (both as defined in paragraph 45 hereof) shall have indefeasibly been paid in full in cash.

(c) ABL Adequate Protection Payments. The Debtors shall pay, as adequate protection, in the form of payment in cash (i) to the Prepetition ABL Agent on behalf of the Prepetition ABL Secured Parties, solely to the extent that any Prepetition ABL Obligations (other than any contingent obligations for which no claim has been asserted and Prepetition Letters of Credit deemed converted into DIP Letters of Credit under the DIP Facility) remain outstanding after entry of this Interim Order, interest (at the non-default rate) due under the Prepetition ABL Documents and (ii) all accrued and unpaid fees and reasonable and documented disbursements, including professional fees, incurred by the Prepetition ABL Agent or the Prepetition ABL Secured Parties, whether accrued before, on, or after the Petition Date, including, without limitation, the reasonable and documented fees and expenses of Simpson Thacher & Bartlett LLP (“Simpson Thacher”), as counsel to the Prepetition ABL Agent, and FTI Consulting, Inc. (“FTI”), as financial advisor to the Prepetition ABL Agent. The foregoing payments of interest pursuant to this subparagraph 11(c) shall be subject to potential recharacterization as payments in respect to principal pursuant to paragraph 29 hereof, and the foregoing payment of fees, costs, and expenses pursuant to this subparagraph 11(c) shall be subject to the notice and objection procedures set forth in paragraph 28 hereof.

(d) Information. The Debtors shall concurrently deliver to the Prepetition ABL Agent and their respective legal and financial advisors and to the Ad Hoc Noteholder Group Advisors (as defined below) all information, reports, documents, and other materials that the Debtors provide to the DIP Secured Parties pursuant to the DIP Documents, this Interim Order, and the Final Order.

(e) Adequate Protection Reservation. Subject to the Carve-Out, nothing herein shall impair or modify the application of section 507(b) of the Bankruptcy Code in the event that the adequate protection provided to the Prepetition ABL Secured Parties hereunder is insufficient to compensate for any Diminution in Value of their respective interests in the Prepetition ABL Collateral during the Chapter 11 Cases or any Successor Cases. The receipt by the Prepetition ABL Secured Parties of the adequate protection provided herein shall not be deemed an admission that the interests of the Prepetition ABL Secured Parties are adequately protected. Further, this Interim Order shall not prejudice or limit the rights of the Prepetition ABL Secured Parties to seek additional relief with respect to the use of Cash Collateral or for additional adequate protection, or the rights of any party in interest to contest any additional relief sought.

12. Budget Maintenance. The Debtors shall use the proceeds of all borrowings under the DIP Facility and Cash Collateral in accordance with the Budget, subject in all respects to the Permitted Variances and exclusions set forth herein; provided, that none of the foregoing shall limit the payment of Allowed Professional Fees (as defined in paragraph 25(a) below) that benefit from the Carve-Out, as and when such Allowed Professional Fees are allowed by the Bankruptcy Court at any time (whether by interim order, procedural order or otherwise). The Budget annexed hereto as Schedule 1 shall constitute the initial Budget. On the first Thursday of the third full calendar week after the Petition Date, and on the Thursday of each fourth week thereafter, the Debtors shall provide to the DIP Agent and other DIP Secured Parties (a) an updated proposed rolling 13-week statement of the Debtors’ anticipated cash receipts and disbursements for the subsequent 13-week period (a “Proposed Budget”), which Proposed Budget shall modify and supersede any prior Budget on the Thursday of the week following the delivery of any Proposed Budget, unless prior to such date the DIP Agent, at the direction of the Required Lenders, notifies the Debtors in writing (which may be by email) that such Proposed Budget is not in form and substance reasonably satisfactory to the Required Lenders. If the DIP Agent delivers such notice that such Proposed Budget is not in form and substance reasonably satisfactory to Required Lenders, the Budget then in effect shall continue as the then-effective Budget, and any or all of the DIP Secured Parties may (but shall have no obligation to) fund such Proposed Budget. Each Budget delivered to the DIP Party Advisors (as defined below) shall be accompanied by such supporting documentation as reasonably requested by the DIP Party Advisors, and each Budget shall be prepared in good faith based upon assumptions the Debtors believe to be reasonable. A copy of the Budget shall be delivered to the legal and financial advisors to the Committee (if appointed), the Ad Hoc Noteholder Group Advisors and the U.S. Trustee following such Budget’s approval.

13. Budget and Reporting Compliance. The Debtors shall at all times comply with the Budget, subject to the Permitted Variances and exclusions set forth herein; provided, that none of the foregoing shall limit the payment of Allowed Professional Fees (as defined in paragraph 25(a) below) that benefit from the Carve-Out, as and when such Allowed Professional Fees are allowed by the Bankruptcy Court at any time (whether by interim order, procedural order or otherwise). The Debtors shall provide all reports and other information as required in the DIP Documents. The Debtors’ failure to comply with the Budget (subject to the Permitted Variances and exclusions set forth herein) or to provide the reports and other information required in the DIP Documents shall constitute an Event of Default (as defined below), following the expiration of any applicable grace period set forth in the applicable DIP Agreement.

14. Modification of Automatic Stay. The automatic stay imposed under section 362(a)(2) of the Bankruptcy Code is hereby modified as necessary to effectuate all of the terms and provisions of this Interim Order, including, without limitation, to: (a) permit the Debtors to grant the DIP Liens, Adequate Protection Liens, DIP Superpriority Claims, and ABL 507(b) Claims; (b) permit the Debtors to perform such acts as the DIP Agent, the DIP Secured Parties, or the Prepetition ABL Agent each may reasonably request to assure the perfection and priority of the liens granted herein; (c) permit the Debtors to incur all liabilities and obligations to the DIP Agent, the DIP Secured Parties, and the Prepetition ABL Secured Parties under the DIP Documents, the DIP Facility and this Interim Order, as applicable; and (d) authorize the Debtors to pay, and the DIP Agent, the DIP Secured Parties, and the Prepetition ABL Secured Parties to retain and apply, payments made in accordance with the terms of this Interim Order.

15. Perfection of DIP Liens and ABL Adequate Protection Liens. This Interim Order shall be sufficient and conclusive evidence of the creation, validity, perfection, and priority of all liens granted herein, including the DIP Liens and the ABL Adequate Protection Liens, without the necessity of filing or recording any financing statement, mortgage, notice, or other instrument or document which may otherwise be required under the law or regulation of any jurisdiction or the taking of any other action (including, for the avoidance of doubt, entering into any deposit account control agreement) to validate or perfect (in accordance with applicable non-bankruptcy law) the DIP Liens or the ABL Adequate Protection Liens or to entitle the DIP Agent, the DIP Secured Parties, and the Prepetition ABL Secured Parties to the priorities granted herein. Notwithstanding the foregoing, each of the DIP Agent and the Prepetition ABL Agent are authorized to file or record, as it in its sole discretion or in the discretion of the DIP Secured Parties or Prepetition ABL Secured Parties, as the case may be, deems necessary or advisable, such financing statements, security agreements, mortgages, notices of liens, and other similar documents to perfect its respective liens in accordance with applicable non-bankruptcy law, and all such financing statements, mortgages, notices, and other documents shall be deemed to have been filed or recorded as of the Petition Date; provided, however, that no such filing or recordation shall be necessary or required in order to create or perfect the DIP Liens or the ABL Adequate Protection Liens. The Debtors shall execute and deliver, promptly upon demand, to the DIP Agent and Prepetition ABL Agent, all such financing statements, mortgages, notices, and other documents as the DIP Agent or Prepetition ABL Agent, as applicable, may reasonably request. Each of the DIP Agent and the Prepetition ABL Agent, in its discretion, may file a photocopy of this Interim Order as a financing statement with any filing or recording office or with any registry of deeds or similar office, in addition to or in lieu of such financing statements, notices of lien, or similar instrument, and all applicable officials shall accept a photocopy of this Interim Order for filing or recordation for such purpose. To the extent the Prepetition ABL Agent is the secured party under any security agreement, mortgage, deed of trust, leasehold mortgage, landlord waiver, credit card processor notices or agreements, bailee letters, custom broker agreements, financing statement, account control agreements, or any other Prepetition ABL Documents or is listed as loss payee or additional insured under any of the Debtors’ insurance policies, the DIP Agent shall also be deemed to be the secured party or the loss payee or additional insured, as applicable, under such documents. The Prepetition ABL Agent shall serve as gratuitous bailee for the DIP Agent for purposes of perfecting the DIP Liens on all DIP Collateral that is of a type such that, without giving effect to the Bankruptcy Code and this Interim Order, perfection of a lien thereon may be accomplished only by possession or control by a secured party.

16. Protections of Rights of DIP Agent, DIP Secured Parties and Prepetition ABL Secured Parties.

(a) Unless the DIP Agent, at the direction of the Required Lenders, or the Prepetition ABL Agent shall have provided their prior written consent, or all DIP Obligations and all Prepetition ABL Obligations (in each case, excluding contingent indemnification obligations for which no claim has been asserted and Prepetition Letters of Credit deemed converted to DIP Letters of Credit under the DIP Facility, and DIP Letters of Credit converted to Exit Letters of Credit under the Exit Facility) have been indefeasibly paid in full in cash, as applicable, and the lending commitments under the DIP Facility have terminated, it shall be an Event of Default if there shall be entered in any of these Chapter 11 Cases or any Successor Cases any order (including any order confirming any plan of reorganization or liquidation) that authorizes any of the following (unless such order provides for the simultaneous satisfaction of such obligations): (i) the obtaining of credit or the incurring of indebtedness that is secured by a security, mortgage, or collateral interest or other lien on all or any portion of the DIP Collateral or the Prepetition ABL Collateral or that is entitled to administrative priority status, in each case that is superior to or pari passu with the DIP Liens, the DIP Superpriority Claims, the Prepetition ABL Liens, the ABL Adequate Protection Liens, or the ABL 507(b) Claims, except as expressly set forth in this Interim Order, the DIP Documents or a subsequent order of this Court; (ii) the use of Cash Collateral for any purpose other than to fund the Carve-Out or as permitted in the Budget (subject to the Permitted Variances and exclusions set forth herein), the DIP Documents and this Interim Order; or (iii) any modification of any DIP Agent’s, any DIP Secured Party’s or any Prepetition ABL Secured Party’s rights under this Interim Order, the DIP Documents or the Prepetition ABL Documents with respect any DIP Obligations or Prepetition ABL Obligations, as applicable.

(b) The Debtors will, until the DIP Obligations (excluding contingent indemnification obligations for which no claim has been asserted) have been indefeasibly paid in full in cash, (i) maintain books, records, and accounts to the extent and as required by the DIP Documents and the Prepetition ABL Documents; (ii) reasonably cooperate with, consult with, and provide to the DIP Agent, the DIP Secured Parties and the Prepetition ABL Agent all such information and documents that any or all of the Debtors are obligated (including upon reasonable request by any of the DIP Agent, the DIP Secured Parties, or the Prepetition ABL Agent) to provide under the DIP Documents, the Prepetition ABL Documents, or the provisions of this Interim Order; (iii) upon reasonable request, authorize their independent certified public accountants, financial advisors, investment bankers and consultants, to cooperate and consult with the DIP Agent (and, so long as an Event of Default has occurred and is continuing, each DIP Secured Party), the DIP Party Advisors and the Prepetition ABL Agent; (iv) upon reasonable advance notice and during normal business hours, permit the DIP Agent, the DIP Secured Parties, and the Prepetition ABL Agent to visit and inspect any of the Debtors’ respective properties, to examine and make abstracts or copies from any of their respective books and records, to tour the Debtors’ business premises and other properties, and to discuss their respective affairs, finances, properties, business operations, and accounts with their respective officers, employees, independent public accountants, and other professional advisors (other than legal counsel) as and to the extent required by the DIP Documents and/or the Prepetition ABL Documents; (v) upon reasonable advance notice, permit the DIP Agent, the DIP Secured Parties, the Prepetition ABL Agent, and the DIP Party Advisors to consult with the Debtors’ management and advisors on matters concerning the

Debtors’ businesses, financial condition, operations, and assets; and (vi) upon reasonable advance notice, permit the DIP Agent, the DIP Secured Parties, and the Prepetition ABL Agent to conduct, at their discretion and at the Debtors’ cost and expense, field audits, collateral examinations, and liquidation valuations at reasonable times in respect of any or all of the DIP Collateral or the Prepetition ABL Collateral, in accordance with the DIP Documents and the Prepetition ABL Documents.

17. Credit Bidding. In connection with any sale process authorized by the Court, whether effectuated through sections 363, 725, or 1123 of the Bankruptcy Code, the DIP Agent, DIP Secured Parties, and the Prepetition ABL Secured Parties may credit bid up to the full amount of the outstanding DIP Obligations or the relevant Prepetition ABL Obligations (in each case, other than any contingent obligations for which no claim has been asserted and DIP Letters of Credit deemed converted to Exit Letters of Credit under the Exit Facility), as applicable, in each case including any accrued and unpaid interest, expenses, fees, and other obligations for their respective priority collateral, subject to section 363(k) of the Bankruptcy Code, and subject in each case to the priorities set forth herein.

18. Proceeds of Subsequent Financing. If the Debtors, any trustee, any examiner with expanded powers, or any responsible officer subsequently appointed in these Chapter 11 Cases or any Successor Cases shall obtain credit or incur debt pursuant to sections 364(b), 364(c), 364(d) of the Bankruptcy Code in violation of the DIP Documents or this Interim Order at any time prior to the indefeasible repayment in full of all DIP Obligations (excluding contingent indemnification obligations for which no claim has been asserted and DIP Letters of Credit deemed converted to Exit Letters of Credit under the Exit Facility) and the termination of the DIP Agent’s and DIP Secured Parties’ obligation to extend credit under the DIP Facility, including subsequent to the confirmation of any chapter 11 plan with respect to any or all of the Debtors (if applicable), then all the cash proceeds derived from such credit or debt shall immediately be applied in accordance with this Interim Order and the DIP Documents.

19. Maintenance of DIP Collateral. Until the indefeasible payment in full of all DIP Obligations and all Prepetition ABL Obligations (in each case, excluding contingent indemnification obligations for which no claim has been asserted and DIP Letters of Credit deemed converted to Exit Letters of Credit under the Exit Facility), and the termination of the DIP Agent’s and the DIP Secured Parties’ obligations to extend credit under the DIP Facility, the Debtors shall (a) insure the DIP Collateral as required under the DIP Facility or the Prepetition ABL Documents, as applicable; (b) maintain the cash management system in effect as of the Petition Date, as modified by any order entered by the Court; and (c)(i) maintain accurate records of all transfers (including intercompany transactions) within the cash management system so that all postpetition transfers and transactions shall be adequately and promptly documented in, and readily ascertainable from, their books and records, to the same extent maintained by the Debtors before the Petition Date, and (ii) provide reasonable access to such records to the DIP Agent, the DIP Secured Parties and the DIP Party Advisors.

20. Disposition of DIP Collateral. The Debtors shall not sell, transfer, lease, encumber, or otherwise dispose of any portion of the DIP Collateral other than in the ordinary course of business without the prior written consent of the DIP Agent and the Prepetition ABL Agent (and no such consent shall be implied, from any other action, inaction, or acquiescence by the DIP Agent, DIP Secured Parties, or the Prepetition ABL Secured Parties), except as otherwise provided for in the DIP Documents.

21. DIP Termination Date. On the DIP Termination Date (as defined below), subject to the Carve-Out, (a) all DIP Obligations shall be immediately due and payable, all commitments to extend credit under the DIP Facility will terminate, other than as required in paragraph 25 with respect to the Carve-Out; (b) all authority to use Cash Collateral shall cease, other than as required in paragraph 25 with respect to the Carve-Out; provided, however, that during the Remedies Notice Period (as defined in paragraph 24 below), the Debtors may use Cash Collateral solely to meet payroll obligations and pay expenses necessary to avoid immediate and irreparable harm to the Debtors’ estates, in accordance with the Budget (subject to the Permitted Variances and exclusions set forth herein), or that have otherwise been approved in advance in writing by the DIP Agent; and (c) subject to paragraph 24, the DIP Agent shall otherwise be entitled to exercise rights and remedies under the DIP Documents in accordance with this Interim Order.

22. Events of Default. Prior to the indefeasible payment in full in cash of the DIP Obligations (excluding contingent indemnification obligations for which no claim has been asserted and DIP Letters of Credit deemed converted to Exit Letters of Credit under the Exit Facility), the occurrence of any of the following events, unless waived by the DIP Agent in writing and in accordance with the terms of the DIP Agreement, shall constitute an event of default (collectively, the “Events of Default”) under this Interim Order: (a) the failure of the Debtors to perform, in any respect, any of the terms, provisions, conditions, covenants, or obligations under this Interim Order, subject to a three-day cure period (if such failure is capable of being cured); or (b) the occurrence of an “Event of Default” under the DIP Agreement. Upon the indefeasible payment in full in cash of the DIP Obligations, including the cash collateralization of any DIP Letters of Credit (excluding contingent indemnification obligations for which no claim has been asserted and DIP Letters of Credit deemed converted to Exit Letters of Credit under the Exit Facility) (a “DIP Repayment”), the foregoing Events of Default shall be deemed waived.

23. Milestones. As a condition to the DIP Facility and the use of Cash Collateral, the Debtors shall comply with the “Milestones” (as defined in the DIP Agreement). The failure of the Debtors to comply with any of the Milestones shall (a) constitute an Event of Default under (i) the DIP Agreement and (ii) this Interim Order; (b) subject to the expiration of the Remedies Notice Period (as defined in paragraph 24 below), result in the automatic termination of the Debtors’ authority to use Cash Collateral under this Interim Order; and (c) permit the DIP Agent, subject to the terms of paragraph 24, to exercise the rights and remedies provided for in this Interim Order and the DIP Documents.

24. Rights and Remedies Upon Event of Default. Immediately upon the occurrence and during the continuation of an Event of Default, notwithstanding the provisions of section 362 of the Bankruptcy Code, without any application, motion or notice to, hearing before, or order of the Court, but subject to the terms of this Interim Order, (a) the DIP Agent may declare (i) all outstanding DIP Obligations owing under the DIP Documents to be immediately due and payable, (ii) the termination of any further commitment to extend credit to the Debtors to the extent any such commitment remains under the DIP Facility, (iii) the termination of the DIP Facility and the DIP Documents as to any future liability or obligation of the DIP Agent and the DIP Secured Parties, without affecting any of the DIP Liens or the DIP Obligations, and (iv) that the application of the Carve-Out has occurred through the delivery of the Carve-Out Trigger Notice (as defined below) to the Debtors; and (b) subject to the provisions in paragraph 21, the Prepetition ABL Agent may declare the termination of the Debtors’ ability to use Cash Collateral (any such declaration, a “DIP Termination Declaration” and the date on which a DIP Termination Declaration is delivered, the “DIP Termination Date”). A DIP Termination Declaration shall be delivered by electronic mail (or other electronic means) to lead counsel to the Debtors (Latham & Watkins LLP (“Latham”)), counsel to a Committee (if appointed), counsel to the DIP Agent, counsel to the Ad Hoc Noteholder Group, counsel to the Prepetition ABL Agent, and the U.S. Trustee. If a DIP Termination Declaration is delivered as provided above, the Debtors hereby consent to a hearing being held before this Court on an expedited basis and a motion shall be filed with the Court by the DIP Agent, at the direction of the Required Lenders, on at least five (5) business days’ notice (subject to the Court’s availability) (the “Remedies Notice Period”), and the Court may fashion an appropriate remedy upon a determination that an Event of Default has occurred, including lifting the automatic stay to be lifted to enable the DIP Agent to exercise rights and remedies against the DIP Collateral in accordance with this Interim Order, the DIP Documents, the Prepetition ABL Documents, or applicable law. Subject to the outcome of such hearing, the DIP Agent may then exercise all such rights and remedies to the extent permitted by the Bankruptcy Court. The Debtors hereby waive their right to and shall not be entitled to seek relief, including under section 105 of the Bankruptcy Code or otherwise, to the extent that such relief would in any way impair or restrict the express rights and remedies granted to the DIP Agent and the DIP Secured Parties under this paragraph 24.

25. Carve-Out.

(a) As used in this Interim Order, the term “Carve-Out” means the sum of the following: (i) all fees required to be paid to the Clerk of the Court and to the U.S. Trustee under 28 U.S.C. § 1930(a) plus interest at the statutory rate (without regard to the notice set forth in clause (iv) below); (ii) all reasonable fees, costs, and expenses up to $100,000 incurred by a trustee under section 726(b) of the Bankruptcy Code (without regard to the notice set forth in clause (iv)

below); (iii) to the extent allowed by the Court at any time, whether by interim or final compensation order, procedural order, or otherwise, all unpaid fees, costs, and expenses (collectively, the “Allowed Professional Fees”) earned, accrued or incurred by persons or firms retained by the Debtors pursuant to section 327, 328, or 363 of the Bankruptcy Code (collectively, the “Debtor Professionals”) and the Committee (if any) pursuant to section 328 or 1103 of the Bankruptcy Code (collectively, the “Committee Professionals” and, together with the Debtor Professionals, the “Professional Persons”) at any time before or on the first business day following delivery by the DIP Agent of a Carve-Out Trigger Notice (as defined below), whether allowed by the Court prior to or after delivery of a Carve-Out Trigger Notice (as defined below) and without regard to whether such Allowed Professional Fees are provided for in the Budget or when invoiced, but subject to the Investigation Budget Amount (as defined below) (the aggregate amounts set forth in clauses (i) through (iii) above, the “Pre-Carve-Out Trigger Notice Cap”); and (iv) Allowed Professional Fees of Professional Persons in an aggregate amount not to exceed $1,750,000 incurred after the first business day following the date of delivery by the DIP Agent of the Carve-Out Trigger Notice in accordance with sub-paragraph (b) below (such date, the “Trigger Date”), to the extent allowed by the Court at any time, whether by interim or final compensation order, procedural order, or otherwise (the amounts set forth in this clause (iv) being the “Post-Carve-Out Trigger Notice Cap” and, together with the Pre-Carve-Out Trigger Notice Cap, the “Carve-Out Cap”); provided, that nothing herein shall be construed to impair the ability of any party to object to the fees, expenses, reimbursement or compensation described in the Carve-Out Cap on any other grounds.

(b) For purposes of the foregoing, “Carve-Out Trigger Notice” shall mean a written notice delivered by email (or other electronic means) by the DIP Agent to the Loan Parties, Latham, the U.S. Trustee, counsel to the Committee (if any), counsel to the DIP Agent, counsel to the Prepetition ABL Agent and counsel to the Ad Hoc Noteholder Group, which notice shall expressly state that the Post-Carve-Out Trigger Notice Cap has been invoked, and which may be delivered only (i) following the occurrence and during the continuation of an Event of Default (as defined below) and (ii) acceleration of the obligations under the DIP Facility.

(c) Upon delivery of a Carve-Out Trigger Notice in accordance with paragraph 25(b) above, such Carve-Out Trigger Notice shall constitute a demand to the Loan Parties to utilize all cash on hand as of such date and any available cash thereafter generated by the Debtors to fund the Escrow Account (as defined below) in an amount equal to the Carve-Out Cap and to hold such amount in trust to pay the obligations benefitting from the Carve-Out.

(d) Upon delivery of a Carve-Out Trigger Notice in accordance with paragraph 25(b) above, and prior to the payment to any DIP Secured Party or Prepetition ABL Secured Party on account of any claim held by such person or entity (whether postpetition, adequate protection, prepetition, or otherwise), the Debtors shall deposit cash available on the Trigger Date (or available thereafter) in an aggregate amount equal to the Carve-Out Cap into a segregated account not subject to the control of the DIP Agent, any DIP Secured Party, or any Prepetition ABL Secured Party (the “Escrow Account”). The funds on deposit in the Escrow Account shall only be available to satisfy the obligations set forth in the definition of Carve-Out in paragraph 25(a) above, and the DIP Agent, the DIP Secured Parties and the Prepetition ABL Secured Parties (x) shall not sweep or foreclose on cash (including cash received as a result of the sale or other disposition of assets) of the Debtors to the extent necessary to fund the Escrow Account as provided above and (y) shall have a valid and perfected security interest upon any residual amount in the Escrow Account available following satisfaction in full in cash of all obligations benefiting from the Carve-Out as further described in clause (e) below.

(e) All funds in the Escrow Account shall be used first to pay all obligations set forth in clauses (i) through (iii) of paragraph 25(a) above, until paid in full in cash, and then the obligations set forth in clause (iv) of paragraph 25(a) above. If, after paying all amounts set forth in paragraph 25(a) above, the Escrow Account has not been reduced to zero, all remaining funds in the Escrow Account that are funded out of Prepetition ABL Collateral or proceeds thereof shall be distributed to the DIP Agent on account of the DIP Obligations.

(f) For the avoidance of doubt and notwithstanding anything to the contrary in this Interim Order, the DIP Documents or the Prepetition ABL Documents, the Carve-Out shall be senior to (i) all liens and claims securing or arising under, with respect to, or in connection with the DIP Facility (including the DIP Superpriority Claims), (ii) all liens and claims securing or arising under, with respect to, or in connection with the Prepetition ABL Facility (including the ABL 507(b) Claims and any other superpriority administrative expense claims), and (iii) any other liens or claims otherwise arising under, with respect to, or in connection with the DIP Documents or the Prepetition ABL Documents (including adequate protection claims or liens related thereto).

(g) Notwithstanding anything to the contrary in this Interim Order, the DIP Documents, or the Prepetition ABL Documents, (i) the failure of the Escrow Account to satisfy in full the Allowed Professional Fees shall not affect the priority of the Carve-Out, (ii) in no way shall any Budget, the Carve-Out, the Carve-Out Cap, the Escrow Account, any other budget or financial projection delivered in connection with the DIP Documents be construed as a cap or limitation on the amount of Allowed Professional Fees due and payable by the Debtors or that may be allowed by the Court at any time (including on an interim basis), (iii) the Debtors’ authority to use proceeds from either DIP Facility, the DIP Collateral, and/or Cash Collateral solely on account of and to timely pay Allowed Professional Fees and the other obligations benefitting from the Carve-Out shall in no way be limited or deemed limited by any Budget, but the Carve-Out shall be subject to the Carve-Out Cap, and (iv) disbursements by the Debtors from the Escrow Account shall not constitute DIP Obligations or increase or reduce the balance of the DIP Superpriority Claims outstanding. Without limiting the scope of the Carve-Out, none of the DIP Agent, the DIP Secured Parties or the Prepetition ABL Secured Parties shall be responsible for the direct payment or reimbursement of any fees or disbursements of any Professional Person incurred in connection with the Chapter 11 Cases or any Successor Cases. Without limiting the scope of the Carve-Out, nothing in this Interim Order or otherwise shall be construed to obligate any of the DIP Agent, the DIP Secured Parties, or the Prepetition ABL Secured Parties in any way to directly pay compensation to, or to reimburse expenses of, any Professional Person or to guarantee that the Loan Parties have sufficient funds to pay such compensation or reimbursement. Any payment or reimbursement made on or after the occurrence of the Trigger Date in respect of any Allowed Professional Fees shall permanently reduce the Carve-Out on a dollar-for-dollar basis.

(h) So long as the Trigger Date has not occurred, the Debtors shall be permitted to pay Allowed Professional Fees, including on an interim basis, and such payments shall not reduce nor be deemed to reduce the Carve-Out.

(i) Proceeds from the DIP Facility not to exceed the Investigation Budget Amount may be used on account of Allowed Professional Fees and expenses of Committee Professionals in connection with the Investigation, which obligations will benefit from the Carve-Out in an amount not to exceed the Investigation Budget Amount solely to the extent unpaid as of the delivery of a Carve-Out Trigger Notice.

(j) For the avoidance of doubt, if a DIP Repayment occurs or the DIP Facility is otherwise terminated, this Interim Order shall remain in full force and effect, including with respect to the Debtors’ use of Cash Collateral, the Carve-Out, and all related provisions in respect thereof, and the Prepetition ABL Agent shall assume any rights and obligations that the DIP Agent previously had with respect to the Carve-Out.

26. Limitations on Use of DIP Proceeds, Cash Collateral, and Carve-Out. No portion of the Carve-Out or any Cash Collateral may be used to (or support any other party to) litigate, object to, contest or challenge in any manner or raise any defenses to the debt, collateral position, liens or claims of any of the DIP Secured Parties, the DIP Agent or the Prepetition ABL Secured Parties, whether by challenging the validity, extent, amount, perfection, priority or enforceability of the indebtedness under the DIP Facility or the Prepetition ABL Credit Agreement, or the validity, extent, perfection, priority or enforceability of any mortgage, security interest or lien with respect thereto or any other rights or interests or replacement liens with respect thereto or any other rights or interests of any of the DIP Secured Parties, the DIP Agent, or the Prepetition ABL Secured Parties, or by seeking to subordinate (other than to the Carve-Out) or recharacterize the DIP Facility (or amounts outstanding thereunder) or the Prepetition ABL Credit Agreement (or amounts outstanding thereunder), or to disallow or avoid any claim, mortgage, security interest, lien, or replacement lien or by asserting any claims or causes of action, including, without limitation, any actions under chapter 5 of the Bankruptcy Code, against any of the DIP Secured Parties, the DIP Agent or the Prepetition ABL Secured Parties, or any of their respective officers, directors, agents, or employees, in each case in their respective capacities as such; provided, however, that the Carve-Out and such collateral proceeds and loans under the DIP Documents may be used for allowed fees and expenses, in an amount not to exceed $50,000 (the “Investigation

Budget Amount”) incurred solely by a Committee (if appointed), in investigating (but not prosecuting or challenging) the validity, enforceability, perfection, priority, or extent of the Prepetition ABL Liens (the “Investigation”) before the Challenge Deadline (as defined below). In addition, neither the Carve-Out nor any Cash Collateral shall be used in connection with (a) preventing, hindering or delaying any of the DIP Secured Parties’, the DIP Agent’s, or the Prepetition ABL Secured Parties’ enforcement or realization upon the DIP Collateral or the exercise of rights by the DIP Agent or the Prepetition ABL Agent once an Event of Default has occurred and is continuing, (b) using or seeking to use Cash Collateral or selling or otherwise disposing of the DIP Collateral other than as provided herein, (c) using or seeking to use any insurance proceeds related to the DIP Collateral without the consent of the DIP Agent or the Prepetition ABL Agent; (d) incurring Indebtedness (as defined in the DIP Agreement) other than in accordance with the Budget or other than as permitted in the DIP Documents; or (e) except as provided in the Budget, paying any amount on account of any claims arising before the Petition Date; provided, that the foregoing limitations shall not prevent the Loan Parties and their professionals from being heard on whether an Event of Default has occurred and is continuing.

27. Good Faith Under Section 364(e) of the Bankruptcy Code; No Modification or Stay of this Interim Order. Based on the findings set forth in this Interim Order and the record made during the Interim Hearing, and in accordance with section 364(e) of the Bankruptcy Code, in the event any or all of the provisions of this Interim Order are hereafter modified, amended, or vacated by a subsequent order of this Court or any other court of competent jurisdiction, the DIP Agent, the DIP Secured Parties, and the Prepetition ABL Secured Parties are entitled to the protections provided in section 364(e) of the Bankruptcy Code. Any such modification, amendment, or vacatur shall not affect the validity and enforceability of any advances previously made or made hereunder, or lien, claim, or priority authorized or created hereby, unless such authorization and the incurring of such debt, or the granting of such priority or lien, is stayed pending appeal.

28. Payment of Fees and Expenses. The Debtors shall pay all reasonable and documented prepetition and postpetition fees and out-of-pocket expenses of the DIP Agent and the DIP Secured Parties in connection with the DIP Facility, as provided in the DIP Documents, and of the Prepetition ABL Agent and Prepetition ABL Secured Parties and Ad Hoc Noteholder Group Advisors as provided in this Order. Any time that professionals of the DIP Agent and the DIP Secured Parties, including, without limitation, Simpson Thacher, FTI, and any local counsel for the DIP Agent and the DIP Secured Parties (such professionals, the “DIP Party Advisors”), seek payment of fees and expenses from the Debtors, each professional shall provide summary copies of its fee and expense statements or invoices (which shall not be required to contain time entries and which may be redacted or modified to the extent necessary to delete any information subject to the attorney-client privilege, any information constituting attorney work product, or any other confidential information, and the provision of such invoices shall not constitute any waiver of the attorney-client privilege or of any benefits of the attorney work-product doctrine) by electronic mail to the U.S. Trustee, counsel to the Ad Hoc Noteholder Group, and counsel to the Committee (if appointed) contemporaneously with the delivery of such fee and expense statements to the Debtors. The Debtors, any Committee, the U.S. Trustee, or the Ad Hoc Noteholder Group may dispute the payment of any portion of such invoiced fees and expenses (the “Disputed Invoiced Fees”) if a Debtor, any Committee that may be appointed in these Chapter 11 Cases, the U.S. Trustee, or the Ad Hoc Noteholder Group (i) first, notifies the submitting party in writing, within seven (7) days of the receipt of such fee and expense statement or invoice, setting forth the specific objections to the Disputed Invoiced Fees and requesting to meet and confer promptly upon such

Disputed Invoiced Fees, and (ii) second, to the extent such conference does not resolve all Disputed Invoiced Fees, then files with the Court a motion or other pleading, with at least ten (10) days prior written notice to the submitting party of any hearing on such motion or other pleading. The Debtors shall promptly pay in full all such invoiced fees and expenses other than the Disputed Invoiced Fees. Notwithstanding the foregoing, the Debtors shall pay on the Closing Date (as defined in the DIP Agreement) all reasonable and documented fees, costs, and out-of-pocket expenses of the DIP Agent and the DIP Secured Parties incurred on or prior to such date without the need for any professional engaged by the DIP Agent or by the DIP Secured Parties to first deliver a copy of its invoice as provided for herein (other than to the Debtors). No attorney or advisor to the DIP Agent or to the DIP Secured Parties shall be required to file an application seeking compensation for services or reimbursement of expenses with the Court. Any and all fees, costs, and expenses paid prior to the Petition Date by any of the Debtors (i) to the DIP Agent or DIP Secured Parties in connection with the DIP Facility, (ii) to the Prepetition ABL Secured Parties, and (iii) to the Prepetition Senior Noteholders, subject to any Challenge and in connection with the Chapter 11 Cases, are hereby approved in full.

29. Recharacterization. In the event that it is determined by a final order that the Prepetition ABL Secured Parties are not entitled to the payment of some or all of the interest payments required by paragraph 11(c) of this Interim Order as adequate protection for the Diminution in Value of their interests in the Prepetition ABL Collateral and the Prepetition ABL Secured Parties are determined to be undersecured or unsecured, then such interest payments shall be applied as a payment made to be applied to the principal balance of such Prepetition ABL Secured Parties’ secured claims or such other relief as the Court may fashion pursuant to such final order.

30. Proofs of Claim. The DIP Agent, the DIP Secured Parties, the Prepetition ABL Agent and the Prepetition ABL Secured Parties will not be required to file proofs of claim in any of the Chapter 11 Cases or Successor Cases for any claim allowed herein. However, in order to facilitate the processing of claims, to ease the burden upon the Court and to reduce any unnecessary expense to the Debtors’ estates, the Prepetition ABL Agent is authorized, in its sole discretions, to file in the Debtors’ lead chapter 11 case In re Superior Energy Services, Inc., Case No. 20-[______] (___), a master proof of claim on behalf of their Prepetition ABL Secured Parties on account of any and all of their claims arising under the Prepetition ABL Documents and hereunder (as applicable) (each, a “Master Proof of Claim”) against each of the Debtors. Upon the filing of any such Master Proof of Claim, the Prepetition ABL Agent shall be deemed to have filed a proof of claim in the amount set forth opposite its name therein in respect of its claims of any type or nature whatsoever with respect to the applicable Prepetition ABL Documents, and the claim of each applicable Prepetition ABL Secured Party (and each of its successors and assigns), named in a Master Proof of Claim shall be treated as if such entity had filed a separate proof of claim in each of the Chapter 11 Cases. The Master Proofs of Claim shall not be required to attach any instruments, agreements or other documents evidencing the obligations owing by each of the Debtors to the applicable Prepetition ABL Secured Parties. Any proof of claim filed by the Prepetition ABL Agent shall be deemed to be in addition to and not in lieu of any other proof of claim that may be filed by any of the Prepetition ABL Secured Parties. Any order entered by the Court in relation to the establishment of a bar date for any claim (including without limitation administrative claims) in any of the Chapter 11 Cases or any Successor Cases shall not apply to (i) the DIP Agent or the DIP Secured Parties, or (ii) the Prepetition ABL Secured Parties with respect to the Prepetition ABL Obligations.

31. Effect of Stipulations on Third Parties.

(a) Generally. The Debtors’ Stipulations shall be binding on the Debtors, any successor thereto (including, without limitation, any chapter 7 or chapter 11 trustee appointed or elected after the Challenge Deadline (as defined below) for any of the Debtors or any other estate representative appointed in the Chapter 11 Cases or any Successor Cases) in all circumstances and for all purposes. The Debtors’ Stipulations shall also be binding on all creditors and other parties in interest and all of their respective successors and assigns, including, without limitation, a Committee (if appointed) and any other person or entity acting or seeking to act on behalf of the Loan Parties’ estates in all circumstances and for all purposes, unless (i) the Committee or a party in interest (in each case, to the extent requisite standing is obtained pursuant to an order of this Court entered prior to the Challenge Deadline) has timely commenced an appropriate proceeding or contested matter required under the Bankruptcy Code, Bankruptcy Rules and Local Rules, including, without limitation, as required pursuant to Part VII of the Bankruptcy Rules (in each case subject to the limitations set forth in this paragraph 31) by the Challenge Deadline challenging any of the Debtors’ Stipulations with respect to the Prepetition ABL Obligations (each such proceeding or contested matter, a “Challenge”) and (ii) there is entered a final non-appealable order in favor of the plaintiff in any such timely filed Challenge; provided, that any pleadings filed in any Challenge shall set forth with specificity the basis for such Challenge (and any Challenges not so specified prior to the Challenge Deadline shall be deemed forever, waived, released and barred). The Court may fashion any appropriate remedy following a successful Challenge.

(b) If any such Challenge is timely and properly filed prior to the Challenge Deadline, the Debtors’ Stipulations shall nonetheless remain binding and preclusive (as provided in paragraph 31(a) hereof) on the Committee (if appointed) and on any other person or entity, the Loan Parties and any successor thereto (including, without limitation, any chapter 7 or chapter 11 trustee appointed or elected for any of the Loan Parties in the Chapter 11 Cases or any Successor Cases), except to the extent that such Debtors’ Stipulations were expressly and successfully challenged by such Challenge as set forth in a final, non-appealable order of a court of competent jurisdiction. If any such Challenge is timely and properly filed prior to the Challenge Deadline and remains pending and the Chapter 11 Cases are converted to chapter 7, the chapter 7 trustee may continue to prosecute such Challenge on behalf of the Debtors’ estates; provided, that if the Challenge Deadline has elapsed and no timely and properly filed Challenge has been commenced either before or after conversion of the Chapter 11 Cases to chapter 7 cases, or any Challenge has been resolved prior to the conversion of the chapter 11 Cases to chapter 7 cases, the chapter 7 trustee shall be bound by the Debtors’ Stipulations or such resolution, as applicable.

(c) The “Challenge Deadline” shall mean the earlier of (1) the date of confirmation of a plan of reorganization or (2) (i) as to the Committee, if any, 60 days from the date of the formation of the Committee (if appointed) and (ii) for any other party in interest, 75 days following the entry of this Interim Order, as such deadline may be extended (x) in writing prior to the expiration of the Challenge Deadline (which writing may be in the form of email by counsel) from time to time in the sole discretion of the Prepetition ABL Agent, or (y) by this Court for good cause shown pursuant to an application filed and served by a party in interest prior to the expiration of the Challenge Deadline. Nothing in this Interim Order vests or confers on any Person (as defined in the Bankruptcy Code), including the Committee (if appointed) or any non-statutory committees appointed or formed in these Chapter 11 Cases, standing or authority to pursue any claim or cause of action belonging to the Debtors or their estates, including, without limitation, Challenges with respect to the Debtors’ Stipulations, and all rights to object to such standing are expressly reserved. Notwithstanding anything to the contrary in this Interim Order, (i) the filing of a motion by the Committee seeking standing to assert a Challenge before the Challenge Deadline that attaches a proposed Challenge shall extend the Challenge Deadline with respect to the Committee until two (2) business days after the Court rules on the standing motion, or such other time period ordered by the Court in approving the standing motion and (ii) if, prior to the Challenge Deadline, (x) the Chapter 11 Cases convert to chapter 7, or (y) if a chapter 11 trustee is appointed, then, in each such case, the Challenge Deadline shall be extended, solely with respect to such trustee, until the later of the Challenge Deadline and thirty (30) calendar days after such trustee’s appointment.

(d) Binding Effect. To the extent no Challenge is timely and properly commenced by the Challenge Deadline, or to the extent such Challenge does not result in a final and non-appealable judgment or order that is inconsistent with any of the Debtors’ Stipulations, then, without further notice, motion, or application to, order of, or hearing before, this Court and without the need or requirement to file any proof of claim, the Debtors’ Stipulations shall, pursuant to this Interim Order, become irrevocably binding on any person, entity, or party in interest in the Chapter 11 Cases, as well as their successors and assigns, and in any Successor Case for all purposes and shall not be subject to further challenge or objection. Notwithstanding anything to the contrary herein, if any Challenge is properly and timely commenced by a party in interest, the Debtors’ Stipulations shall nonetheless remain binding on all other parties in interest. For the avoidance of doubt, initiation of a timely and procedurally proper Challenge shall preserve the Challenge only with respect to the party initiating such Challenge (and such Challenge shall be limited to the Challenge identified with specificity prior to the expiration of the Challenge Deadline). To the extent any Challenge is timely and properly commenced and is unsuccessful, the Prepetition ABL Secured Parties shall be entitled to, as adequate protection, payment of the related costs and expenses, including, but not limited to, reasonable and documented attorneys’ fees, incurred in defending themselves against any unsuccessful Challenge.

32. No Third-Party Rights. Except as explicitly provided for herein, this Interim Order does not create any rights for the benefit of any third party, creditor, equity holder, or any direct, indirect, or incidental beneficiary.

33. Section 506(c) Claims. Subject to entry of the Final Order, except to the extent of the Carve-Out, no costs or expenses of administration that have been or may be incurred in the Chapter 11 Cases at any time shall be charged against the DIP Agent, the DIP Secured Parties, the Prepetition ABL Agent, the DIP Collateral, or the Prepetition ABL Collateral pursuant to sections 105 or 506(c) of the Bankruptcy Code, or otherwise, without the prior written consent of the DIP Agent or the Prepetition ABL Agent, as applicable, and no such consent shall be implied from any action, inaction, or acquiescence by any party.

34. Payment of Ad Hoc Noteholder Group Professional Fees. So long as the Restructuring Support Agreement (as defined below) has not been terminated, the Debtors are authorized to pay in cash when due all accrued and unpaid fees and reasonable and documented expenses and disbursements (the “Ad Hoc Noteholder Group Professional Fees”) incurred by the advisors (the “Ad Hoc Noteholder Group Advisors”) to the Ad Hoc Noteholder Group, including Davis Polk & Wardwell LLP, Porter Hedges LLP, and Evercore Group L.L.C., as counsel, co-counsel, and financial advisor, respectively, in each case whether accrued before, on, or after the Petition Date, regardless of whether such amounts are in the Budget, and as are otherwise owed and payable pursuant to that certain Amended and Restated Restructuring Support Agreement, dated as of December 4, 2020 (as amended, restated, modified or supplemented from time to time, the “Restructuring Support Agreement”), by and among (i) the Company, (ii) each direct and indirect wholly-owned, domestic subsidiary of the Company party thereto, and (iii) certain holders of the Prepetition Senior Notes, all subject to the procedures set forth in paragraph 28.

35. No Marshaling/Applications of Proceeds. Subject to entry of the Final Order, in no event shall the DIP Agent, the DIP Secured Parties, or the Prepetition ABL Agent or Prepetition ABL Secured Parties be subject to the equitable doctrine of “marshaling” or any other similar doctrine with respect to any of the DIP Collateral or the Prepetition ABL Collateral.

36. Section 552(b). Subject to entry of the Final Order, the Prepetition ABL Agent and Prepetition ABL Secured parties shall be entitled to all of the rights and benefits of section 552(b) of the Bankruptcy Code, and the “equities of the case” exception thereunder shall not apply to any of them.

37. DIP Released Parties. Effective as of the date of entry of this Interim Order, the Debtors hereby absolutely and unconditionally release and forever discharge and acquit the DIP Agent and the DIP Secured Parties and each of their respective successors, assigns, affiliates, parents, subsidiaries, partners, controlling persons, representatives, agents, attorneys, advisors, financial advisors, consultants, professionals, officers, directors, members, managers, shareholders, and employees, past, present and future, and their respective heirs, predecessors, successors and assigns, each in such capacity (collectively, the “DIP Released Parties”) from any and all obligations and liabilities to the Debtors (and their successors and assigns) and from any and all claims, demands, liabilities, responsibilities, disputes, remedies, causes of action, indebtedness and obligations, rights, assertions, allegations, actions, suits, controversies, proceedings, losses, damages, injuries, attorneys’ fees, costs, expenses, or judgments of every type

(in each case, arising on or prior to the date of this Interim Order), whether known, unknown, asserted, unasserted, suspected, unsuspected, accrued, unaccrued, fixed, contingent, pending, or threatened including, without limitation, all legal and equitable theories of recovery, arising under common law, statute or regulation or by contract, of every nature and description, in each case, arising in connection with or relating to the DIP Facility, the DIP Liens or any of the DIP Documents; provided, that nothing herein shall relieve the DIP Released Parties from fulfilling their obligations under the DIP Documents and/or this Interim Order.

38. Limits on Lender Liability. Subject to entry of the Final Order, nothing in this Interim Order, any of the DIP Documents, any of the Prepetition ABL Documents, any of the Prepetition Senior Notes Documents, or any other documents related thereto, shall in any way be construed or interpreted to impose or allow the imposition upon the DIP Agent, the DIP Secured Parties, the Prepetition ABL Secured Parties, and the Prepetition Senior Notes Parties of any liability for any claims arising from any activities by the Debtors in the operation of their businesses or in connection with the administration of these Chapter 11 Cases or any Successor Cases. The DIP Agent, the DIP Secured Parties, the Prepetition ABL Agent, the Prepetition ABL Secured Parties, or the Prepetition Senior Notes Parties shall not, solely by reason of having made loans under the DIP Facility or authorizing the use of Cash Collateral, be deemed in control of the operations of the Debtors or to be acting as a “responsible person” or “owner or operator” with respect to the operation or management of the Debtors (as such terms, or any similar terms, are used in the United States Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq., as amended, or any similar federal or state statute). Nothing in this Interim Order or the DIP Documents shall in any way be construed or interpreted to impose or allow the imposition upon the DIP Agent, any of the DIP Secured Parties, the Prepetition ABL Agent, any of the Prepetition ABL Secured Parties or any of the Prepetition Senior Notes Parties of any liability for any claims arising from the prepetition or postpetition activities of any of the Debtors.

39. Insurance Proceeds and Policies. Upon entry of this Interim Order and to the fullest extent provided by applicable law, the DIP Agent (on behalf of the DIP Secured Parties) and the Prepetition ABL Agent (on behalf of the Prepetition ABL Secured Parties) shall be, and shall be deemed to be, without any further action or notice, named as additional insured and loss payee on each insurance policy maintained by the Debtors that in any way relates to the DIP Collateral.

40. Joint and Several Liability. Nothing in this Interim Order shall be construed to constitute a substantive consolidation of any of the Debtors’ estates, it being understood, however, that the Debtors shall be jointly and severally liable for the obligations hereunder and all DIP Obligations in accordance with the terms hereof and of the DIP Documents.

41. Rights Preserved. Notwithstanding anything herein to the contrary, the entry of this Interim Order is without prejudice to, and does not constitute a waiver of, expressly or implicitly: (a) the DIP Agent’s, the DIP Secured Parties’, the Prepetition ABL Agent and/or the Prepetition ABL Secured Parties’ rights to seek any other or supplemental relief; (b) any of the rights of any of the DIP Agent, the DIP Secured Parties, the Prepetition ABL Agent, the Prepetition ABL Secured Parties and/or the Prepetition Senior Notes Parties under the Bankruptcy Code or applicable non-bankruptcy law, including, without limitation, the right to (i) request modification of the automatic stay imposed by section 362 of the Bankruptcy Code, (ii) request dismissal of any of the Chapter 11 Cases or Successor Cases, conversion of any of the Chapter 11 Cases to cases under chapter 7, or appointment of a chapter 11 trustee or examiner with expanded powers, or (iii) propose, subject to the provisions of section 1121 of the Bankruptcy Code, a chapter 11 plan or plans; or (c) any other rights, claims, or privileges (whether legal, equitable, or otherwise) of any of the DIP Agent, the DIP Secured Parties, the Prepetition ABL Agent, the Prepetition ABL Secured Parties and/or Prepetition Senior Notes Parties. Notwithstanding anything herein to the contrary, the entry of this Interim Order is without prejudice to, and does not constitute a waiver of, expressly or implicitly, the Debtors’, a Committee’s (if appointed), or any party in interest’s right to oppose any of the relief requested in accordance with the immediately preceding sentence except as expressly set forth in this Interim Order. Entry of this Interim Order is without prejudice to any and all rights of any party in interest with respect to the terms and approval of the Final Order and any other position which any party in interest deems appropriate to raise in these Chapter 11 Cases or any Successor Cases.

42. No Waiver by Failure to Seek Relief. The failure of the DIP Agent, the DIP Secured Parties, the Prepetition ABL Agent or the Prepetition ABL Secured Parties to seek relief or otherwise exercise their rights and remedies under this Interim Order, the DIP Documents, the Prepetition ABL Documents, or applicable law, as the case may be, shall not constitute a waiver of any of the rights hereunder, thereunder, or otherwise of the DIP Agent, the DIP Secured Parties, the Prepetition ABL Agent or the Prepetition ABL Secured Parties.

43. Binding Effect of Interim Order. Immediately upon entry on the docket of this Court, the terms and provisions of this Interim Order shall become binding upon the Debtors, the DIP Agent, the DIP Secured Parties, the Prepetition ABL Agent, Prepetition ABL Secured Parties, all other creditors of any of the Debtors, any Committee, and all other parties in interest and their respective successors and assigns, including any trustee or other fiduciary hereafter appointed in any of the Chapter 11 Cases, any Successor Cases, or upon dismissal of any Chapter 11 Case or Successor Case.

44. No Modification of Interim Order. Until and unless the DIP Obligations and the Prepetition ABL Obligations (other than contingent obligations with respect to then unasserted claims) have been indefeasibly paid in full in cash (such payment being without prejudice to any terms or provisions contained in the DIP Facility which survive such discharge by their terms), and all commitments to extend credit under the DIP Facility have been terminated, the Debtors shall be prohibited from seeking or consenting to, directly or indirectly, any modification, stay, vacatur, or amendment to this Interim Order without the prior written consent of the DIP Agent and the Prepetition ABL Agent, and no such consent shall be implied by any action or inaction of the DIP Agent or the Prepetition ABL Agent.

45. Interim Order Controls. In the event of any inconsistency between the terms and conditions of the DIP Documents and this Interim Order, the provisions of this Interim Order shall control.

46. Discharge. The DIP Obligations and the obligations of the Debtors with respect to the adequate protection provided herein shall not be discharged by the entry of an order confirming any plan of reorganization in any of the Chapter 11 Cases, notwithstanding the provisions of section 1141(d) of the Bankruptcy Code, unless such obligations have been indefeasibly paid in full in cash, including the cash collateralization of any DIP Letters of Credit (other than contingent indemnification obligations for which no claim has been asserted and DIP Letters of Credit deemed converted to Exit Letters of Credit under the Exit Facility), on or before the Effective Date (as defined in the DIP Agreement), or each of the DIP Agent, the DIP Secured Parties, and the Prepetition ABL Agent has otherwise agreed in writing; provided, that the DIP Letters of Credit shall automatically convert into a senior asset-based revolving exit loan upon the satisfaction of the conditions listed on Schedule 2.26 of the DIP Agreement (the “Exit Facility” and such letters of credit, “Exit Letters of Credit”).

47. Survival. The provisions of this Interim Order and any actions taken pursuant hereto shall survive entry of any order which may be entered: (a) confirming any plan of reorganization in any of the Chapter 11 Cases; (b) converting any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code; (c) dismissing any of the Chapter 11 Cases or any Successor Cases; or (d) pursuant to which this Court abstains from hearing any of the Chapter 11 Cases or any Successor Cases. The terms and provisions of this Interim Order shall continue in the Chapter 11 Cases, in any Successor Cases, or following dismissal of the Chapter 11 Cases or any Successor Cases notwithstanding the entry of any orders described in clauses (a)-(d) above, and all claims, liens, security interests, and other protections granted to the DIP Agent, the DIP Secured Parties, the Prepetition ABL Agent and the Prepetition ABL Secured Parties pursuant to this Interim Order and/or the DIP Documents shall maintain their validity and priority as provided by this Interim Order until: (i) in respect of the DIP Facility, all the DIP Obligations have been indefeasibly paid in full in cash, including the cash collateralization of any Letters of Credit (other than contingent indemnification obligations for which no claim has been asserted and DIP Letters of Credit deemed converted to Exit Letters of Credit under the Exit Facility); and (ii) in respect of the Prepetition ABL Facility, all of the Prepetition ABL Obligations have been indefeasibly paid in full in cash, including the cash collateralization of any Letters of Credit (other than contingent indemnification obligations for which no claim has been asserted and Prepetition Letters of Credit deemed converted to DIP Letters of Credit under the DIP Facility). The terms and provisions concerning the indemnification of the DIP Agent and the DIP Secured Parties shall continue in the Chapter 11 Cases, in any Successor Cases, following dismissal of the Chapter 11 Cases or any Successor Cases, following termination of the DIP Documents and/or the indefeasible repayment of the DIP Obligations.

48. Replacement Agent. Notwithstanding the resignation or replacement of any collateral agent or administrative agent, including the DIP Agent, the DIP Liens on the DIP Collateral shall remain continuously and properly perfected, notwithstanding the transfer of control, possession, or title of any Prepetition ABL Collateral or DIP Collateral to a new collateral or administrative agent.

49. Headings. Section headings used herein are for convenience only and are not to affect the construction of or to be taken into consideration in interpreting this Interim Order.

50. Final Hearing. The Final Hearing to consider entry of the Final Order and final approval of the DIP Facility is scheduled for [__], 2020, at [__]:00 [a.m.] (CT/ET) before the Honorable [_________], United States Bankruptcy Judge at the United States Bankruptcy Court for the Southern District of Texas, Houston Division. On or before [__], 2020, the Debtors shall serve, by United States mail, first-class postage prepaid, notice of the entry of this Interim Order and of the Final Hearing (the “Final Hearing Notice”), together with copies of this Interim Order and the Motion, on: (a) the parties having been given notice of the Interim Hearing; (b) any party which has filed prior to such date a request for notices with this Court; (c) counsel for a Committee (if appointed); (d) the Securities and Exchange Commission; and (e) the Internal Revenue Service. The Final Hearing Notice shall state that any party in interest objecting to the entry of the proposed Final Order shall file written objections with the Clerk of the Court no later than on [__] 2020, at [__]:00 p.m. (CT/ET), which objections shall be served so as to be received on or before such date by: (i) proposed counsel to the Debtors, Latham & Watkins LLP, 885 Third Avenue, New York, New York 10022, Attn: Mr. Keith A. Simon and George Klidonas (keith.simon@lw.com and george.klidonas@lw.com) and Hunton Andrews Kurth LLP, 600 Travis Street, Suite 4200, Houston, Texas 77002, Attn: Timothy A. (“Tad”) Davidson II and Ashley L. Harper (taddavidson@HuntonAK.com and ashleyharper@HuntonAK.com); (ii) counsel to the Ad Hoc Noteholder Group, Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York 10017, Attn: Damian S. Schaible and Adam L. Shpeen (damian.schaible@davispolk.com and adam.shpeen@davispolk.com) and Porter Hedges LLP, 1000 Main St. 36th Floor, Houston, Texas 77002, Attn: John F. Higgins and Eric M. English (jhiggins@porterhedges.com and eenglish@porterhedges.com); (iii) counsel to the Prepetition ABL Agent and the DIP Agent, Simpson Thacher, 425 Lexington Avenue, New York, New York 10017, Attn: Elisha Graff, Daniel Biller and Cristina Liebolt (email: egraff@stblaw.com, daniel.biller@stblaw.com and cristina.liebolt@stblaw.com); and (iv) counsel to the Committee (if appointed).

51. Retention of Jurisdiction. The Court has and will retain jurisdiction to enforce the terms of, any and all matters arising from or related to the DIP Facility, and/or this Interim Order.

SO ORDERED by the Court this ___ day of ___________, 2020.

THE HONORABLE ________________ UNITED STATES BANKRUPTCY JUDGE

Exhibit A

DIP Agreement

Schedule 1

Initial DIP Budget